Exhibit 4.1

CREDIT AGREEMENT

by and among

NEW JERSEY NATURAL GAS COMPANY

and

THE LENDERS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent

and

JPMORGAN CHASE BANK, N.A.,

 as Syndication Agent

and

U.S. BANK NATIONAL ASSOCIATION and TORONTO DOMINION (NEW YORK) LLC,

as Documentation Agents

and

PNC CAPITAL MARKETS LLC,

as Lead Arranger

Dated as of December 11, 2009

 PRN 376736/8

PRN 376736/8                                                            -  -

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)	-	PRICING GRID
SCHEDULE 1.1(B)	-	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(P)	-	PERMITTED LIENS
SCHEDULE 2.9.1	-	EXISTING LETTERS OF CREDIT
SCHEDULE 6.1.2	-	SUBSIDIARIES
SCHEDULE 6.1.12	-	CONSENTS AND APPROVALS
SCHEDULE 6.1.23	-	HEDGING CONTRACT POLICIES
SCHEDULE 6.1.24	- PERMITTED BUSINESS OPPORTUNITIES
SCHEDULE 8.2.1	-	EXISTING INDEBTEDNESS

EXHIBITS

EXHIBIT 1.1(A)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(B)	-	LENDER JOINDER
EXHIBIT 1.1(R)	-	REVOLVING CREDIT NOTE
EXHIBIT 1.1(S)	-	SWING LOAN NOTE
EXHIBIT 2.4	-	LOAN REQUEST
EXHIBIT 2.5	-	SWING LOAN REQUEST
EXHIBIT 5.5	-	COMMITMENT REDUCTION NOTICE
EXHIBIT 7.1.3(A)	-	OPINION OF COUNSEL
EXHIBIT 7.1.3(B)	-	OPINION OF IN-HOUSE COUNSEL
EXHIBIT 8.2.5	-	ACQUISITION COMPLIANCE CERTIFICATE
EXHIBIT 8.3.3	-	COMPLIANCE CERTIFICATE

PRN 376736/8                                                           -  -

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of December 11, 2009, and is made by and among NEW JERSEY NATURAL GAS COMPANY, a New Jersey corporation, the LENDERS (as hereinafter defined), JP MORGAN CHASE BANK, N.A., in its capacity as a syndication agent, U.S. BANK NATIONAL ASSOCIATION and TORONTO DOMINION (NEW YORK) LLC, each in its capacity as a documentation agent, PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under this Agreement.

BACKGROUND

WHEREAS, the Borrower, the Agent, and certain other Persons are parties to a $250,000,000.00 Credit Agreement, dated December 16, 2004, and thereafter amended ( the "Existing Agreement") whereby the lenders thereunder have provided the Borrower with a revolving credit facility on the terms and conditions therein contained; and

WHEREAS, the Borrower has requested that the Lenders provide a new revolving credit facility to the Borrower in an aggregate principal amount not to exceed $200,000,000.00, subject to increase as provided herein; and

WHEREAS, the new revolving credit facility shall be used for refinancing all indebtedness under the Existing Agreement and general corporate purposes of the Borrower; and

WHEREAS, the Lenders are willing to provide such new revolving credit facility upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

1.           CERTAIN DEFINITIONS

1.1 Certain Definitions.

In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

Acquired Person means a Person or business acquired by the Borrower or any Subsidiary of the Borrower in a transaction which is a Permitted Acquisition.

Acquisition Compliance Certificate has the meaning assigned to that term in Section 8.2.5 [Liquidations, Mergers, Consolidations, Acquisitions].

Additional Lender has the meaning assigned to such term in Section 11.11(d).

Affiliate as to any Person means any other Person (a) which directly or indirectly controls, is controlled by, or is under common control with such Person, (b) which beneficially owns or holds 10% or more of any class of the voting or other equity interests of such Person, or (c) 10% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person.  Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

Agent means PNC Bank, National Association, and its successors and assigns.

Agent's Fee has the meaning assigned to such term in Section 10.15 [Agent's Fee].

Agent's Letter has the meaning assigned to such term in Section 10.15 [Agent's Fee].

Agreement means this Credit Agreement, as the same may be supplemented or amended from time to time, including all schedules and exhibits.

Anti-Terrorism Laws means any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department's Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

Applicable Commitment Fee Rate means the percentage rate per annum at the indicated level of Debt Rating in the pricing grid on Schedule 1.1(A) below the heading "Commitment Fee."  The Applicable Commitment Fee Rate shall be computed in accordance with the parameters set forth on Schedule 1.1(A), provided however that if the Borrower's Debt Rating is determined by Fitch, Inc. or any other nationally recognized statistical agency pursuant to the definition of "Debt Rating" hereunder, the second column (Debt Rating Standard & Poor's and Moody's) of the pricing grid set forth on Schedule 1.1(A) shall be modified by the Agent upon written notice to the Borrower to reflect such replacement of Moody's or Standard & Poor's as the applicable rating agencies hereunder and to replace the Debt Rating Levels with the corresponding levels of Fitch or such other nationally recognized statistical agency.

Applicable Letter of Credit Fee Rate means the percentage rate per annum at the indicated level of Debt Rating in the pricing grid on Schedule 1.1(A) below the heading "Letter of Credit Fee."  The Applicable Letter of Credit Fee Rate shall be computed in accordance with the parameters set forth on Schedule 1.1(A), provided however that if the Borrower's Debt Rating is determined by Fitch, Inc. or any other nationally recognized statistical agency pursuant to the definition of "Debt Rating" hereunder, the second column (Debt Rating Standard & Poor's and Moody's) of the pricing grid set forth on Schedule 1.1(A) shall be modified by the Agent upon written notice to the Borrower to reflect such replacement of Moody's or Standard & Poor's as the applicable rating agencies hereunder and to replace the Debt Rating Levels with the corresponding levels of Fitch or such other nationally recognized statistical agency.

Applicable Margin means, as applicable:

(a)           the percentage spread to be added to the Base Rate under the Base Rate Option at the indicated level of Debt Rating in the pricing grid on Schedule 1.1(A) below the heading "Base Rate Spread," as the same may be modified in accordance with the terms hereof, or

(b)           the percentage spread to be added to the Euro-Rate under the Euro-Rate Option at the indicated level of Debt Rating in the pricing grid on Schedule 1.1(A) below the heading "Euro-Rate Spread," as the same may be modified in accordance with the terms hereof,

The Applicable Margin shall be computed in accordance with the parameters set forth on Schedule 1.1(A); provided, however that if the Borrower's Debt Rating is determined by Fitch, Inc. or any other nationally recognized statistical agency, pursuant hereto, the second column (Debt Rating Standard & Poor's and Moody's) of the Applicable Margin pricing grid contained in Schedule 1.1(A) shall be modified by the Agent upon written notice to the Borrower to reflect such replacement of Moody's or Standard & Poor's as the applicable rating agencies hereunder and to replace the Debt Rating Levels with the corresponding levels of Fitch or such other nationally recognized statistical agency.

Approved Fund means any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Assignment and Assumption Agreement means an Assignment and Assumption Agreement by and among a Purchasing Lender, a Transferor Lender and the Agent, as Agent and on behalf of the remaining Lenders, substantially in the form of Exhibit 1.1(A).

Authorized Officer means those individuals, designated by written notice to the Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Borrower required hereunder.  The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Agent.

Base Rate means the greatest of (a) the interest rate per annum announced from time to time by the Agent at its Principal Office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by the Agent, (b) the Federal Funds Open Rate plus 1/2% per annum, and (c) the Daily Euro-Rate plus 1.00%.

Base Rate Option means the option of the Borrower to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 4.1.1(a) [Base Rate Option].

Benefit Arrangement means an "employee benefit plan," within the meaning of Section 3(3) of ERISA, which is neither a Plan, a Multiple Employer Plan, nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.

Blocked Person has the meaning assigned to such term in Section 6.1.25 [Anti-Terrorism Laws; Executive Order No. 13224].

Borrower means New Jersey Natural Gas Company, a corporation organized and existing under the laws of the State of New Jersey.

Borrowing Date means, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

Borrowing Tranche means specified portions of Loans outstanding as follows:  (a) any Loans to which a Euro-Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, and (b) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

Business Day means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and if the applicable Business Day relates to any Loan to which the Euro-Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.

CIP Regulations has the meaning given to such term in Section 10.19 [No Reliance in the Agent's Customer Identification Program].

Closing Date means the Business Day on which this Agreement is fully executed and becomes effective.

Collateral Agent has the meaning given to such term in Section 9.2.5.2 [Collateral Sharing].

Collateral Documents has the meaning given to such term in Section 9.2.5.2 [Collateral Sharing].

Commercial Letter of Credit means any letter of credit which is issued in respect of the purchase of goods or services by the Borrower in the ordinary course of its business.

Commitment means as to any Lender its Revolving Credit Commitment and, in the case of the Agent, its Swing Loan Commitment, and Commitments shall mean the aggregate of the Revolving Credit Commitments and Swing Loan Commitment of all of the Lenders.

Commitment Fee has the meaning given to such term in Section 2.3 [Commitment Fee].

Commitment Reduction Notice has the meaning given to such term in Section 5.5 [Voluntary Commitment Reductions].

Compliance Certificate has the meaning assigned to such term in Section 8.3.3 [Certificate of the Borrower].

Consideration means with respect to any Permitted Acquisition, the aggregate of (a) the cash paid by the Borrower, directly or indirectly, to the seller in connection therewith, (b) the Indebtedness incurred or assumed by the Borrower, whether in favor of the seller or otherwise and whether fixed or contingent, (c) any Guaranty given or incurred by the Borrower in connection therewith, and (d) any other consideration given or obligation incurred by the Borrower in connection therewith.

Consolidated Income from Operations for any period of determination means (a) the sum of net income (provided that there shall be excluded from net income:  (i) any extraordinary items of gain or loss (including, without limitation, those items created by mandated changes in accounting treatment), and  (ii) any gain or loss of any Person accounted for on the equity method except to the extent of cash distributions received by the Borrower or any Subsidiary of the Borrower during the period of determination with respect to any gain of any Person accounted for on the equity method), depreciation, amortization, other non-cash charges to net income, interest expense and income tax expense minus (b) non-cash credits to net income, in each case of the Borrower and its Subsidiaries for such period determined and consolidated in accordance with GAAP.

Consolidated Interest Expense  for any period of determination means interest expense for such period of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

Consolidated Shareholders' Equity means as of any date of determination the sum of the amounts under the headings "Common Shareholders' Equity" and "Preferred Shareholders' Equity" on the balance sheet, prepared in accordance with GAAP, for the Borrower and its Subsidiaries on a consolidated basis as of such date of determination.

Consolidated Total Capitalization means as of any date of determination the sum of (a) Consolidated Total Indebtedness, plus (b) Consolidated Shareholders' Equity.

Consolidated Total Indebtedness means as of any date of determination total Indebtedness, without duplication, of the Borrower and its Subsidiaries.

Contamination means the presence or release or threat of release of Regulated Substances in, on, under or emanating to or from the Property, which pursuant to Environmental Laws requires notification or reporting to an Official Body, or which pursuant to Environmental Laws requires the performance of a Remedial Action or which otherwise constitutes a violation of Environmental Laws.

Daily Euro-Rate means for any day, the rate per annum determined by the Agent by dividing (a) the Published Rate by (b) a number equal to 1.00 minus the Euro-Rate Reserve Percentage on such day.

Debt Rating means the rating of the Borrower's senior secured long-term debt by each of Standard & Poor's and Moody's; provided, however, at the option of the Borrower from time to time and with the consent of the Agent which will not be unreasonably withheld or delayed, either or both Standard & Poor's and Moody's shall be replaced by Fitch, Inc. or any other nationally recognized statistical rating agency that is then rating the Borrower's senior secured Indebtedness.

Defaulting Lender means any Lender that (a) has failed to fund any portion of the Loans, participations with respect to Letters of Credit, or participations in Swing Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder unless such failure has been cured and all interest accruing as a result of such failure has been fully paid in accordance with the terms hereof, (b) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the day when due, unless the subject of a good faith dispute or unless such failure has been cured and all interest accruing as a result of such failure has been fully paid in accordance with the terms hereof, or (c) has since the date of this Agreement been deemed insolvent by an Official Body or become the subject of a bankruptcy, receivership, conservatorship or insolvency proceeding.

Delinquent Lender has the meaning assigned to such term in Section 5.2 [Pro Rata Treatment of Lenders; Sharing of Payments; Agent's Presumptions].

Dollar, Dollars, U.S. Dollars and the symbol $ means lawful money of the United States of America.

Drawing Date has the meaning assigned to such term in Section 2.9.3.2.

Environmental Complaint means any (a) written notice of non-compliance or violation, citation or order relating in any way to any Environmental Law, Environmental Permit, Contamination or Regulated Substance; (b) civil, criminal, administrative or regulatory investigation instituted by an Official Body relating in any way to any Environmental Law, Environmental Permit, Contamination or Regulated Substance; (c) administrative, regulatory or judicial action, suit, claim or proceeding instituted by any Person or Official Body or any other written notice of liability or potential liability from any Person or Official Body, in either instance, relating to or setting forth allegations or a cause of action for personal injury (including but not limited to death), property damage, natural resource damage, contribution or indemnity for the costs associated with the performance of Remedial Actions, direct recovery for the costs associated with the performance of Remedial Actions, liens or encumbrances attached to or recorded or levied against property for the costs associated with the performance of Remedial Actions, civil or administrative penalties, criminal fines or penalties or declaratory or equitable relief arising under any Environmental Laws; or (d) subpoena, request for information or other written notice or demand of any type issued by an Official Body pursuant to any Environmental Laws.

Environmental Laws means all federal, state, local and foreign Laws (including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f-300j, the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 to 136y, the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., each as amended, and any regulations promulgated or any equivalent state or local Law, and any amendments thereto)  and any final, non-appealable consent decrees, consent orders, consent agreements, settlement agreements, judgments or orders, or binding directives, policies or programs, issued by or entered into with an Official Body pertaining or relating to: (a) pollution or pollution control; (b) protection of human health from exposure to Regulated Substances; (c) protection of the environment and/or natural resources; (d) protection of employee safety in the workplace and protection of employees from exposure to Regulated Substances in the workplace (but excluding workers compensation and wage and hour Laws); (e) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, sale, transport, storage, collection, distribution, disposal or release or threat of release of Regulated Substances; (f) the presence of Contamination; (g) the protection of endangered or threatened species; and (h) the protection of Environmentally Sensitive Areas.

Environmental Permits means all permits, licenses, bonds or other forms of financial assurances, consents, registrations, identification numbers, approvals or authorizations required under Environmental Laws (a) to own, occupy or maintain the Property;  (b) for the operations and business activities of the Borrower and any of its Subsidiaries; or (c) for the performance of a Remedial Action.

Environmental Records means all notices, reports, records, plans, applications, forms or other filings relating or pertaining to the Property, Contamination, the performance of a Remedial Action and the operations and business activities of the Borrower and any of its Subsidiaries which pursuant to Environmental Laws, Environmental Permits or at the request or direction of an Official Body either must be submitted to an Official Body or which otherwise must be maintained.

Environmentally Sensitive Area means (a) any wetland as defined by applicable Environmental Laws; (b) any area designated as a coastal zone pursuant to applicable Laws, including Environmental Laws; (c) any area of historic or archeological significance or scenic area as defined or designated by applicable Laws, including Environmental Laws; (d) habitats of endangered species or threatened species as designated by applicable Laws, including Environmental Laws; or (e) a floodplain or other flood hazard area as defined pursuant to any applicable Laws.

ERISA means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

ERISA Group means the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

Euro-Rate means, with respect to the Loans comprising any Borrowing Tranche to which the Euro-Rate Option applies for any Interest Period, the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Agent which has been approved by the British Bankers' Association as an authorized information vendor for the purpose of displaying rates at which US Dollar deposits are offered by leading banks in the London interbank deposit market (an "Alternate Source"), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error)), by (b) a number equal to 1.00 minus the Euro-Rate Reserve Percentage.  Euro-Rate may also be expressed by the following formula:

London interbank offered rate quoted by Bloomberg or appropriate successor as shown on

Euro-Rate =	Bloomberg Page BBAM1

1.00 - Euro-Rate Reserve Percentage

The Euro-Rate shall be adjusted with respect to any Loan to which the Euro-Rate Option applies that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date.  The Agent shall give prompt notice to the Borrower of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

Euro-Rate Option means the option of the Borrower to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 4.1.1(b) [Euro-Rate Option].

Euro-Rate Reserve Percentage means as of any day the maximum percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities").

Event of Default shall mean any of the events described in Section 9.1 [Events of Default] and referred to therein as an "Event of Default."

Executive Order No. 13224 means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Existing Agreement has the meaning given to such term in the Background section hereof.

Existing Letters of Credit has the meaning assigned to such term in Section 2.9.1 [Issuance of Letters of Credit].

Expiration Date means, with respect to the Revolving Credit Commitments, December 11, 2012.

Federal Funds Effective Rate for any day means the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

Federal Funds Open Rate for any day means the rate per annum (based on a year of 360 days and actual days elapsed) determined by the Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the "Open" rate for federal funds transactions as of the opening of business for federal funds transactions among members of the Federal Reserve System arranged by federal funds brokers on such day, as quoted by Garvin Guybutler, any successor entity thereto, or any other broker selected by the Agent, as set forth on the applicable Telerate display page; provided, however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the "Open" rate on the immediately preceding Business Day, or if no such rate shall be quoted by a federal funds broker at such time, such other rate as determined by the Agent in accordance with its usual procedures.

GAAP means generally accepted accounting principles as are in effect in the United States from time to time, subject to the provisions of Section 1.3 [Accounting Principles], and applied on a consistent basis both as to classification of items and amounts.

Governmental Acts has the meaning assigned to such term in Section 2.9.8.

Guaranty of any Person means any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

Hedging Contract Policies means the written internal policies and procedures of the Borrower with respect to hedging or trading of gas contracts or other commodity, hedging contracts of any kind, or any derivatives or other similar financial instruments, as in effect on the date of this Agreement and as hereafter amended in accordance with Section 8.2.16 [No Modification of Hedging Contract Policies], a copy of which has been delivered to the Agent and each Lender.

Hedging Transaction means any transaction entered into by the Borrower or any of its Subsidiaries in accordance with the Hedging Contract Policies.

Historical Statements has the meaning assigned to such term in Section 6.1.8(a) [Historical Statements].

Hybrid Security means any of the following: (a) beneficial interests issued by a trust which constitutes a Subsidiary of the Borrower, substantially all of the assets of which trust are unsecured Indebtedness of the Borrower or any Subsidiary of the Borrower or proceeds thereof, and all payments of which Indebtedness are required to be, and are, distributed to the holders of beneficial interests in such trust promptly after receipt by such trust, or (b) any shares of capital stock or other equity interest that, other than solely at the option of the issuer thereof, by their terms (or by the terms of any security into which they are convertible or exchangeable) are, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased, in whole or in part, or have, or upon the happening of an event or the passage of time would have, a redemption or similar payment.

Inactive Subsidiary means, at any time, any Subsidiary of any Person, which Subsidiary (a) does not conduct any business or have operations, and (b) does not have total assets with a net book value, as of any date of determination, in excess of $100,000.00.

Indebtedness means, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money, (b) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (c) reimbursement obligations (contingent or otherwise) under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate or currency exchange rate management device, (d) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due), (e) any Hedging Transaction, to the extent that any indebtedness, obligations or liabilities of such Person in respect thereof constitutes "indebtedness" as determined in accordance with GAAP, (f) any Guaranty of any Hedging Transaction described in the immediately preceding clause (e), (g) any Guaranty of Indebtedness, (h) any Hybrid Security described in clause (a) of the definition of Hybrid Security, or (i) the mandatory repayment obligation of the issuer of any Hybrid Security described in clause (b) of the definition of Hybrid Security.

Ineligible Security means any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

Insolvency Proceeding means, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of such Person or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person's creditors generally or any substantial portion of its creditors; undertaken under any Law.

Interest Period means the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Credit Loans bear interest under the Euro-Rate Option.  Subject to the last sentence of this definition, such period shall be one, two, three or six Months, and solely with approval of the Agent a shorter period.  Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (a) the Borrowing Date if the Borrower is requesting new Loans, or (b) the date of renewal of or conversion to the Euro-Rate Option if the Borrower is renewing or converting to the Euro-Rate Option applicable to outstanding Loans.  Notwithstanding the second sentence hereof: (i) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date.

Interest Rate Hedge means an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by the Borrower or its Subsidiaries in order to provide protection to, or minimize the impact upon, the Borrower and/or its Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

Interest Rate Option means any Euro-Rate Option or Base Rate Option.

Internal Revenue Code means the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

Investment has the meaning assigned to such term in Section 8.2.4 [Loans and Investments].

ISP 98 has the meaning given to such term in Section 11.8 [Governing Law].

IRH Provider has the meaning assigned to such term in Section 9.2.5.2 [Collateral Sharing].

Issuing Lender has the meaning assigned to such term in Section 10.14 [Resignation of the Agent].

Labor Contracts means all collective bargaining agreements among the Borrower or any Subsidiary of the Borrower and unions representing employees of the Borrower or any Subsidiary of the Borrower.

Law means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, binding opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or settlement agreement with any Official Body.

Lender Joinder means a Lender Joinder substantially in the form of Exhibit 1.1(B).

Lender Provided Interest Rate Hedge means an Interest Rate Hedge which is provided by any Lender or an Affiliate of a Lender and that meets the following requirements:  such Interest Rate Hedge (a) is documented in a standard International Swap Dealer Association Agreement, (b) provides for the method of calculating the reimbursable amount of the provider's credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes.  The liabilities of the Borrower to the provider of any Lender-Provided Interest Rate Hedge shall be "Obligations" hereunder and otherwise treated as Obligations for the purposes of each of the other Loan Documents.

Lenders means the financial institutions named on Schedule 1.1(B), any Person that becomes a Lender pursuant to Section 2.11 [Right to Increase Commitment], and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender.

Letter of Credit has the meaning assigned to such term in Section 2.9.1 [Issuance of Letters of Credit].

Letter of Credit Borrowing has the meaning assigned to such term in Section 2.9.3.4.

Letter of Credit Fee has the meaning assigned to such term in Section 2.9.2 [Letter of Credit Fees].

Letter of Credit Sublimit means $20,000,000.00.

Letters of Credit Outstanding means at any time the sum of (a) the aggregate undrawn face amount of outstanding Letters of Credit and (b) the aggregate amount of all unpaid and outstanding Reimbursement Obligations and Letter of Credit Borrowings.

Lien means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

LLC Interests has the meaning given to such term in Section 6.1.2 [Subsidiaries].

Loan Documents means this Agreement, the Agent's Letter, the Notes, and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and Loan Document shall mean any of the Loan Documents.

Loan Request means a request for a Revolving Credit Loan or a request to select, convert to or renew a Base Rate Option or Euro-Rate Option with respect to an outstanding Revolving Credit Loan in accordance with Sections 2.4 [Revolving Credit Loan Requests], 2.5 [Swing Loan Requests], 4.1 [Interest Rate Options] and 4.2 [Interest Periods].

Loans means collectively and Loan means separately all Revolving Credit Loans and Swing Loans or any Revolving Credit Loan or Swing Loan.

Material Adverse Change means any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results of operations or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Borrower or the Borrower and its Subsidiaries taken as a whole to duly and punctually pay the Indebtedness or otherwise perform the obligations in accordance with the Loan Documents, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

Month, with respect to an Interest Period under the Euro-Rate Option, means the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period.  If any Euro-Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

Moody's means Moody's Investors Service, Inc. and its successors.

Mortgage Indenture means that certain Indenture of Mortgage and Deed of Trust dated April 1, 1952 from the Borrower to BNY Midwest Trust Company, as successor to Harris Trust and Savings Bank, Trustee, as heretofore and hereafter amended, modified and supplemented.

Multiemployer Plan means any "employee benefit plan" within the meaning of Section 3(3) of ERISA, which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, solely for the purposes of Section 6.1.19, within the preceding five Plan years, has made or had an obligation to make such contributions.

Multiple Employer Plan means a Plan which has two or more contributing sponsors (at least one of which is the Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

NJNG Modification Agreement has the meaning given to such term in Section 8.2.18 [Amendments to NJNG Note Agreement]

NJNG Note Agreement means the Note Agreement, dated May 15, 2008, between the Borrower and the purchasers listed therein, as the same may have been supplemented, amended, or modified prior to the date hereof, and as the same may hereafter be supplemented, amended, or modified from time to time as permitted by Section 8.2.18 [Amendments to NJNG Note Agreement].

NJNG Notes means the unsecured Indebtedness issued by the Borrower pursuant to the NJNG Note Agreement.

Non-Consenting Lender has the meaning assigned to such term in Section 11.1 [Modifications, Amendments or Waivers].

Notes means the Revolving Credit Notes and Swing Loan Note.

Notice has the meaning assigned to such term in Section 11.6 [Notices, Lending Offices].

Obligations means any obligation or liability of the Borrower to the Agent or any of the Lenders, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement, any Notes, the Letters of Credit, the Agent’s Letter or any other Loan Document.  Obligations shall include the liabilities to any Lender (or any Affiliate thereof) under any Lender-Provided Interest Rate Hedge but shall not include the liabilities to other Persons under any other Interest Rate Hedge.

Official Body means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Order has the meaning given to such term in Section 2.9.9 [Liability for Acts and Omissions].

Other Taxes has the meaning given to such term in Section 5.8.2 [Stamp Taxes].

Parent means New Jersey Resources Corporation, a corporation organized and existing under the laws of the State of New Jersey, of which Borrower is a wholly owned Subsidiary.

Participation Advance means, with respect to any Lender, such Lender's payment in respect of its participation in a Letter of Credit Borrowing according to its Ratable Share pursuant to Section 2.9.3.4.

Partnership Interests has the meaning given to such term in Section 6.1.2 [Subsidiaries].

PBGC means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

Permitted Acquisitions has the meaning assigned to such term in Section 8.2.5 [Liquidations, Mergers, Consolidations, Acquisitions].

Permitted Investments means:

(a)           direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

(b)           repurchase agreements having a duration of not more than sixty (60) days that are collateralized by full faith and credit obligations of the United States Government or obligations guaranteed by the United States Government and its agencies;

(c)           interests in investment companies registered under the Investment Company Act of 1940, as amended (or in a separate portfolio of such an investment company), that invest primarily in full faith and credit obligations of the United States Government or obligations guaranteed by the United States Government and its agencies and repurchase agreements collateralized by such obligations;

(d)           time deposits with any office located in the United States of the Lenders or any other bank or trust company which is organized under the laws of the United States and has combined capital, surplus and undivided profits of not less than $500,000,000.00 or with any bank which is organized other than under the laws of the United States (i) the commercial paper of which is rated at least A-1 by Standard & Poor's and P-1 by Moody's (or, if such commercial paper is rated only by Standard & Poor's, at least A-1 by Standard & Poor's, or if such commercial paper is rated only by Moody's, at least P-1 by Moody's) or (ii) the long term senior debt of which is rated at least AA by Standard & Poor's and Aa2 by Moody's (or, if such debt is rated only by Standard & Poor's, at least AA by Standard & Poor's, or if such debt is rated only by Moody's, at least Aa2 by Moody's);

(e)           commercial paper having a maturity of not more than one year from the date of such investment and rated at least A-1 by Standard & Poor's and P-1 by Moody's (or, if such commercial paper is rated only by Standard & Poor's, at least A-1 by Standard & Poor's or, if such commercial paper is rated only by Moody's, at least P-1 by Moody's);

(f)           instruments held for collection in the ordinary course of business;

(g)           any equity or debt securities or other form of debt instrument obtained in settlement of debts previously contracted; and

(h)           any Investment arising out of a Permitted Related Business Opportunity.

Permitted Liens means:

(a)           Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

(b)           Pledges or deposits made in the ordinary course of business to secure payment of workmen's compensation, or to participate in any fund in connection with workmen's compensation, unemployment insurance, old-age pensions or other social security programs;

(c)           Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

(d)           Any Lien arising out of judgments or awards but only to the extent that the creation of any such Lien shall not be an event or condition which, with or without notice or lapse of time or both, would cause Borrower to be in violation of Section 9.1.6 [Final Judgments or Orders];

(e)           Security interests in favor of lessors of personal property, which property is the subject of a true lease;

(f)           Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(g)           Encumbrances consisting of zoning restrictions, easements, rights-of-way or other restrictions on the use of real property and minor defects to title to real property, none of which materially impairs the use of such property or the value thereof;

(h)           Liens on property leased by the Borrower or any Subsidiary of the Borrower securing obligations of the Borrower or such Subsidiary to the lessor under such leases, so long as to the extent the payments or other amounts due and owing under any such lease constitute Indebtedness, such Indebtedness is permitted under Section 8.2.1 [Indebtedness];

(i)           Any Lien existing on the date of this Agreement and described on Schedule 1.1(P), provided, that, to the extent any such Lien secures Indebtedness permitted by Section 8.2.1(b), such Lien may continue to secure any renewals or extensions of such Indebtedness permitted by Section 8.2.1(b) so long as (i) the principal amount of the Indebtedness secured by any such Lien is not hereafter increased and (ii) no additional assets become subject to such Lien;

(j)           Liens on assets of the Borrower existing on the Closing Date (other than on any "Excepted Property" of the Borrower, as "Excepted Property" is defined in the Mortgage Indenture on the Closing Date), which Liens secure outstanding Indebtedness as of the Closing Date under the Mortgage Indenture and thereafter Liens on assets of the Borrower (other than on any "Excepted Property") which additional Liens secure outstanding Indebtedness as of the Closing Date under the Mortgage Indenture and any additional Indebtedness which is issued in accordance with Article Two of the Mortgage Indenture and is otherwise permitted by Section 8.2.1(c);

(k)           Purchase Money Security Interests, provided, that the aggregate amount of loans and deferred payments secured by such Purchase Money Security Interests shall not exceed $20,000,000.00 (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on Schedule 1.1(P));

(l)           Liens on any property or asset of an Acquired Person so long as:  (i) such Liens secure Indebtedness of the Acquired Person and such Indebtedness and such Liens on property or assets of the Acquired Person existed prior to the consummation of the Permitted Acquisition and were not created in contemplation of or in connection with such acquisition, (ii) such Liens apply solely to the assets of the Acquired Person and do not apply to any asset of the Borrower or any Subsidiary of the Borrower, and (iii) after giving effect to such Permitted Acquisition and all other Permitted Acquisitions made by the Borrower and any Subsidiary of the Borrower from and after the Closing Date, the aggregate outstanding amount of all Indebtedness secured by Liens permitted by this clause (l) shall not exceed $75,000,000.00; and

(m)           The following, (i) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (ii) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and could not be reasonably expected to result in a Material Adverse Change:

(A)           Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, provided that the Borrower or any of its Subsidiaries, as applicable, maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(B)           Claims, Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits; or

(C)           Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens.

Permitted Related Business Opportunity means any transaction with another Person (other than any Inactive Subsidiary of Parent) involving business activities or assets reasonably related or complementary to the business of the Borrower and its Subsidiaries as conducted on the Closing Date or as may be conducted pursuant to Section 8.2.9 [Continuation of or Change in Business], including, without limitation, the management and marketing of storage, capacity and transportation of gas and other forms of energy, the generation, transmission or storage of gas and other forms of energy, or the access to gas and energy transmission lines, and business initiatives for the conservation and efficiency of gas and energy.

Permitted Sale and Leaseback Program means the sale and leaseback of gas meters by the Borrower, consistent with its existing sale and leaseback program, in an aggregate amount in each fiscal year not to exceed $12,000,000.00.

Permitted Transferee means, as of any date of determination, any of the following with respect to any then current officer or director of the Parent:  (a) such Person's spouse, lineal descendants or lineal descendant's of such Person's spouse, (b) any charitable corporation or trust established by such officer or director or by any Person described in the immediately preceding clause (a), (c) any trust (or in the case of a minor, a custodial account under a Uniform Gifts or Transfers to Minors Act) of which the beneficiary or beneficiaries are one or more Persons described in the immediately preceding clauses (a) or (b), or (d) any executor or administrator upon the death of such officer or director or the death of any Person described in the immediately preceding clauses (a) or (b).

Person means any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

Plan means an "employee pension benefit plan," within the meaning of Section (3)(2) of ERISA (not including a Multiple Employer Plan or a Multiemployer Plan), which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (b) solely for purposes of Section 6.1.19, has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

PNC Bank means PNC Bank, National Association, its successors and assigns.

Potential Default means any event or condition which with notice, passage of time, or both, would constitute an Event of Default.

Principal Office means the main banking office of the Agent in Pittsburgh, Pennsylvania.

Prohibited Transaction means any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

Property means all real property, both owned and leased, of the Borrower or any Subsidiary of the Borrower.

Published Rate means the rate of interest published each Business Day in The Wall Street Journal "Money Rates" listing under the caption "London Interbank Offered Rates" for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the eurodollar rate for a one month period as published in another publication selected by the Agent).

Purchase Money Security Interest means Liens upon tangible personal property securing loans to the Borrower or any Subsidiary of the Borrower or deferred payments by the Borrower or such Subsidiary for the purchase of such tangible personal property.

Purchasing Lender means a Lender which becomes a party to this Agreement by executing an Assignment and Assumption Agreement.

Ratable Share means with respect to a Lender's obligation to make Loans, participate in Swing Loans and Letters of Credit and other Reimbursement Obligations and Letter of Credit Borrowings, and receive payments, interest, and fees related thereto, the proportion that such Lender's Commitment (excluding its Swing Loan Commitment) bears to the Commitments of all of the Lenders (excluding the Swing Loan Commitment), provided however that if the Commitments have terminated or expired, the Ratable Shares for purposes of this clause shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

Regulated Entity means any Person which is subject under Law to any of the laws, rules or regulations respecting the financial, organizational or rate regulation of electric companies, public utilities, or public utility holding companies.

Regulated Substances means, without limitation, any substance, material or waste, regardless of its form or nature, defined under Environmental Laws as a "hazardous substance," "pollutant," "pollution," "contaminant," "hazardous or toxic substance," "extremely hazardous substance," "toxic chemical," "toxic substance," "toxic waste," "hazardous waste," "special handling waste," "industrial waste," "residual waste," "solid waste," "municipal waste," "mixed waste," "infectious waste," "chemotherapeutic waste," "medical waste," or "regulated substance", or any other substance, material or waste, regardless of its form or nature, which is regulated, controlled or governed by Environmental Laws due to its radioactive, ignitable, corrosive, reactive, explosive, toxic, carcinogenic or infectious properties or nature or any other material, substance or waste, regardless of its form or nature, which otherwise is regulated, controlled or governed by Environmental Laws, including without limitation, petroleum and petroleum products (including crude oil and any fractions thereof), natural gas, synthetic gas and any mixtures thereof, asbestos, urea formaldehyde, polychlorinated biphenlys, mercury, radon and radioactive materials.

Regulations has the meaning given to such term in Section 11.18.1 [Tax Withholding].

Regulation U means Regulations U, T, G, or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

Reimbursement Obligation has the meaning assigned to such term in Section 2.9.3.2.

Related Parties has the meaning given to such term in Section 10.14 [Resignation of the Agent].

Remedial Action means any investigation, identification, characterization, delineation, cleanup, removal, remediation, containment, control or abatement of or other response actions to Regulated Substances and any closure or post-closure measures associated therewith.

Reportable Event means a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan, Multiple Employer Plan which is covered under Title IV of ERISA or subject to the minimum funding standards under Section 412 or 430 of the Internal Revenue Code, or Multiemployer Plan.

Required Lenders means, at any time, Lenders whose Ratable Shares equal or exceed 51% as determined pursuant to the definition of "Ratable Share."  Reimbursement Obligations and Letter of Credit Borrowings shall be deemed, for purposes of this definition, to be in favor of the Agent and not a participating Lender if such Lender has not made its Participation Advance in respect thereof and shall be deemed to be in favor of such Lender to the extent of its Participation Advance if it has made its Participation Advance in respect thereof.

Required Share has the meaning assigned to such term in Section 5.10.

Revolving Credit Commitment means, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled "Amount of Commitment for Revolving Credit Loans," and thereafter as determined by the Agent after giving effect to each applicable Lender Joinder and Assignment and Assumption Agreement executed by such Lender and delivered to the Agent, and Revolving Credit Commitments means the aggregate Revolving Credit Commitments of all of the Lenders.

Revolving Credit Loans means collectively and Revolving Credit Loan means separately all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.1.1 [Revolving Credit Loans] or Section 2.9.3 [Disbursements, Reimbursements].

Revolving Credit Note means any Revolving Credit Note of the Borrower in the form of Exhibit 1.1(R) issued by the Borrower at the request of a Lender pursuant to Section 5.9 [Notes] evidencing the Revolving Credit Loans to such Lender, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

Revolving Facility Usage means at any time the sum of the Revolving Credit Loans outstanding, the Swing Loans outstanding and the Letters of Credit Outstanding.

SEC means the Securities and Exchange Commission or any governmental agencies substituted therefor.

SEC Filings means the Parent's Form 10-K, filed with the SEC for the fiscal year ended September 30, 2009.

Section 20 Subsidiary means the Subsidiary of the bank holding company controlling any Lender, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

Settlement Date has the meaning given to such term in Section 2.5 [Swing Loan Requests].

Solvent means, with respect to any Person on a particular date, that on such date (a) such Person is able to realize upon its assets and pay its debts and other liabilities as they mature in the normal course of business, and (b) such Person has not incurred debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature.

Standard & Poor's means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Standby Letter of Credit means a Letter of Credit issued to support obligations of the Borrower, contingent or otherwise, which finances the working capital and business needs of the Borrower incurred in the ordinary course of its business, but excluding any Letter of Credit under which the stated amount of such Letter of Credit increases automatically over time and excluding Commercial Letters of Credit.

Subsidiary of any Person at any time means (a) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person's Subsidiaries, (b) any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person's Subsidiaries, (c) any limited liability company of which such Person is a member or of which 50% or more of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person's Subsidiaries or (d) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person or one or more of such Person's Subsidiaries.

Subsidiary Shares has the meaning assigned to such term in Section 6.1.2 [Subsidiaries].

Swing Loan Commitment means PNC Bank's commitment to make Swing Loans to the Borrower pursuant to Section 2.1.2 [Swing Loan Commitment] hereof in an aggregate principal amount up to $20,000,000.00.

Swing Loan Interest Rate means as to each Swing Loan the rate of interest quoted by PNC Bank applicable thereto and accepted by the Borrower with respect to such Swing Loan.

Swing Loan Note means the Swing Loan Note of the Borrower in the form of Exhibit 1.1(S) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

Swing Loan Request means a request for Swing Loans made in accordance with Section 2.5 [Swing Loan Requests] hereof.

Swing Loans means collectively and Swing Loan means separately all Swing Loans or any Swing Loan made by PNC Bank to the Borrower pursuant to Section 2.1.2 [Swing Loan Commitment] hereof.

Taxes has the meaning given to such term in Section 5.8.1 [No Deductions].

Transferor Lender means the selling Lender pursuant to an Assignment and Assumption Agreement.

USA Patriot Act means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Website Posting has the meaning given to such term in Section 11.6 [Notices; Lending Offices].

1.2 Construction.

Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:

1.2.1.	Number; Inclusion.

References to the plural include the singular, the plural, the part and the whole; "or" has the inclusive meaning represented by the phrase "and/or" and "including" has the meaning represented by the phrase "including without limitation".

1.2.2.	Determination.

References to "determination" of or by the Agent or the Lenders shall be deemed to include good-faith estimates by the Agent or the Lenders (in the case of quantitative determinations) and good-faith beliefs by the Agent or the Lenders (in the case of qualitative determinations) and such determination shall be conclusive absent manifest error.

1.2.3.	Agent's Discretion and Consent.

Whenever the Agent or the Lenders are granted the right herein to act in its or their sole discretion or to grant or withhold consent such right shall be exercised in good faith.

1.2.4.	Documents Taken as a Whole.

The words "hereof," "herein," "hereunder," "hereto" and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document.

1.2.5.	Headings.

The section and other headings contained in this Agreement or such other Loan Document and the Table of Contents (if any), preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect.

1.2.6.	Implied References to this Agreement.

Article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified.

1.2.7.	Persons.

Reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or such other Loan Document, as the case may be, and reference to a Person in a particular capacity excludes such Person in any other capacity.

1.2.8.	Modifications to Documents.

Reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated.

1.2.9.	From, To and Through.

Relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding," and "through" means "through and including".

1.2.10.	Shall; Will.

References to "shall" and "will" are intended to have the same meaning.

1.3 Accounting Principles.

Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 8.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 8.2) have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the Annual Statements referred to in Section 6.1.8(a) [Historical Statements].  In the event of any change after the date hereof in GAAP, and if such change would affect the computation of any of the financial covenants set forth in Section 8.2 based upon the Borrower's regularly prepared financial statements by reason of the preceding sentence, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would not affect the substance thereof, but would allow compliance therewith to be determined in accordance with the Borrower's financial statements at that time, provided that, until so amended, such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein.

2.           REVOLVING CREDIT AND SWING LOAN FACILITIES

2.1 Commitments.

2.1.1.	Revolving Credit Loans.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans to the Borrower in Dollars at any time or from time to time on or after the date hereof to, but not including, the Expiration Date, provided that, after giving effect to each such Revolving Credit Loan the aggregate amount of Revolving Credit Loans from such Lender shall not exceed such Lender's Revolving Credit Commitment minus such Lender's Ratable Share of the amount of (a) Letters of Credit Outstanding and (b) outstanding Swing Loans; and provided further that the Revolving Facility Usage at any time shall not exceed the Revolving Credit Commitments of all the Lenders.  Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.1.  The outstanding principal amount of all Revolving Credit Loans, together with accrued interest thereon, shall be due and payable on the Expiration Date.

2.1.2.	Swing Loan Commitment.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, PNC Bank may at its discretion make Swing Loans to the Borrower in Dollars at the Borrower's request as hereinafter provided, from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount of up to but not in excess of the Swing Loan Commitment, provided that the Revolving Facility Usage at any time (after giving effect to any requested Swing Loan) shall not exceed the Revolving Credit Commitments of all the Lenders.  Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.2.  The outstanding principal amount of all Swing Loans, together with accrued interest thereon, shall be due and payable on the earlier of the Settlement Date applicable thereto or the Expiration Date.

2.2 Nature of Lenders' Obligations with Respect to Revolving Credit Loans.

Each Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.4 [Revolving Credit Loan Requests] in accordance with its Ratable Share.  The aggregate amount of each Lender's Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the amount of Letters of Credit Outstanding and outstanding Swing Loans.  The obligations of each Lender hereunder are several.  The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder.  The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

2.3 Commitment Fee.

Accruing from the date hereof until the Expiration Date, the Borrower agrees to pay to the Agent in Dollars for the account of each Lender, as consideration for such Lender's Revolving Credit Commitment hereunder, a nonrefundable commitment fee (the "Commitment Fee"), calculated on a per annum (365 or 366 days, as appropriate, and actual days elapsed) basis at the Applicable Commitment Fee Rate from time to time on the average daily difference between the amount  of  (a) such Lender's Revolving Credit Commitment as the same may be constituted from time to time and (b) the principal amount of such Lender's Ratable Share of Revolving Facility Usage, in each case, as determined for the immediately preceding  fiscal quarter (or shorter period commencing with the Closing Date or ending with the Expiration Date); provided, however, that any Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender is a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no Commitment Fee shall accrue on the Revolving Credit Commitment of a Defaulting Lender so long as such Lender is a Defaulting Lender. All Commitment Fees shall be payable quarterly in arrears on the first day of each January, April, July and October for the immediately preceding quarter, the date of each reduction of the Revolving Credit Commitments, and on the Expiration Date or upon acceleration of the Notes. For purposes of this computation, PNC Bank's outstanding Swing Loans shall be deemed to be borrowed amounts under its Revolving Credit Commitment.

2.4 Revolving Credit Loan Requests.

Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Lenders to make Revolving Credit Loans or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 4.2 [Interest Periods], by delivering to the Agent, not later than 10:00 a.m., Pittsburgh time, (a) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the Euro-Rate Option applies or the date of conversion to or the renewal of the Euro-Rate Option for any such Loans; and (b) on either the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a Loan Request therefor duly completed by an Authorized Officer substantially in the form of Exhibit 2.4 or a Loan Request by telephone immediately confirmed in writing by letter, facsimile or telex in the form of such Exhibit, it being understood that the Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation, provided that such individual purports to be an Authorized Officer.  Each Loan Request shall be irrevocable and shall specify (i) the proposed Borrowing Date; (ii) the aggregate amount of the proposed Revolving Credit Loans comprising each Borrowing Tranche, the amount of which shall be in integral multiples of $1,000,000.00 and not less than $3,000,000.00 for each Borrowing Tranche to which the Euro-Rate Option applies and not less than the lesser of $1,000,000.00 and in integral multiples of $100,000.00 or the maximum amount available for Borrowing Tranches to which the Base Rate Option applies; (iii)  whether the Euro-Rate Option or Base Rate Option shall apply to the proposed Loans comprising the applicable Borrowing Tranche; and (iv) in the case of a Borrowing Tranche to which the Euro-Rate Option applies, an appropriate Interest Period for the Loans comprising such Borrowing Tranche.

2.5 Swing Loan Requests.

Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request PNC Bank to make a Swing Loan by delivery to PNC Bank, not later than 12:00 noon Pittsburgh time, on the proposed Borrowing Date of a request therefor duly completed by an Authorized Officer substantially in the form of Exhibit 2.5. hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex, it being understood that PNC Bank may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation, provided that such individual purports to be an Authorized Officer.  Each Swing Loan Request shall be irrevocable and shall specify (a) the proposed Borrowing Date, (b) the date such Swing Loan is  to be repaid, if applicable (such date, together with any earlier date on which PNC Bank makes demand for repayment thereof, the "Settlement Date"), and (c) the principal amount of such Swing Loan, which shall not be less than $250,000.00 and shall be an integral multiple of $100,000.00. Each Swing Loan shall be payable on demand, and, if no demand is made therefor, on the applicable Settlement Date.

2.6 Making Revolving Credit Loans and Swing Loans.

2.6.1.	Making Revolving Credit Loans.

Promptly after receipt by the Agent of a Loan Request for or with respect to Revolving Credit Loans pursuant to Section 2.4 [Revolving Credit Loan Requests], the Agent shall notify the Lenders with Revolving Credit Commitments of its receipt of such Loan Request specifying: (a) the proposed Borrowing Date and the time and method of disbursement of the Revolving Credit Loans requested thereby; (b) the amount and type of each such Revolving Credit Loan and the applicable Interest Period (if any); and (c) the apportionment among the Lenders of such Revolving Credit Loans as determined by the Agent in accordance with Section 2.2 [Nature of Lenders' Obligations].  Each Lender shall remit the principal amount of each Revolving Credit Loan to the Agent such that the Agent is able to, and the Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.2 [Each Additional Loan or Letter of Credit], fund such Revolving Credit Loans to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., Pittsburgh time, on the applicable Borrowing Date, provided that if any Lender fails to remit such funds to the Agent in a timely manner, the Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 10.16 [Availability of Funds].

2.6.2.	Making Swing Loans.

So long as PNC Bank elects to make Swing Loans, after receipt by it of a Swing Loan Request pursuant to Section 2.5 [Swing Loan Requests], PNC Bank shall fund such Swing Loan to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m. Pittsburgh time on the Borrowing Date.  Each Swing Loan shall bear interest at the Swing Loan Interest Rate applicable thereto for the account of PNC Bank only.

2.7 Swing Loan Note.

The obligation of the Borrower to repay the unpaid principal amount of the Swing Loans made to it by PNC Bank together with interest thereon shall be evidenced by a demand promissory note of the Borrower dated the Closing Date in substantially the form attached hereto as Exhibit 1.1(S) payable to the order of PNC Bank in a face amount equal to the Swing Loan Commitment.

2.8 Use of Proceeds.

The proceeds of the Loans shall be used by the Borrower for general corporate purposes of the Borrower, including without limitation, to support the issuance by the Borrower of short term notes in the commercial paper market, and in accordance with Section 8.1.10 [Use of Proceeds].

2.9 Letter of Credit Subfacility.

2.9.1.	Issuance of Letters of Credit.

The Borrower may request the issuance of a letter of credit (each a "Letter of Credit") on behalf of itself by delivering to the Agent an application and agreement for letters of credit in such form as the Agent may specify, duly completed by an Authorized Officer from time to time by no later than 10:00 a.m., Pittsburgh time, at least five (5) Business Days, or such shorter period as may be agreed to by the Agent, in advance of the proposed date of issuance.  Each Letter of Credit shall be a Standby Letter of Credit (and may not be a Commercial Letter of Credit) and shall be denominated in Dollars.  Subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.9, the Agent or any of the Agent's Affiliates will issue a Letter of Credit provided that each Letter of Credit shall (a) have a maximum maturity of twelve (12) months from the date of issuance, and (b) in no event expire later than ten (10) Business Days prior to the Expiration Date; provided, further, that in no event shall the Revolving Facility Usage, after giving effect to such Letter of Credit, exceed, at any one time, the Revolving Credit Commitments; and provided, further, that at no time shall Letters of Credit Outstanding (after giving effect to all Letters of Credit being requested) exceed the Letter of Credit Sublimit.  Schedule 2.9.1 sets forth letters of credit issued by PNC Bank, National Association, as administrative agent, under the Existing Agreement, which are outstanding as of the Closing Date (the "Existing Letters of Credit").  It is expressly agreed that the Existing Letters of Credit are Letters of Credit under this Agreement. Notwithstanding any other provision hereof, no Issuing Lender hereunder shall be required to issue any Letter of Credit, if any Lender is at such time a Defaulting Lender hereunder, unless such Issuing Lender has entered into satisfactory arrangements with the Borrower or such Defaulting Lender (including without limitation the provision of cash collateral) to eliminate the Issuing Lender's risk with respect to such Defaulting Lender. The Borrower shall not be entitled to the issuance, amendment or extension of any Letter of Credit if at such time the conditions set forth in Section 7.2 [Each Additional Loan or Letter of Credit] are not satisfied.

2.9.2.	Letter of Credit Fees.

The Borrower shall pay (a) to the Agent for the ratable account of the Lenders a fee (the "Letter of Credit Fee") equal to the Applicable Letter of Credit Fee Rate then in effect (computed on the basis of a year of 360 days and actual days elapsed) per annum, and (b) to the Agent for the account of the Issuing Lender a fronting fee equal to 0.25% per annum (computed on the basis of a year of 360 days and actual days elapsed), which fees shall be computed on the daily average amount of Letters of Credit Outstanding and shall be payable quarterly in arrears commencing with the first Business Day of each January, April, July and October following issuance of each Letter of Credit and on the Expiration Date.  The Borrower shall also pay to the Agent for the Issuing Lender's sole account customary fees and administrative expenses then in effect payable with respect to the Letters of Credit as the Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, modification (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

2.9.3.	Disbursements, Reimbursement.

2.9.3.1 Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Agent a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender's Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

2.9.3.2 In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Agent will promptly notify the Borrower.  Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse the Agent shall sometimes be referred to as a "Reimbursement Obligation") the Agent prior to 12:00 noon, Pittsburgh time on each date that an amount is paid by the Agent under any Letter of Credit, or if paid after 12:00 noon, Pittsburgh time, on the immediately following Business Day (each such date on which the Borrower is obligated to make such payment, a "Drawing Date") in an amount equal to the amount so paid by the Agent plus interest at the Base Rate Option for each day, if any, from the date a draw is made under a Letter of Credit through the Drawing Date.  In the event the Borrower fails to reimburse the Agent for the full amount of any drawing under any Letter of Credit by 12:00 noon, Pittsburgh time, on the Drawing Date, the Agent will promptly notify each Lender thereof, and the Borrower shall be deemed to have requested that Revolving Credit Loans be made by the Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 7.2 [Each Additional Loan] other than any notice requirements.  Any notice given by the Agent pursuant to this Section 2.9.3.2 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

2.9.3.3 Each Lender shall upon any notice pursuant to Section 2.9.3.2 make available to the Agent an amount in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.9.3.4) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the Borrower in that amount.  If any Lender so notified fails to make available to the Agent for the account of the Agent the amount of such Lender's Ratable Share of such amount by no later than 2:00 p.m., Pittsburgh time on the Drawing Date, then interest shall accrue on such Lender's obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (a) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (b) at a rate per annum equal to the rate applicable to Loans under the Base Rate Option on and after the fourth (4th) day following the Drawing Date.  The Agent will promptly give notice of the occurrence of the Drawing Date, but failure of the Agent to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.9.3.3, provided, however, interest shall not accrue on any Lender's obligation to make a payment under this Section 2.9.3.3, until such Lender has received notice of the Drawing Date from the Agent.

2.9.3.4 With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans under the Base Rate Option to the Borrower in whole or in part as contemplated by Section 2.9.3.2, because of the Borrower's failure to satisfy the conditions set forth in Section 7.2 [Each Additional Loan] other than any notice requirements or for any other reason, the Borrower shall be deemed to have incurred from the Agent a borrowing (each a "Letter of Credit Borrowing") in the amount of such drawing.  Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option.  Each Lender's payment to the Agent pursuant to Section 2.9.3.3 shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (to the extent this Section in applicable) and shall constitute a "Participation Advance" from such Lender in satisfaction of its participation obligation under this Section 2.9.3.

2.9.4.	Repayment of Participation Advances.

2.9.4.1 Upon (and only upon) receipt by the Agent for its account of immediately available funds from the Borrower (a) in reimbursement of any payment made by the Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Agent, or (b) in payment of interest on such a payment made by the Agent under such a Letter of Credit, the Agent will pay to each Lender, in the same funds as those received by the Agent, the amount of such Lender's Ratable Share of such funds, except the Agent shall retain the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by Agent.

2.9.4.2 If the Agent is required at any time to return to the Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Borrower to the Agent pursuant to Section 2.9.4.1 in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, on demand of the Agent each Lender shall forthwith return to the Agent the amount of its Ratable Share of any amounts so returned by the Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.

2.9.5.	Documentation.

The Borrower agrees to be bound by the terms of the Agent's application and agreement for letters of credit and the Agent's written regulations and customary practices relating to letters of credit, though such interpretation may be different from the Borrower's own.  In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern.  It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Agent shall not be liable for any error and/or mistakes, whether of omission or commission, in following the Borrower's written instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto, provided that the Borrower agrees that all instructions provided to the Agent by the Borrower with respect to any Letter of Credit shall be provided in writing.

2.9.6.	Determinations to Honor Drawing Requests.

In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Agent shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

2.9.7.	Nature of Participation and Reimbursement Obligations.

Each Lender's obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.9.3 [Disbursements, Reimbursements], as a result of a drawing under a Letter of Credit, and the Obligations of the Borrower to reimburse the Agent upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.9 under all circumstances, including the following circumstances:

                                                      (a)           any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Agent or any of its Affiliates, the Borrower or any other Person for any reason whatsoever;

                                                      (b)           the failure of the Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions applicable to Revolving Credit Loans set forth in Sections 2.1.1 [Revolving Credit Loans], 2.4 [Revolving Credit Loan Requests], 2.6 [Making Revolving Credit Loans and Swing Loans] or 7.2 [Each Additional Loan or Letter of Credit] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.9.3;

                                                      (c)           any lack of validity or enforceability of any Letter of Credit;

                                                      (d)           any claim of breach of warranty that might be made by the Borrower or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which the Borrower or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Agent or its Affiliates or any Lender or any other Person or, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or any Subsidiaries of the Borrower and the beneficiary for which any Letter of Credit was procured);

                                                      (e)           the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if the Agent or any of the Agent's Affiliates has been notified thereof;

                                                      (f)           payment by the Agent or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(g)           the solvency of, or any acts of omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(h)           any failure by the Agent or any of Agent's Affiliates to issue any Letter of Credit in the form requested by the Borrower, unless the Agent has received written notice from the Borrower of such failure within three (3) Business Days after the Agent shall have furnished the Borrower a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(i)           any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower or any Subsidiaries of the Borrower;

(j)           any breach of this Agreement or any other Loan Document by any party thereto;

                                                      (k)           the occurrence or continuance of an Insolvency Proceeding with respect to the Borrower;

                                                      (l)           the fact that an Event of Default or a Potential Default shall have occurred and be continuing;

                                                      (m)           the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

                                                      (n)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Notwithstanding the foregoing, no Lender shall be required to make a Revolving Credit Advance or a Participation Advance in excess of its Revolving Credit Commitment minus its Ratable Share of any Letters of Credit Outstanding.

2.9.8.	Indemnity.

In addition to amounts payable as provided in Section 10.5 [Reimbursement and Indemnification of Agent by the Borrower], the Borrower hereby agrees to protect, indemnify, pay and save harmless the Agent and any of Agent's Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes (other than income and franchise taxes), penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Agent or any of Agent's Affiliates may incur or be subject to as a consequence of the issuance of any Letter of Credit, other than as a result of (a) the gross negligence or willful misconduct of the Agent as determined by a final judgment of a court of competent jurisdiction or (b) the wrongful dishonor by the Agent or any of Agent's Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "Governmental Acts").

2.9.9.	Liability for Acts and Omissions.

As between the Borrower and the Agent, or the Agent's Affiliates, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, the Agent shall not be responsible for any of the following including any losses or damages to the Borrower or other Person or property relating therefrom:  (a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Agent or the Agent's Affiliates shall have been notified thereof); (b) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (c) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of the Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any such transferee; (d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (e) errors in interpretation of technical terms; (f) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (g) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (h) any consequences arising from causes beyond the control of the Agent or the Agent's Affiliates, as applicable, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the Agent's or the Agent's Affiliates rights or powers hereunder.  Nothing in the preceding sentence shall relieve the Agent from liability for the Agent's gross negligence or willful misconduct in connection with actions or omissions described in such clauses (a) through (h) of such sentence.  In no event shall the Agent or the Agent's Affiliates be liable to the Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys' fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Agent and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Agent or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Agent or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Agent or its Affiliate in any way related to any order issued at the applicant's request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an "Order") and honor any drawing in connection with any Letter of Credit that is the subject to such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Agent or the Agent's Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Agent or the Agent's Affiliates under any resulting liability to the Borrower or any Lender.

2.10 Borrowings to Repay Swing Loans.

PNC Bank may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and, unless the Borrower makes such repayment from sources other than a Revolving Credit Loan, each Lender shall make a Revolving Credit Loan in an amount equal to such Lender's Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC Bank so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus such Lender's Ratable Share of the amount of the Letters of Credit Outstanding.  Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.4 [Revolving Credit Loan Requests] without regard to any of the requirements of that provision.  PNC Bank shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.10 and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.4 [Revolving Credit Loan Requests] or Section 7.2 [Each Additional Loan or Letter of Credit] are then satisfied) by the time PNC Bank so requests, which shall not be earlier than 3:00 p.m. Pittsburgh time on the Business Day next after the date the Lenders receive such notice from PNC Bank.

2.11 Right to Increase Commitments.

Provided that there is no Event of Default or Potential Default, if the Borrower wishes to increase the Revolving Credit Commitments, the Borrower shall notify the Agent thereof, provided that any such increase shall be in a minimum of $10,000,000.00 and the aggregate of all such increases in the Revolving Credit Commitments shall not exceed $50,000,000.00 from and after the Closing Date.  Each Lender shall have the right at any time within fifteen (15) days following such notice to increase its respective Revolving Credit Commitment so as to provide such added commitment pro rata in accordance with such Lender's Ratable Share, and any portion of such requested increase that is not provided by any Lender shall: (a) first be available to the other Lenders pro rata in accordance with their Ratable Share, (b) next be available to the other Lenders in such a manner as the Borrower, the Agent and those Lenders shall agree, and (c) thereafter, to the extent not provided by the Lenders, to any additional bank proposed by the Borrower, which is approved by the Agent (which approval shall not be unreasonably withheld) and that becomes a party to this Agreement pursuant to Section 11.11 [Successors and Assigns; Joinder of a Lender].  In the event of any such increase in the aggregate Revolving Credit Commitments effected pursuant to the terms of this Section 2.11, which results in a change in the Ratable Share of any Lender, then on the effective date of any increase (i) the Borrower shall repay all Loans then outstanding, subject to the Borrower's indemnity obligations set forth in Section 5.6.2 [Indemnity], provided that the Borrower may borrow new Loans on such date, with each Lender participating in such new Loans in accordance with their respective Ratable Shares after giving effect to the increase in Revolving Credit Commitments contemplated by this Section, and (ii) each Lender will be deemed to have purchased a participation interest in all Letters of Credit Outstanding and in all Swing Loans equal to its Ratable Share after giving effect to the increase in Revolving Credit Commitments contemplated by this Section. In the event of any such increase in Revolving Credit Commitments pursuant to this Section, new Notes shall, to the extent necessary, be executed and delivered by the Borrower in exchange for the surrender of the existing Notes and the Agent shall amend Schedule 1.1(B) to reflect such increase in Commitments. No Lender shall have any obligation to increase its Revolving Credit Commitment pursuant to this Section.

3.           INTENTIONALLY OMITTED

4.           INTEREST RATES

4.1 Interest Rate Options.

The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or Euro-Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the comprising any Borrowing Tranche, provided that there shall not be at any one time outstanding more than six (6) Borrowing Tranches in the aggregate among all of the Loans, and provided further that only the Swing Loan Interest Rate shall apply to the Swing Loans.  If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender's highest lawful rate, the rate of interest on such Lender's Loan shall be limited to such Lender's highest lawful rate.  Notwithstanding anything to the contrary set forth herein, if an Event of Default or Potential Default exists and is continuing, the Borrower may not request, convert to, or renew the Euro-Rate Option for any Loans and the Required Lenders may demand that all existing Borrowing Tranches bearing interest under the Euro-Rate Option shall be converted immediately to the Base Rate Option, subject to the obligation of the Borrower to pay any indemnity under Section 5.6.2 [Indemnity] in connection with such conversion.

4.1.1.	Revolving Credit Interest Rate Options.

The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans (subject to the provision above regarding Swing Loans):

                                                      (a)           Base Rate Option:  A fluctuating rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate and/or the Applicable Margin; or

                                                      (b)           Euro-Rate Option:  A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Euro-Rate plus the Applicable Margin, such interest rate to change automatically from time to time as of the effective date of each change in the Applicable Margin.

Notwithstanding the foregoing, if any Event of Default has occurred and is continuing, no Loan may be made, converted to or renewed under any Euro-Rate Option.

4.1.2.	Rate Quotations.

The Borrower may call the Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the interest rates then in effect, but it is acknowledged that such projection shall not be binding on the Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

4.1.3.	Change in Fees or Interest Rates.

If the Applicable Margin, Applicable Letter of Credit Fee Rate or Applicable Commitment Fee Rate is increased or reduced with respect to any period for which the Borrower has already paid interest, the Commitment Fee, or the Letter of Credit Fee, the Agent shall recalculate the additional interest, Commitment Fee, or Letter of Credit Fee due from or to the Borrower and shall, within fifteen (15) Business Days after the Borrower notifies the Agent of such increase or decrease, give the Borrower and the Lenders notice of such recalculation.

4.1.3.1 Any additional interest, Commitment Fee, or Letter of Credit Fee due from the Borrower shall be paid to the Agent for the account of the Lenders on the next date on which an interest or fee payment is due; provided, however, that if there are no Loans outstanding or if the Loans are due and payable, such additional interest, Commitment Fee, or Letter of Credit Fee shall be paid promptly after receipt of written request for payment from the Agent.

4.1.3.2 Any interest, Commitment Fee, or Letter of Credit Fee refund due to the Borrower shall be credited against payments otherwise due from the Borrower on the next interest or fee payment due date or, if the Loans have been repaid and the Lenders are no longer committed to lend under this Agreement, the Lenders shall pay the Agent for the account of the Borrower such interest, Commitment Fee, or Letter of Credit Fee refund not later than five Business Days after written notice from the Agent to the Lenders.

4.2 Interest Periods.

At any time when the Borrower shall select, convert to or renew a Euro-Rate Option, the Borrower shall notify the Agent thereof by delivering a Loan Request at least three (3) Business Days prior to the effective date of such Interest Rate Option.  The notice shall specify an Interest Period during which such Interest Rate Option shall apply.  Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a Euro-Rate Option:

4.2.1.	Amount of Borrowing Tranche.

the amount of each Borrowing Tranche of Loans to which a Euro-Rate Option applies shall be in integral multiples of $1,000,000.00 and not less than $3,000,000.00;

4.2.2.	Renewals.

in the case of the renewal of a Euro-Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

4.3 Interest After Default.

To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived:

4.3.1.	Letter of Credit Fees, Interest Rate.

the Letter of Credit Fee and the rate of interest for each Loan otherwise applicable pursuant to Section 2.9.2 [Letter of Credit Fees] or Section 4.1 [Interest Rate Options], respectively, shall be increased by 2.0% per annum; and

4.3.2.	Other Obligations.

each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Base Rate Option plus an additional 2% per annum from the time such Obligation becomes due and payable and until it is paid in full.

4.3.3.	Acknowledgment.

The Borrower acknowledges that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by the Borrower upon demand by the Agent.

4.4 Euro-Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

4.4.1.	Unascertainable.

If on any date on which a Euro-Rate would otherwise be determined with respect to Loans, the Agent shall have determined that:

                                                      (a)           adequate and reasonable means do not exist for ascertaining such Euro-Rate, or

                                                      (b)           a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the Euro-Rate, then the Agent shall have the rights specified in Section 4.4.3 [The Agent's and Lenders' Rights].

4.4.2.	Illegality; Increased Costs; Deposits Not Available.

If at any time any Lender shall have determined that:

                                                      (a)           the making, maintenance or funding of any Loan to which a Euro-Rate Option applies has been made unlawful or materially impracticable by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

                                                      (b)           such Euro-Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan in a material respect, or

                                                      (c)           after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a Euro-Rate Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Agent shall have the rights specified in Section 4.4.3 [The Agent's and Lenders' Rights].

4.4.3.	The Agent's and Lenders' Rights.

In the case of any event specified in Section 4.4.1 [Unascertainable] above, the Agent shall promptly so notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available] above, such Lender shall promptly so notify the Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower.  Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (a) the Lenders, in the case of such notice given by the Agent, or (b) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a Euro-Rate Option shall be suspended until the Agent shall have later notified the Borrower, or such Lender shall have later notified the Agent, of the Agent's or such Lender's, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.  If at any time the Agent makes a determination under Section 4.4.1 [Unascertainable] and the Borrower has previously notified the Agent of its selection of, conversion to or renewal of a Euro-Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for the selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans if the Borrower has requested the Euro-Rate Option.  If any Lender notifies the Agent of a determination under Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available], the Borrower shall, subject to the Borrower's indemnification Obligations under Section 5.6.2 [Indemnity], as to any Loan of the Lender to which a Euro-Rate Option applies, on the date specified in such notice either (i) as applicable, convert such Loan to the Base Rate Option otherwise available with respect to such Loan, or (ii) prepay such Loan in accordance with Section 5.4.1 [Voluntary Prepayments].  Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

4.5 Selection of Interest Rate Options.

If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the Euro-Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], the Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option, commencing upon the last day of the existing Interest Period.

5.           PAYMENTS

5.1 Payments.

All payments and prepayments to be made in respect of principal, interest, Commitment Fee, Letter of Credit Fees, Agent's Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m., Pittsburgh time, on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue.  Such payments shall be made to the Agent at the Principal Office for the account of PNC Bank with respect to the Swing Loans, for the account of the Issuing Lender with respect to Letters of Credit (except for the Letter of Credit Fee, which shall be payable to the Agent for the account of the Lenders as provided herein), and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans and the Letter of Credit Fee, and in immediately available funds, and the Agent shall promptly distribute such amounts to the Lenders in immediately available funds, provided that in the event payments are received by 11:00 a.m., Pittsburgh time, by the Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Agent, the Agent shall pay the Lenders the Federal Funds Effective Rate, with respect to the amount of such payments for each day held by the Agent and not distributed to the Lenders.  The Agent's and each Lender's statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an "account stated."

5.2 Pro Rata Treatment of Lenders; Sharing of Payments; Agent's Presumptions.

5.2.1.	Pro Rata Treatment of Lenders.

Each borrowing of Loans shall be allocated to each Lender according to its Ratable Share and each selection of, conversion to or renewal of any Interest Rate Option applicable to the Loans and each payment or prepayment by the Borrower with respect to principal or interest on the Loans or Commitment Fees, Letter of Credit Fees, or other fees (except for the Agent's Fee and fees and interest paid solely for the account of the Issuing Lender or PNC Bank as Swing Loan Lender) or amounts due from the Borrower hereunder to the Lenders with respect to the Loans shall (except as otherwise may be provided with respect to a Defaulting Lender or a Delinquent Lender and as provided in Section 4.4.3 [The Agent's and Lenders' Rights] in the case of an event specified in Sections 4.4 [Euro-Rate Unascertainable; Etc.], 5.4.2 [Replacement of a Lender] or 5.6 [Additional Compensation in Certain Circumstances]) be made in proportion to the applicable Loans outstanding from each Lender and, if no such Loans are then outstanding, in proportion to the Ratable Share.  Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Swing Loans shall be made by or to PNC Bank according to Section 2.

5.2.2.	Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff, counterclaim or banker's lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender's receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its Ratable Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of the Loan Documents or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Lender that fails at any time to comply with the provisions of this Section with respect to purchasing participations from the other Lenders whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Lenders, when and to the full extent required by the provisions of this Agreement, shall be deemed delinquent (a "Delinquent Lender") and shall be deemed a Delinquent Lender until such time as each such delinquency and all of its obligations hereunder are satisfied.  A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of or relating to outstanding Loans, Letters of Credit, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective Ratable Share of all outstanding Loans and other unpaid Obligations of the Borrower.  The Delinquent Lender hereby authorizes the Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective Ratable Share of all outstanding Loans and other unpaid Obligations of Borrower.  A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans and other unpaid Obligations of the Borrower to the nondelinquent Lenders, the Lenders’ respective Ratable Share of all outstanding Loans and unpaid Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

5.2.3.	Presumptions by the Agent.

Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

5.3 Interest Payment Dates.

Interest on Swing Loans and on Loans to which the Base Rate Option applies shall be due and payable quarterly in arrears on the first day of each January, April, July and October after the date hereof and on the Expiration Date, or upon acceleration of the Loans.  Interest on Loans to which the Euro-Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period.

5.4 Prepayments.

5.4.1.	Voluntary Prepayments.

The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.4.2 [Replacement of a Lender] below or in Section 5.6 [Additional Compensation in Certain Circumstances]):

                                                      (a)           at any time with respect to Swing Loans or with respect to any Loan to which the Base Rate Option applies,

                                                      (b)           on the last day of the applicable Interest Period with respect to Loans to which a Euro-Rate Option applies, or

                                                      (c)           on the date specified in a notice by any Lender pursuant to Section 4.4 [Euro-Rate Unascertainable, Etc.] with respect to any Loan to which a Euro-Rate Option applies.

Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Agent by 1:00 p.m., Pittsburgh time, at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans or no later than 2:00 p.m., Pittsburgh time, on the date of prepayment of Swing Loans, setting forth the following information:

(i)           the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(ii)           a statement indicating the application of the prepayment among the Revolving Credit Loans and Swing Loans;

(iii)           the total principal amount of such prepayment, which, with respect to Loans to which the Base Rate Option applies shall not be less than $500,000.00 for any Revolving Credit Loan, unless such repayment is of the total amount outstanding with regard to such Revolving Credit Loan, and which, with respect to Swing Loans, shall be the total amount thereof, and

(iv)           the total principal amount of such prepayment, which, with respect to Loans to which the Euro-Rate Option applies, shall not be less than $1,000,000.00 for any Revolving Credit Loan, unless such repayment is of the total amount outstanding with regard to such Revolving Credit Loan.

All prepayment notices shall be irrevocable.  The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made.  Except as provided in Section 4.4.3 [Agent's and Lender's Rights], if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied (A) first to Swing Loans and second to Revolving Credit Loans; and (B) after giving effect to the allocations in clause (A) above and in the preceding sentence, first to Loans to which the Swing Loan Interest Rate applies, second to Loans to which the Base Rate Option applies, and then to Loans to which the Euro-Rate Option applies.  Any prepayment hereunder shall be subject to the Borrower's Obligation to indemnify the Lenders under Section 5.6.2 [Indemnity].

5.4.2.	Replacement of a Lender.

In the event any Lender (a) gives notice under Section 4.4 [Euro-Rate Unascertainable, Etc.], (b) requests compensation under Section 5.6.1 [Increased Costs, Etc.] or Section 5.8 [Taxes], (c) is a Defaulting Lender, (d) becomes subject to the control of an Official Body (other than normal and customary supervision), (e) is a Non-Consenting Lender referred to in Section 11.1 [Modifications, Amendments or Waivers], or (f) causes the Borrower to pay, withhold or indemnify any Taxes or Other Taxes pursuant to Section 5.8 [Taxes], then in any such event the Borrower may, at its sole expense, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.11 [Successors and Assigns]), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower shall have paid to the Agent the assignment fee specified in Section 11.11 [Successors and Assigns];

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.6.2 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 5.6.1 [Increased Costs, Etc.] or payments required to be made pursuant to Section 5.8 [Taxes], such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  Notwithstanding the foregoing, the Agent may only be replaced in accordance with Section 10.14 [Resignation of Agent].

5.4.3.	Change of Lending Office.

Each Lender agrees that prior to giving notice to any claim for increased costs, indemnification or other special payments under Sections 4.4.2 [Illegality, Etc.], 5.6.1 [Increased Costs, Etc.] or Section 5.8 [Taxes] with respect to such Lender, it will have initiated reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section.  Nothing in this Section 5.4.3 shall affect or postpone any of the Obligations of the Borrower or the rights of the Agent or any Lender provided in this Agreement.

5.5 Voluntary Commitment Reductions.

The Borrower shall have the right, upon not less than five (5) Business Days' written irrevocable notice to the Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments, which notice shall specify the date and amount of any such reduction and otherwise be substantially in the form of Exhibit 5.5 (a "Commitment Reduction Notice").  Any such reduction shall be in a minimum amount equal to $5,000,000.00 or an integral multiple thereof, unless the Commitments are reduced to zero and this Agreement terminated; provided, that the Revolving Credit Commitments may not be reduced below the aggregate principal amount of the Revolving Facility Usage.  Each reduction of Revolving Credit Commitments shall ratably reduce the Revolving Credit Commitments of the Lenders.

5.6 Additional Compensation in Certain Circumstances.

5.6.1.	Increased Costs or Reduced Return Resulting From Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc.

If any Law, guideline or interpretation or any change in any Law, guideline or interpretation or application thereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive (whether or not having the force of Law) of any central bank or other Official Body:

                                                      (a)           subjects any Lender to any tax or changes the basis of taxation with respect to this Agreement, the Loans or payments by the Borrower of principal, interest, Commitment Fees, Letter of Credit Fees or other amounts due from the Borrower hereunder (except for taxes on the overall net income of such Lender),

                                                      (b)           imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent) of, deposits with or for the account of, or other acquisitions of funds by, any Lender or any lending office of any Lender, or

                                                      (c)           imposes, modifies or deems applicable any capital adequacy or similar requirement (i) against assets (funded or contingent) of, or letters of credit, other credits or commitments to extend credit extended by, any Lender (or its holding company), or (ii) otherwise applicable to the obligations of any Lender or any lending office of any Lender (or its holding company) under this Agreement, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon any Lender (or its holding company) or its lending office with respect to this Agreement or the making, maintenance or funding of any part of the Loans (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on any Lender's capital, taking into consideration such Lender's (or its holding company's) customary policies with respect to capital adequacy) by an amount which such Lender in its reasonable discretion deems to be material, such Lender shall from time to time notify the Borrower and the Agent of the amount determined in good faith (using any averaging and attribution methods employed in good faith) by such Lender to be necessary to compensate such Lender for such increase in cost, reduction of income, additional expense or reduced rate of return.  Such notice shall set forth in reasonable detail the basis for such determination.  Such amount shall be due and payable by the Borrower to such Lender thirty (30) days after such notice is given.

5.6.2.	Indemnity.

In addition to the compensation required by Section 5.6.1 [Increased Costs, Etc.], the Borrower shall indemnify each Lender against all direct liabilities, losses or expenses (including loss of margin, any loss or expense incurred in liquidating or employing deposits from third parties and any loss or expense incurred in connection with funds acquired by a Lender to fund or maintain Loans subject to a Euro-Rate Option) which such Lender actually sustains or incurs as a consequence of any

                                                      (a)           payment, prepayment, conversion or renewal of any Loan to which a Euro-Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

                                                      (b)           attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.4 [Revolving Credit Loan Requests], Section 2.5 [Swing Loan Requests] or Section 4.2 [Interest Periods] or notice relating to voluntary prepayments under Section 5.4.1 [Voluntary Prepayments] or notice relating to voluntary Commitment reductions under Section 5.5 [Voluntary Commitment Reductions],

                                                      (c)           default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal of or interest on the Loans, Letter of Credit Fees, or Commitment Fees or any other amount due hereunder; or

(d)           the assignment of any Loan to which a Euro-Rate Option applies, as a result of the Borrower's exercise of its rights to replace a Lender under Section 5.4.2 [Replacement of a Lender].

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense.  Such notice shall set forth in reasonable detail the basis for such determination.  Such amount shall be due and payable by the Borrower to such Lender thirty (30) days after such notice is given.

5.7 Interbank Market Presumption.

Except as otherwise expressly provided herein, for all purposes of this Agreement and each Note with respect to any aspects of the Euro-Rate or any Loan under the Euro-Rate Option, each Lender and the Agent shall be presumed to have obtained rates, funding, currencies, deposits, and the like in the London interbank market regardless whether it did so or not; and, each Lender's and the Agent's determination of amounts payable under, and actions required or authorized by, Sections 4.4 [Euro-Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available] and 5.6 [Additional Compensation in Certain Circumstances] shall be calculated, at each Lender's and Agent's option, as though each Lender and Agent funded its pro rata share of each Borrowing Tranche of Loans under the Euro-Rate Option through the purchase of deposits of the types and maturities corresponding to the deposits used as a reference in accordance with the terms hereof in determining the Euro-Rate applicable to such Loans, whether in fact that is the case.

5.8 Taxes.

5.8.1.	No Deductions.

All payments made by the Borrower hereunder and under each Note shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of any Lender and all income and franchise taxes applicable to any Lender of the United States (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes").  If the Borrower shall be required by Law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note (a) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.8.1) each Lender receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions and (c) the Borrower shall timely pay the full amount deducted to the relevant tax authority or other authority in accordance with applicable Law.

5.8.2.	Stamp Taxes.

In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement or any Note (hereinafter referred to as "Other Taxes").

5.8.3.	Indemnification for Taxes Paid by a Lender.

The Borrower shall indemnify each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 5.8.3) paid by any Lender and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  This indemnification shall be made within 30 days from the date a Lender makes written demand therefor.

5.8.4.	Certificate.

Within 30 days after the date of any payment of any Taxes by the Borrower, the Borrower shall furnish to each Lender, at its address referred to herein, the original or a certified copy of a receipt evidencing payment thereof.  If no Taxes are payable in respect of any payment by the Borrower, the Borrower shall, if so requested by a Lender, provide a certificate of an officer of the Borrower to that effect.

5.8.5.	Survival.

Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 5.8.1 [No Deductions] through and including 5.8.4 [Certificate] shall survive the payment in full of principal and interest hereunder and under any instrument delivered hereunder.

5.9 Notes.

Upon the request of any Lender, the Revolving Credit Loans made by such Lender may be evidenced by a Revolving Credit Note in the form of Exhibit 1.1(R).

5.10 Settlement Date Procedures.

In order to minimize the transfer of funds between the Lenders and the Agent, the Borrower may borrow, repay and reborrow Swing Loans and PNC Bank may make Swing Loans as provided in Section 2.1.2 [Swing Loan Commitment] hereof during the period between Settlement Dates.  Not later than 11:00 a.m., Pittsburgh time, on each Settlement Date, the Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the Swing Loans (each a "Required Share").  Prior to 2:00 p.m., Pittsburgh time, on such Settlement Date, each Lender shall pay to the Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Agent shall pay to each Lender its Ratable Share of all payments made by the Borrower to the Agent with respect to the Revolving Credit Loans.  The Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and may at its option effect settlement on any other Business Day.  These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.10 shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Sections 2.1.1 [Revolving Credit Loans] and 2.2 [Nature of Lenders' Obligations with Respect to Revolving Credit Loans].  The Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Agent such Lender's Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Agent to pay immediately to such Lender its Revolving Credit  Ratable Share of all payments made by the Borrower to the Agent with respect to the Revolving Credit Loans.

6.           REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties.

The Borrower represents and warrants to the Agent and each of the Lenders as follows:

6.1.1.	Organization and Qualification.

The Borrower and each Subsidiary of the Borrower that is not an Inactive Subsidiary is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the State of New Jersey in the case of the Borrower, or its respective jurisdiction of organization in the case of such Subsidiary.  The Borrower and each Subsidiary of the Borrower that is not an Inactive Subsidiary has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct.  The Borrower and each Subsidiary of the Borrower that is not an Inactive Subsidiary is duly licensed or qualified and in good standing in each jurisdiction where the failure to be so licensed or qualified could reasonably be expected to result in a Material Adverse Change.

6.1.2.	Subsidiaries.

Schedule 6.1.2 states the name of each of the Borrower's Subsidiaries, its jurisdiction of incorporation, its authorized capital stock, the issued and outstanding shares (referred to herein as the "Subsidiary Shares") and the owners thereof if it is a corporation, its outstanding partnership interests (the "Partnership Interests") if it is a partnership and its outstanding limited liability company interests, interests assigned to managers thereof and the voting rights associated therewith (the "LLC Interests") if it is a limited liability company and also indicates if such Subsidiary is an Inactive Subsidiary.  The Borrower and each Subsidiary of the Borrower has good and marketable title to all of the Subsidiary Shares, Partnership Interests and LLC Interests it purports to own, free and clear in each case of any Lien.  All Subsidiary Shares, Partnership Interests and LLC Interests have been validly issued, and all Subsidiary Shares are fully paid and nonassessable.  All capital contributions and other consideration required to be made or paid in connection with the issuance of the Partnership Interests and LLC Interests have been made or paid, as the case may be.  There are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares, Partnership Interests or LLC Interests except as indicated on Schedule 6.1.2.

6.1.3.	Power and Authority.

The Borrower has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

6.1.4.	Validity and Binding Effect.

This Agreement has been duly and validly executed and delivered by the Borrower, and each other Loan Document which the Borrower is required to execute and deliver on or after the date hereof will have been duly executed and delivered by the Borrower on the required date of delivery of such Loan Document.  This Agreement and each other Loan Document constitutes, or will constitute, legal, valid and binding obligations of the Borrower on and after its date of delivery thereof, enforceable against the Borrower in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors' rights generally or limiting the right of specific performance.

6.1.5.	No Conflict.

Neither the execution and delivery of this Agreement or the other Loan Documents by the Borrower nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by the Borrower will conflict with, constitute a default under or result in any breach of (a) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of the Borrower or (b) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which the Borrower or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of the Borrower or any of its Subsidiaries (other than Liens granted under the Loan Documents and other than Permitted Liens).

6.1.6.	Litigation.

Except as set forth in the SEC Filings, there are no actions, suits, proceedings or investigations (other than Environmental Complaints which are specifically addressed in Section 6.1.21 [Environmental Matters]) pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary of the Borrower at law or equity before any Official Body which individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.  None of the Borrower or any Subsidiaries of the Borrower is in violation of any order, writ, injunction or any decree of any Official Body which could reasonably be expected to result in any Material Adverse Change.

6.1.7.	Title to Properties.

The Borrower and each Subsidiary of the Borrower has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens (other than Environmental Complaints which are specifically addressed in Section 6.1.21 [Environmental Matters]) except Permitted Liens, and subject to the terms and conditions of the applicable leases, except where the failure to hold such assets and other rights subject to such terms and conditions could reasonably be expected to result in a Material Adverse Change.  All leases of property are in full force and effect without the necessity for any consent which has not previously been obtained upon consummation of the transactions contemplated hereby to the extent that the failure of such leases to be in full force and effect or to have obtained any such consent could reasonably be expected to result in a Material Adverse Change.

6.1.8.	Financial Statements.

                                                      (a)           Historical Statements.  The Borrower has delivered to the Agent copies of its audited consolidated year-end financial statements for and as of the end of the fiscal year ended September 30, 2008, and its unaudited consolidated financial statements for and as of the end of the fiscal quarters ended December 31, 2008, March 31, 2009 and June 30, 2009 (the "Historical Statements").  The Historical Statements were compiled from the books and records maintained by the Borrower's management, are correct and complete and fairly represent the consolidated financial condition of the Borrower and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied (subject, in the case of such quarterly financial statements, to normal year-end adjustments and the absence of footnote disclosures).

                                                      (b)           Accuracy of Financial Statements.  Neither the Borrower nor any Subsidiary of the Borrower has any material (either individually or in the aggregate) liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Historical Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Borrower or any Subsidiary of the Borrower that could reasonably be expected to cause a Material Adverse Change.  Since September 30, 2009, no Material Adverse Change has occurred.

6.1.9.	Use of Proceeds; Margin Stock; Section 20 Subsidiaries.

6.1.9.1 General.

The Borrower intends to use the proceeds of the Loans in accordance with Sections 2.8 [Use of Proceeds] and 8.1.10 [Use of Proceeds].

6.1.9.2 Margin Stock.

Neither the Borrower nor any Subsidiary of the Borrower engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U).  No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System.  Neither the Borrower nor any Subsidiary of the Borrower holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of the Borrower or any Subsidiary of the Borrower is or will be represented by margin stock.

6.1.9.3 Section 20 Subsidiaries.

The Borrower is unaware of any circumstances where any portion of the proceeds of the Loans would be used to purchase any Ineligible Securities being underwritten by a Section 20 Subsidiary.

6.1.10.	Full Disclosure.

Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Agent or any Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.  There is no fact known to the Borrower that could reasonably be expected to result in a Material Adverse Change which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby or otherwise disclosed in the SEC Filings.

6.1.11.	Taxes.

All federal, state, local and other tax returns required to have been filed with respect to the Borrower and each Subsidiary of the Borrower on or prior to the Closing Date have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except (a) to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions if any, as shall be required by GAAP shall have been made or (b) to the extent that with respect to taxes (other than any U.S. federal or state income taxes, state taxes on equity or capital or comparable state taxes on income, equity or capital and which are otherwise related to the conduct of business or local real property taxes all of which taxes are subject to the requirements of the immediately preceding clause (a)), fees, assessments or other government charges, the failure to so pay or so contest could not reasonably be expected to result in a Material Adverse Change.  There are no agreements or waivers extending the statutory period of limitations applicable to any federal income tax return of the Borrower or any Subsidiary of the Borrower for any period.

6.1.12.	Consents and Approvals.

No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents by the Borrower, except as listed on Schedule 6.1.12, all of which shall have been obtained or made on or prior to the Closing Date except as otherwise indicated on Schedule 6.1.12.

6.1.13.	No Event of Default; Compliance With Instruments.

No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings or other extensions of credit to be made on the Closing Date under or pursuant to the Loan Documents which constitutes an Event of Default or Potential Default.  None of the Borrower nor any Subsidiaries of the Borrower is in violation of (a) any term of its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents or (b) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation could reasonably be expected to result in a Material Adverse Change.

6.1.14.	Patents, Trademarks, Copyrights, Licenses, Etc.

The Borrower and each Subsidiary of the Borrower owns or has the contractual right to use all the patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights reasonably necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by the Borrower or such Subsidiary, without known possible, alleged or actual conflict with the rights of others, except where the failure to do so could not reasonably be expected to have a Material Adverse Change.

6.1.15.	Insurance.

As of the Closing Date, no notice has been given or claim made and no grounds exist to cancel or avoid any of the Borrower's insurance policies or bonds or to reduce the coverage provided thereby, and such policies and bonds provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of the Borrower and each Subsidiary of the Borrower in accordance with prudent business practice in the industry of the Borrower and its Subsidiaries.

6.1.16.	Compliance With Laws.

The Borrower and its Subsidiaries are in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 6.1.21 [Environmental Matters]) in all jurisdictions in which the Borrower or any Subsidiary of the Borrower is presently or will be doing business except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

6.1.17.	Material Contracts; Burdensome Restrictions.

All material contracts relating to the business operations of the Borrower and each Subsidiary of the Borrower, including all employee benefit plans and Labor Contracts are valid, binding and enforceable upon the Borrower or such Subsidiary and, to the best of the Borrower's knowledge, each of the other parties thereto in accordance with their respective terms. To the Borrower's knowledge, there is no default with respect to parties other than the Borrower or such Subsidiary under any contract which, when combined with all then existing defaults under all other contracts, could reasonably be expected to result in a Material Adverse Change. None of the Borrower or its Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which could reasonably be expected to result in a Material Adverse Change.

6.1.18.	Investment Companies; Regulated Entities.

Neither the Borrower nor any Subsidiaries of the Borrower is an "investment company" registered or required to be registered under the Investment Company Act of 1940 or under the "control" of an "investment company" as such terms are defined in the Investment Company Act of 1940 and shall not become such an "investment company" or under such "control."  Neither the Borrower nor any Subsidiaries of the Borrower is a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.  Neither the Borrower nor any Subsidiaries of the Borrower is subject to any other federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

6.1.19.	Plans and Benefit Arrangements.

                                                      (a)           The Borrower and each other member of the ERISA Group are in compliance with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans, Multiple Employer Plans and Multiemployer Plans except where any instance of noncompliance could not reasonably be expected to result in a Material Adverse Change.  There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the best knowledge of the Borrower, with respect to any Multiemployer Plan or Multiple Employer Plan, which could reasonably be expected to result in a Material Adverse Change.  The Borrower and all other members of the ERISA Group have made when due any and all material payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto.  With respect to each Plan and Multiple Employer Plan, the Borrower and each other member of the ERISA Group (i) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (ii) have not incurred any material liability to the PBGC which has not been paid in the ordinary course, and (iii) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA.  All Plans, Benefit Arrangements and, to the best knowledge of Borrower, Multiple Employer Plans and Multiemployer Plans have been administered in all material respects in accordance with their terms and applicable Law.

                                                      (b)           No event requiring notice to the PBGC under Section 303(k)(4)(A) of ERISA has occurred or is reasonably expected to occur with respect to any Plan.

                                                      (c)           Neither the Borrower nor any other member of the ERISA Group has incurred or reasonably expects to incur any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan which could reasonably be expected to result in a Material Adverse Change.  Neither the Borrower nor any other member of the ERISA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the best knowledge of the Borrower, no Multiemployer Plan or Multiple Employer Plan is reasonably expected to be reorganized or terminated, within the meaning of Title IV of ERISA.

6.1.20.	Employment Matters.

The Borrower and each Subsidiary of the Borrower is in compliance with the Labor Contracts and all applicable federal, state and local labor and employment Laws including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, where the failure to comply could reasonably be expected to result in a Material Adverse Change.  There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of the Borrower or any Subsidiary of the Borrower which in any case could reasonably be expected to result in a Material Adverse Change.  The Borrower has delivered to the Agent true and correct copies of each of the Labor Contracts.

6.1.21.	Environmental Matters.

None of the Borrower or any Subsidiary of the Borrower has received any Environmental Complaint and the Borrower does not have any reason to believe that such an Environmental Complaint might be received, which individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.  There are no pending or, to the Borrower's knowledge, threatened Environmental Complaints relating to the Borrower or any Subsidiary of the Borrower, or any of the Properties or, to the Borrower's knowledge, any prior owner, operator or occupant of any of the Properties pertaining to, or arising out of, any Contamination or violations of Environmental Laws or Environmental Permits which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.  The Borrower and its Subsidiaries are in compliance with all applicable Environmental Laws in all jurisdictions in which the Borrower or any of its Subsidiaries is doing business except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.  The Borrower holds and its Subsidiaries hold and are operating in compliance with Environmental Permits, except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

6.1.22.	Senior Debt Status.

The Obligations of the Borrower under this Agreement and each of the other Loan Documents to which it is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness of the Borrower, except Indebtedness of the Borrower to the extent secured by Permitted Liens.  There is no Lien upon or with respect to any of the properties or income of the Borrower or any Subsidiary of the Borrower which secures indebtedness or other obligations of any Person except for Permitted Liens.

6.1.23.	Hedging Contract Policies.

Schedule 6.1.23 is a true and correct copy of Hedging Contract Policies.  The Borrower and each Subsidiary of the Borrower is subject to and is in compliance with the Hedging Contract Policies and the Borrower shall, and shall cause each of its Subsidiaries which engages in any Hedging Transaction to continue to comply with the Hedging Contract Policies, to the extent that the failure to comply, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

6.1.24.	Permitted Related Business Opportunities.

The information set forth on Schedule 6.1.24 is true, complete and correct in all material respects and sets forth a list of all of the Investments in Permitted Related Business Opportunities of the Borrower and its Subsidiaries as of the Closing Date and includes, without limitation, the amount and nature of each such Investment, a description of the activities engaged in by the Borrower and its Subsidiaries in connection with such Investment, and a description of the activities engaged in by the Person in which the Investment has been made.

6.1.25.	Anti-Terrorism Laws; Executive Order No. 13224.

Neither the Borrower nor any Subsidiary of the Borrower is any of the following (each a "Blocked Person"):

(a)           a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(b)           a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(c)           a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(d)           a Person or entity that commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order No. 13224;

(e)           a Person or entity that is named as a "specially designated national" on the most current list published by the United States Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(f)           a Person or entity who is affiliated or associated with a Person or entity listed above.

6.2 Continuation of Representations.

The Borrower makes the representations and warranties in this Section 6 on the date hereof, on the Closing Date, and each date thereafter on which a Loan is made or a Letter of Credit is issued as provided in and subject to Sections 7.1 [First Loans and Letters of Credit] and 7.2 [Each Additional Loan or Letter of Credit].

7.           CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of each Lender to make Loans and of the Issuing Lender to issue Letters of Credit hereunder is subject to the performance by the Borrower of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

7.1 First Loans and Letters of Credit.

On the Closing Date:

7.1.1.	Officer's Certificate.

The representations and warranties of the Borrower contained in Section 6 [Representations and Warranties] and in each of the other Loan Documents shall be true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and the Borrower shall have performed and complied with all covenants and conditions hereof and thereof required to have been performed and complied with on or prior to the Closing Date, no Event of Default or Potential Default shall have occurred and be continuing or shall exist; and there shall be delivered to the Agent for the benefit of each Lender a certificate of the Borrower, dated the Closing Date and signed by the Chief Executive Officer, President, Chief Financial Officer or other Authorized Officer of the Borrower, to each such effect.

7.1.2.	Secretary's Certificate.

There shall be delivered to the Agent for the benefit of each Lender a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Borrower, certifying as appropriate as to:

                                                      (a)           all action taken by the Borrower in connection with this Agreement and the other Loan Documents;

                                                      (b)           the names of the officer or officers authorized to sign this Agreement and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of the Borrower for purposes of this Agreement and the true signatures of such officers, on which the Agent and each Lender may conclusively rely; and

                                                      (c)           copies of its organizational documents, including its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, and limited liability company agreement as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of the Borrower in each state where organized or qualified to do business and a bring-down certificate by facsimile dated the Closing Date.

7.1.3.	Opinion of Counsel.

There shall be delivered to the Agent for the benefit of each Lender a written opinion of (a) Troutman Sanders LLP, counsel for the Borrower (who may rely on the opinions of such other counsel and Certificates of the Borrower's in-house counsel as may be reasonably acceptable to the Agent), dated the Closing Date and in substantially the form attached hereto as Exhibit 7.1.3 (A), and (b) Richard Reich, in-house counsel for NJR Service Corporation, dated the Closing Date and in substantially the form attached hereto as Exhibit 7.1.3 (B).

7.1.4.	Legal Details.

All legal details and proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be in form and substance satisfactory to the Agent and counsel for the Agent, and the Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Agent and said counsel, as the Agent or said counsel may reasonably request.  The Agent shall have received this Agreement executed by the Borrower and each Lender.

7.1.5.	Payment of Fees.

The Borrower shall have paid or caused to be paid to the Agent for itself and for the account of the Lenders to the extent not previously paid all fees accrued through the Closing Date and the costs and expenses for which the Agent and the Lenders are entitled to be reimbursed.

7.1.6.	Consents.

The material consents, if any, required to effectuate the transactions contemplated hereby as set forth on Schedule 6.1.12 shall have been obtained.

7.1.7.	Officer's Certificate Regarding MACs.

Since September 30, 2009, no Material Adverse Change shall have occurred; prior to the Closing Date, there shall have been no material change in the management of the Borrower; and there shall have been delivered to the Agent for the benefit of each Lender a certificate dated the Closing Date and signed by the Chief Executive Officer, President, Chief Financial Officer or other Authorized Officer of the Borrower to each such effect.

7.1.8.	No Violation of Laws.

The making of the Loans and the issuance of the Letters of Credit shall not contravene any Law applicable to the Borrower or any of the Lenders.

7.1.9.	No Actions or Proceedings.

No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, this Agreement, the other Loan Documents  or the consummation of the transactions contemplated hereby or thereby or which, in the Agent's sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

7.1.10.	Hedging Contract Policies.

The Borrower shall have delivered to the Agent and each Lender a true and complete copy of the Hedging Contract Policies, and the Hedging Contract Policies shall be satisfactory in form and substance to each Lender.

7.1.11.	Termination of Commitments and Repayment of Outstanding Indebtedness.

The Borrower shall have repaid all obligations, indebtedness, interest fees, expenses and other amounts due and owing under the Existing Agreement, all commitments to lend thereunder shall have been irrevocably terminated and all letters of credit issued thereunder shall have been terminated (except for the Existing Letters of Credit).

7.2 Each Additional Loan or Letter of Credit.

At the time of making any Loans or issuing any Letters of Credit other than Loans made or Letters of Credit issued on the Closing Date and after giving effect to the proposed extensions of credit: (a) the representations and warranties of the Borrower contained in

Section 6 [Representations and Warranties] (other than the representations and warranties contained in the first sentence of Section 6.1.6 [Litigation], the last sentence of Section 6.1.8(b) [Financial Statements], and Section 6.1.21 [Environmental Matters]) and in the other Loan Documents shall be true on and as of the date of such additional Loan or Letter of Credit with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and the Borrower shall have performed and complied with all covenants and conditions hereof; (b) no Event of Default or Potential Default shall have occurred and be continuing or shall exist; (c) the making of the Loans or issuance of such Letters of Credit shall not contravene any Law applicable to the Borrower or any Subsidiary of the Borrower or any of the Lenders; and (d) the Borrower shall have delivered to the Agent a duly executed and completed Loan Request, Swing Loan Request, or application for a Letter of Credit as the case may be.

8.           COVENANTS

8.1 Affirmative Covenants.

The Borrower covenants and agrees that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings, and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Borrower's other Obligations under the Loan Documents and termination of the Commitments, the Borrower shall comply at all times with the following affirmative covenants:

8.1.1.	Preservation of Existence, Etc.

The Borrower shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except (a) where the lack of legal existence of any Subsidiary or the failure to be so licensed or qualified could not reasonably be expected to have a Material Adverse Change, or (b) as otherwise expressly permitted in Section 8.2.5 [Liquidations, Mergers, Etc.].

8.1.2.	Payment of Liabilities, Including Taxes, Etc.

The Borrower shall, and shall cause each of its Subsidiaries to, (a) file all federal, state, local and other tax returns required to be filed in a timely manner, and (b) duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but only to the extent that failure to discharge any such liabilities would not result in any additional liability which could reasonably be expected to result in a Material Adverse Change.

8.1.3.	Maintenance of Insurance.

The Borrower shall, and shall cause each of its Subsidiaries to, insure its properties and assets in amounts sufficient to insure the assets and risks of the Borrower and each of its Subsidiaries in accordance with prudent business practice in the industry of the Borrower and such Subsidiaries, and in any event against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers' compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary. The Borrower shall not permit to exist any grounds for any such insurer to cancel or avoid, or reduce the amount of, any such coverage.

8.1.4.	Maintenance of Properties and Leases.

The Borrower shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, the Borrower will make or cause to be made all appropriate repairs, renewals or replacements thereof.

8.1.5.	Maintenance of Patents, Trademarks, Etc.

The Borrower shall, and shall cause each of its Subsidiaries to, maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same could constitute a Material Adverse Change.

8.1.6.	Visitation Rights.

The Borrower shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Agent or any of the Lenders to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request, provided that each Lender shall provide the Borrower and the Agent with reasonable notice prior to any visit or inspection, and, except after the occurrence and during the continuance of an Event of Default, any such visit or inspection shall occur during regular business hours.  In the event any Lender desires to conduct an audit of the Borrower and/or any one or more of its Subsidiaries, such Lender shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Agent, and except after the occurrence and during the continuance of an Event of Default, any such audit (whether by the Agent or any Lender) shall be at the sole cost and expense of the Agent or such Lender, as the case may be.

8.1.7.	Keeping of Records and Books of Account.

The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper books of record and account which enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

8.1.8.	Plans and Benefit Arrangements.

The Borrower shall, and shall cause each of its Subsidiaries and each other member of the ERISA Group to, comply with ERISA, the Internal Revenue Code and other applicable Laws applicable to Plans and Benefit Arrangements except where such failure, alone or in conjunction with any other failure, would not reasonably be expected to result in a Material Adverse Change.  Without limiting the generality of the foregoing, the Borrower shall cause all of its Plans and all Plans maintained by any of its Subsidiaries and any member of the ERISA Group to be funded in accordance with the minimum funding requirements of ERISA and shall make, and cause each member of the ERISA Group to make, in a timely manner, all contributions due to Plans, Benefit Arrangements and Multiemployer Plans.

8.1.9.	Compliance With Laws.

The Borrower shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all material respects, provided that it shall not be deemed to be a violation of this Section 8.1.9 if any failure to comply with any Law would not result in fines, penalties, costs associated with the performance of any Remedial Actions, other similar liabilities or injunctive relief which in the aggregate could not reasonably be expected to result in a Material Adverse Change.  Without limiting the generality of the foregoing, the Borrower shall, and shall cause each of its Subsidiaries to, obtain, maintain, renew and comply with all Environmental Permits applicable to their respective operations and activities, provided that it shall not be deemed to be a violation of this Section 8.1.9 if any failure to do so would not result in cease and desist orders or fines, penalties or other similar liabilities or injunctive relief which in the aggregate could not reasonably be expected to result in a Material Adverse Change.

8.1.10.	Use of Proceeds.

The Borrower will use the Letters of Credit and the proceeds of the Loans only for general corporate purposes of the Borrower and for working capital of the Borrower (including, without limitation (a) the use of Letters of Credit to support obligations arising in the ordinary course of the business of the Borrower, as such business is permitted to be conducted pursuant to Section 8.2.9  [Continuation of or Change in Business] (b) to support the issuance by the Borrower of short term notes in the commercial paper market and (c) to repay and terminate Indebtedness outstanding under the Existing Agreement).  The Borrower shall not use the Letters of Credit or the proceeds of the Loans for any purposes which contravenes any applicable Law or any provision hereof.

8.1.11.	Hedging Contract Policies.

The Borrower and each Subsidiary of the Borrower shall comply with the Hedging Contract Policies if the failures to comply, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

8.2 Negative Covenants.

The Borrower covenants and agrees that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings, and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Borrower's other Obligations hereunder and termination of the Commitments, the Borrower shall comply with the following negative covenants:

8.2.1.	Indebtedness.

The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

                                                      (a)           Indebtedness under the Loan Documents;

                                                      (b)           Existing Indebtedness as set forth on Schedule 8.2.1 (including any extensions or renewals thereof, provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 8.2.1);

                                                      (c)           Additional Indebtedness issued by the Borrower in accordance with Article Two of the Mortgage Indenture (as the Mortgage Indenture is in effect on the Closing Date), provided that such additional Indebtedness shall not contain (i) covenants, defaults and other terms and conditions more restrictive than those contained in this Agreement or (ii) any negative covenants, financial covenants, or defaults that are not also contained in this Agreement (provided however that if the Borrower's Debt Rating by Standard & Poor's is A- or better and by Moody's is A3 or better (or is equal or better than the equivalent rating of Fitch, Inc. or another nationally recognized statistical rating agency who shall have replaced either Standard & Poor's or Moody's as contemplated by the definition of the term "Debt Rating" hereunder), such Indebtedness may contain provisions described in clauses (i) and/or (ii) if the Borrower at such time in writing irrevocably offers the Agent and the Lenders to enter at any time into an amendment of this Agreement to add to this Agreement similar covenants, provisions or Events of Default, as the case may be), and shall specifically and expressly not contain any covenant or agreement with respect to the issuance or payment of dividends more restrictive than the restrictions contained in Section 4.1 of the Twenty-Sixth Supplemental Indenture dated as of October 1, 1995, supplemental to the Mortgage Indenture;

                                                      (d)           Additional, unsecured Indebtedness of the Borrower (including, without limitation, the NJNG Notes) incurred after the Closing Date, not to exceed at any time outstanding, after giving effect thereto, 65% of Consolidated Total Capitalization, so long as, both before and after giving effect to any proposed additional Indebtedness:  (i) no Default or Event of Default shall have occurred and be continuing and (ii) provided that such additional Indebtedness shall not contain (A) covenants, defaults and other terms or conditions more restrictive than those contained in this Agreement or (B) any negative covenants, financial covenants, or defaults that are not also contained in this Agreement, provided, however that if the Borrower's Debt Rating by Standard & Poor's is A- or better and by Moody's is A3 or better (or is equal or better than the equivalent rating of Fitch, Inc. or another nationally recognized statistical rating agency who shall have replaced either Standard & Poor's or Moody's as contemplated by the definition of the term "Debt Rating" hereunder), such Indebtedness may contain provisions described in clauses (A) and/or (B) if the Borrower at such time in writing irrevocably offers the Agent and the Lenders to enter at any time into an amendment of this Agreement to add to this Agreement similar covenants, provisions or Events of Default, as the case may be, and provided further, that with respect to the NJNG Notes and any refinancing thereof, in addition, any Indebtedness refinancing the NJNG Notes shall: (1) be unsecured, (2) have a maturity date no earlier than 180 days after the Expiration Date, and (3) have an interest rate not materially in excess of prevailing rates at such time for like transactions with a borrower of comparable credit rating to the Borrower;

(e)           Additional Indebtedness, in respect of capitalized leases (including, without limitation, capitalized leases for metered assets) not to exceed at any time outstanding in the aggregate for the Borrower and its Subsidiaries, $60,000,000.00;

(f)           Additional Indebtedness of the Borrower arising under any Hedging Transaction;

(g)           Additional Indebtedness, at any time outstanding not to exceed $10,000,000.00, secured by Liens permitted by Section 8.2.2(a);

(h)           Additional Indebtedness not to exceed at any time outstanding in the aggregate for the Borrower and its Subsidiaries $75,000,000.00, so long as: (i) such Indebtedness is Indebtedness of an Acquired Person which existed prior to the consummation of the Permitted Acquisition in connection with which such Acquired Person was acquired by a Loan Party and such Indebtedness was not incurred in contemplation of or in connection with such Permitted Acquisition; and (ii) such Indebtedness if secured is secured by Liens permitted by clause (l) of the definition of Permitted Liens;

(i)           Indebtedness, secured by Purchase Money Security Interests as permitted by clause (k) of the definition of Permitted Liens, not to exceed at any time outstanding in the aggregate for the Borrower and its Subsidiaries $20,000,000.00; and

(j)           Gas meter sale and leaseback transactions under the Permitted Sale and Leaseback Program.

8.2.2.	Liens.

The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except:

(a)           Liens existing on such property at the time of the acquisition of such property; provided that the fair market value of all assets secured as permitted by this Section 8.2.2 clause (a) shall not exceed, at any time, $10,000,000.00 and provided further that the Indebtedness secured by Liens permitted by this Section 8.2.2 clause (a) shall not at any time outstanding exceed $10,000,000.00;

(b)           Permitted Liens; and

(c)           Extensions or renewals of any Lien described in clause (a) or (b) of this Section 8.2.2, provided that: (i) any such extension or renewal shall be limited to the property theretofore subject to such Lien, and (ii) the principal amount of the Indebtedness secured by such Lien shall not be increased and shall otherwise be permitted by Section 8.2.1 [Indebtedness].

8.2.3.	Guaranties.

The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for

(a)           Guaranties of any Subsidiary of the Borrower of obligations of the Borrower arising under any Hedging Transaction;

(b)           Guaranties by the Borrower of various obligations of any of its Subsidiaries in connection with any transaction arising in connection with its ordinary course of business as conducted on the Closing Date or as otherwise permitted to be conducted pursuant to Section 8.2.9 [Continuation of or Change in Business]; and

(c)           Guaranties of the Borrower or any Subsidiary of the Borrower of Indebtedness permitted by clause (h) of Section 8.2.1 [Indebtedness].

8.2.4.	Loans and Investments.

The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing (any of the foregoing being an "Investment"), except:

                                                      (a)           trade credit extended on usual and customary terms in the ordinary course of business;

                                                      (b)           advances to employees to meet expenses incurred by such employees in the ordinary course of business;

(c)           Investments in New Jersey Natural Gas Charity, Inc.;

                                                      (d)           Permitted Investments; and

(e)           any Investment which constitutes a Permitted Acquisition in accordance with Section 8.2.5 [Liquidations, Mergers, Consolidations, Acquisitions].

8.2.5.	Liquidations, Mergers, Consolidations, Acquisitions.

The Borrower shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, provided that:

(a)           any such Subsidiary may consolidate or merge into another such Subsidiary which is wholly owned by the Borrower or one or more of such other Subsidiaries,

(b)           any Inactive Subsidiary of the Borrower may dissolve, liquidate or wind-up its affairs or any Inactive Subsidiary of the Borrower may consolidate or merge into:  (i) any other Inactive Subsidiary of the Borrower, or (ii) any other Subsidiary of the Borrower which is not an Inactive Subsidiary so long as such Inactive Subsidiary has no liabilities, contingent or otherwise, other than Indebtedness permitted by Section 8.2.1 [Indebtedness], and

(c)           the Borrower may acquire, whether by purchase or by merger, (i) all of the ownership interests of another Person or (ii) substantially all of assets of another Person or of a business or division of another Person (each a "Permitted Acquisition"), provided that each of the following requirements is met:

(A)           the board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition and, if the Borrower shall use any portion of the Loans to fund such Permitted Acquisition, the Borrower also shall have delivered to the Lenders written evidence of the approval of the board of directors (or equivalent body) of such Person for such Permitted Acquisition;

(B)           the business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be substantially the same as one or more line or lines of business conducted by the Borrower or otherwise be compliant with Section 8.2.9 [Continuation of or Change in Business];

(C)           no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition;

(D)           the Borrower shall demonstrate that it shall be in compliance with the covenants contained in Sections 8.2.12 [Maximum Leverage Ratio] and 8.2.13 [Minimum Interest Coverage Rate] after giving effect to such Permitted Acquisition (including in such computation Indebtedness or other liabilities assumed or incurred in connection with such Permitted Acquisition but excluding income earned or expenses incurred by the Person, business or assets to be acquired prior to the date of such Permitted Acquisition) by delivering at least five (5) Business Days prior to such Permitted Acquisition a certificate in the form of Exhibit 8.2.5 (the "Acquisition Compliance Certificate") evidencing such compliance; and

(E)           the Borrower shall deliver to the Agent at least five (5) Business Days before such Permitted Acquisition copies of any agreements entered into or proposed to be entered into by the Borrower in connection with such Permitted Acquisition and shall deliver to the Agent such other information about such Person or its assets as the Agent or any Lender may reasonably require.

8.2.6.	Dispositions of Assets or Subsidiaries.

The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, sell and leaseback, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of the Borrower), except:

                                                      (a)           transactions involving the sale of inventory in the ordinary course of business;

                                                      (b)           any sale, transfer or lease of assets in the ordinary course of business which are no longer necessary or required in the conduct of the Borrower's or such Subsidiary's business;

                                                      (c)           any sale, transfer or lease of assets by any wholly owned Subsidiary of the Borrower to the Borrower;

                                                      (d)           any sale, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets acquired or leased;

                                                      (e)           any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (a) through (d) above, provided that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, and (ii) the aggregate net book value of all assets so sold by the Borrower and its Subsidiaries shall not exceed in any fiscal year five (5%) of the consolidated total assets of the Borrower and its Subsidiaries as determined on a consolidated basis in accordance with GAAP;

(f)           any sale, transfer or lease of assets of any Inactive Subsidiary of the Borrower; and

(g)           gas meter sale and leaseback transactions under the Permitted Sale and Leaseback Program.

8.2.7.	Affiliate Transactions.

Except solely with respect to any Permitted Related Business Opportunities as previously disclosed to the Agent and each of the Lenders, the Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction (including purchasing property or services from or selling property or services to any Affiliate of the Borrower or any of its Subsidiaries or other Person) unless such transaction is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable arm's-length terms and conditions and is in accordance with all applicable Law.

8.2.8.	Subsidiaries, Partnerships and Joint Ventures.

The Borrower shall not, and shall not permit any of its Subsidiaries to, own, acquire or create directly or indirectly any Subsidiaries (other than New Jersey Resources Charity, Inc., a non-profit corporation organized under the laws of the State of New Jersey) without the prior written consent of the Required Lenders.  The Borrower shall not, and shall not permit any of its Subsidiaries to, become or agree to (a) become a general or limited partner in any general or limited partnership, except that the Subsidiaries of the Borrower may be general or limited partners in other Subsidiaries of the Borrower and except that Subsidiaries may be a limited partner in a Permitted Related Business Opportunity, (b) become a member or manager of, or hold a limited liability company interest in, a limited liability company, except that Subsidiaries of the Borrower may be members or managers of, or hold limited liability company interests in, other Subsidiaries of the Borrower and except that Subsidiaries of the Borrower may be members or managers of, or hold limited liability company interests in a Permitted Related Business Opportunity, or (c) become a joint venturer or hold a joint venture interest in any joint venture except that Subsidiaries of the Borrower may become a joint venturer in or hold a joint venture interest in any joint venture that is a Permitted Related Business Opportunity.

8.2.9.	Continuation of or Change in Business.

The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the business of the Borrower or such Subsidiary substantially as conducted and operated by the Borrower or such Subsidiary during the present fiscal year, and any line of business or business activity related or complementary to the business of the Borrower and its Subsidiaries conducted as of the Closing Date, or constituting a Permitted Related Business Opportunity.

8.2.10.	Plans and Benefit Arrangements.

The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in a Prohibited Transaction with any Plan, Benefit Arrangement, Multiple Employer Plan or Multiemployer Plan which, alone or in conjunction with any other circumstances or set of circumstances, would reasonably be expected to result in a Material Adverse Change.

8.2.11.	Fiscal Year.

The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, change its fiscal year from the twelve-month period beginning October 1 and ending September 30.

8.2.12.	Maximum Leverage Ratio.

The Borrower shall not at any time permit the ratio of Consolidated Total Indebtedness of the Borrower and its Subsidiaries to Consolidated Total Capitalization to exceed 0.65 to 1.00.

8.2.13.	Minimum Interest Coverage Ratio.

The Borrower shall not permit the ratio of Consolidated Income from Operations to Consolidated Interest Expense of the Borrower and its Subsidiaries, calculated as of the end of each fiscal quarter for the four fiscal quarters then ended, to be less than 2.50 to 1.00.

8.2.14.	No Limitation on Dividends and Distributions by Borrower or its Subsidiaries.

The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, enter into or otherwise be bound by any agreement not to pay dividends or make distributions to the Borrower (in the case of any such Subsidiary) or to the Parent (in the case of the Borrower), except for the restrictions that are no more onerous than the restrictions set forth in this Agreement and the restrictions set forth in the Mortgage Indenture, in each case as such restrictions exist as of the Closing Date.

8.2.15.	Payment of Dividends; Redemptions.

The Borrower shall not, and shall not permit any Subsidiary to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Borrower, or purchase, redeem or otherwise acquire for value (or permit any of its Subsidiaries to do so) any shares of any class of capital stock or other securities of the Borrower or any warrants, rights or options to acquire any such shares or other securities, now or hereafter outstanding, except that the Borrower may (a) declare and make any dividend payment or other distribution payable in common stock of the Borrower, (b) purchase, redeem or otherwise acquire shares of its common stock or warrants, rights or options to acquire any such shares so long as no Event of Default or Potential Default shall have occurred and is continuing or would result therefrom, and (c) declare and make its dividends, so long as, after giving effect thereto, no Event of Default shall have occurred and is continuing.

8.2.16.	No Modification of Hedging Contract Policies.

The Borrower and each Subsidiary of the Borrower shall not amend, modify, supplement, restate or rescind the Hedging Contract Policies in a manner which, compared with past practice of the Borrower and its Subsidiaries, would render Hedging Transactions entered into pursuant to the Hedging Contract Policies (as so modified) materially more speculative, without the prior written consent of the Required Lenders.

8.2.17.	Off-Balance Sheet Financing.

The Borrower and each Subsidiary of the Borrower shall not engage in any off-balance sheet transaction (i.e., the liabilities in respect of which do not appear on the liability side of the balance sheet, with such balance sheet prepared in accordance with GAAP) providing the functional equivalent of borrowed money (including asset securitizations, sale/leasebacks or Synthetic Leases (other than any sale/leaseback transaction or Synthetic Lease entered into, in either case, with respect to meter assets and which transaction is otherwise permitted by this Agreement)) with liabilities in excess, in the aggregate for the Borrower and its Subsidiaries as of any date of determination, of five (5%) of the total assets of the Borrower and its Subsidiaries, determined and consolidated in accordance with GAAP as of the date of determination.  For purposes of this Section 8.2.17 (a) "Synthetic Lease" means any lease transaction under which the parties intend that (i) the lease will be treated as an "operating lease" by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended, or appropriate successor thereto, and (ii) the lessee will be entitled to various tax benefits ordinarily available to owners (as opposed to lessees) of like property, and (b) the amount of any lease which is not a capital lease in accordance with GAAP is the aggregate amount of minimum lease payments due pursuant to such lease for any non-cancelable portion of its term.

8.2.18.	Amendments to NJNG Note Agreement.

Neither the Borrower nor any Subsidiary of the Borrower shall enter into any one or more amendments, modifications, restatements, or the like of the NJNG Note Agreement containing covenants or events of default materially more restrictive than the covenants or Events of Default contained in this Agreement (an "NJNG Modification Agreement") unless no later than five (5) Business Days after entering into any such NJNG Modification Agreement, Borrower shall have irrevocably offered the Agent and the Lenders to enter at any time into an amendment of this Agreement to add hereto substantially similar covenants or Events of Default, as the case may be. The foregoing shall not be construed as:  (a) a consent by the Agent or any Lender to any action or inaction otherwise restricted or prohibited by this Agreement, or (b) a waiver by the Agent or any Lender of any Potential Default or Event of Default resulting from any NJNG Modification Agreement.

8.2.19.	No Violation of Anti-Terrorism Laws.

Neither the Borrower nor any Subsidiary of the Borrower shall:  (a) violate any of the prohibitions set forth in the Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law applicable to any of them or the business that they conduct, or (b) require the Agent or the Lenders to take any action that would cause the Agent or the Lenders to be in violation of the prohibitions set forth in the Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law, it being understood that the Agent or any Lender can refuse to honor any such request or demand otherwise validly made by the Borrower under this Agreement or any other Loan Document.

8.3 Reporting Requirements.

The Borrower covenants and agrees that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings, and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Borrower's other Obligations hereunder and under the other Loan Documents and termination of the Commitments, the Borrower will furnish or cause to be furnished to the Agent and each of the Lenders:

8.3.1.	Quarterly Financial Statements.

As soon as available and in any event within fifty-five (55) calendar days after the end of each of the first three fiscal quarters in each fiscal year (or such earlier or later date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended), financial statements of the Borrower, consisting of a consolidated and consolidating balance sheet as of the end of such fiscal quarter and related consolidated and consolidating statements of income, stockholders' equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President, Chief Financial Officer or Treasurer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.  The Borrower will be deemed to have complied with the delivery requirements of this Section 8.3.1 if within fifty-five (55) days after the end of its fiscal quarter (or such earlier or later date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended), the Borrower delivers to the Agent and each of the Lenders a copy of its Form 10-Q as filed with the SEC and the financial statements contained therein meets the requirements described in this Section.

8.3.2.	Annual Financial Statements.

As soon as available and in any event within 105 days after the end of each fiscal year of the Borrower (or such earlier or later date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended), financial statements of the Borrower consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders' equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing satisfactory to the Agent.  The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of the Borrower under any of the Loan Documents.  The Borrower will be deemed to have complied with the delivery requirements of this Section 8.3.2 if within 105 days after the end of its fiscal year (or such earlier or later date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended), the Borrower delivers to the Agent and each of the Lenders a copy of its Form 10-K as filed with the SEC and the financial statements and certification of public accountants contained therein meets the requirements described in this Section.

It is expressly agreed that any financial information or financial statements (including, without limitation the annual financial statements required pursuant to this Section 8.3.2) submitted to the Agent or the Lenders which has been prepared by an independent public accountant or other outside accountant shall be accompanied by a statement in writing signed by such accountant disclosing that the accountant is aware that the financial information or financial statements prepared by the accountant would be submitted to and relied upon by the Agent and/or the Lenders in connection with the Agent's or the Lenders' determination to grant or continue credit. The Agent acknowledges that Deloitte & Touche, LLP is an independent certified public accountant reasonably satisfactory to the Agent as of the date hereof.

8.3.3.	Certificate of the Borrower.

Concurrently with the financial statements of the Borrower furnished to the Agent and to the Lenders pursuant to Sections 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements], a certificate (each a "Compliance Certificate") of the Borrower signed by the Chief Executive Officer, President, Chief Financial Officer or Treasurer of the Borrower, in the form of Exhibit 8.3.3.

8.3.4.	Notice of Default.

Promptly after any Authorized Officer (or other executive officer) of the Borrower has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by the Chief Executive Officer, President or Chief Financial Officer of the Borrower setting forth the details of such Event of Default or Potential Default and the action which the Borrower proposes to take with respect thereto.

8.3.5.	Notice of Litigation.

Promptly after the commencement thereof, notice of (a) all actions, suits, proceedings or investigations before or by any Official Body or any other Person against the Borrower or Subsidiary of the Borrower, involve a claim or series of claims in excess of $10,000,000.00 or, (b) any Environmental Complaint, individually or in the aggregate exceed $10,000,000.00, and in either case which if adversely determined could reasonably be expected to result in a Material Adverse Change.

8.3.6.	Notice of Change in Debt Rating.

Within five (5) Business Days after Standard & Poor's or Moody's, or such other rating agency as may be applicable pursuant to the terms hereof, announces a change in the  Debt Rating of the Borrower, notice of such change.  The Borrower will deliver, together with such notice, a copy of any written notification which Borrower received from the applicable rating agency regarding such change of Debt Rating.

8.3.7.	Sale of Assets.

At least thirty (30) calendar days prior thereto, notice with respect to any proposed sale or transfer of assets pursuant to Section 8.2.6(e) [Dispositions of Assets or Subsidiaries] where the consideration for such sale or transfer of assets is in excess of $10,000,000.00.

8.3.8.	Budgets, Forecasts, Other Reports and Information.

Promptly upon their becoming available to the Borrower:

                                                      (a)           any reports, notices or proxy statements generally distributed by the Borrower to its stockholders on a date no later than the date supplied to such stockholders,

                                                      (b)           to the extent not publicly accessible through the SEC's, the Parent's or the Borrower's respective websites, regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by the Borrower or the Parent with the SEC,

                                                      (c)           to the extent not previously reported in regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by the Borrower or the Parent with the SEC, the Borrower shall notify the Lenders promptly of the enactment or adoption of any Law which may result in a Material Adverse Change,

(d)           to the extent requested by the Agent or any Lender, the annual budget and any forecasts or projections of the Borrower, and

(e)           with respect to the Hedging Transaction activities of the Borrower and its Subsidiaries, to the extent not previously reported in regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by the Borrower or the Parent with the SEC, such other reports and information as any of the Lenders may from time to time reasonably request.

8.3.9.	Notices Regarding Plans and Benefit Arrangements.

8.3.9.1 Certain Events.

Promptly upon becoming aware of the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

                                                      (a)           any Reportable Event with respect to the Borrower or any other member of the ERISA Group (unless the obligation to report said Reportable Event to the PBGC has been waived),

                                                      (b)           any Prohibited Transaction which could subject the Borrower or any other member of the ERISA Group to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, any Benefit Arrangement or any trust created thereunder, which penalty or tax could reasonably be expected to result in a Material Adverse Change,

                                                      (c)           any assertion of withdrawal liability with respect to any Multiemployer Plan, which could reasonably be expected to result in a Material Adverse Change,

                                                      (d)           any partial or complete withdrawal from a Multiemployer Plan by the Borrower or any other member of the ERISA Group under Title IV of ERISA (or assertion thereof), which could reasonably be expected to result in a Material Adverse Change,

                                                      (e)           any cessation of operations (by the Borrower or any other member of the ERISA Group) at a facility in the circumstances described in Section 4062(e) of ERISA, which could reasonably be expected to result in a Material Adverse Change,

                                                      (f)           withdrawal by the Borrower or any other member of the ERISA Group from a Multiple Employer Plan, which could reasonably be expected to result in a Material Adverse Change,

                                                      (g)           a failure by the Borrower or any other member of the ERISA Group to make a payment to a Plan required to avoid imposition of a Lien under Section 303(k) of ERISA,

                                                      (h)           the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA, or

                                                      (i)           any change in the actuarial assumptions or funding methods used for any Plan, where the effect of such change is to materially increase or materially reduce the unfunded benefit liability or obligation to make periodic contributions, except for any such change required under applicable law.

8.3.9.2 Notices of Involuntary Termination and Annual Reports.

Promptly after receipt thereof, copies of (a) all notices received by the Borrower or any other member of the ERISA Group of the PBGC's intent to terminate any Plan administered or maintained by the Borrower or any member of the ERISA Group, or to have a trustee appointed to administer any such Plan; and (b) at the request of the Agent or any Lender each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by the Borrower or any other member of the ERISA Group, and schedules showing the amounts contributed to each such Plan by or on behalf of the Borrower or any other member of the ERISA Group in which any of their personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by the Borrower or any other member of the ERISA Group with the Internal Revenue Service with respect to each such Plan.

8.3.9.3 Notice of Voluntary Termination.

Promptly upon the filing thereof, copies of any Form 5310, or any successor or equivalent form to Form 5310, filed with the PBGC in connection with the termination of any Plan.

8.3.10.	Other Information.

Such additional information as may be reasonably requested in writing by the Agent.

9.           DEFAULT

9.1 Events of Default.

An Event of Default means the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

9.1.1.	Payments Under Loan Documents.

The Borrower shall fail to pay (a) any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit Borrowing when such principal is due hereunder or (b) any interest on any Loan, Commitment Fee, Reimbursement Obligation or Letter of Credit Borrowing or any other amount owing hereunder or under the other Loan Documents within three (3) Business Days after such interest, fee, or other amount becomes due in accordance with the terms hereof or thereof;

9.1.2.	Breach of Warranty.

Any representation or warranty made at any time by the Borrower herein or in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

9.1.3.	Breach of Negative Covenants or Visitation Rights.

The Borrower shall default in the observance or performance of any covenant contained in Section 8.1.6 [Visitation Rights] or Section 8.2 [Negative Covenants];

9.1.4.	Breach of Other Covenants.

The Borrower shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) calendar days after any Authorized Officer (or other executive officer) of the Borrower becomes aware of the occurrence thereof (such grace period to be applicable only in the event such default can be remedied by corrective action of the Borrower as determined by the Agent in its reasonable discretion);

9.1.5.	Defaults in Other Agreements or Indebtedness.

(a)           A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which the Borrower may be obligated as a borrower or guarantor in excess of $10,000,000.00 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend; or

(b)           A default or event of default shall occur at any time under the terms of any agreement involving any off balance sheet transaction (including any asset securitization, sale/leaseback transaction, or Synthetic Lease) with obligations in the aggregate thereunder for which the Borrower may be obligated in excess of $10,000,000.00, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any obligation when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any obligation (whether or not such right shall have been waived) or the termination of any such agreement;

9.1.6.	Final Judgments or Orders.

Any final judgments or orders for the payment of money in excess of $10,000,000.00 in the aggregate, to the extent not covered by insurance, shall be entered against the Borrower by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;

9.1.7.	Loan Document Unenforceable.

Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party's successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective rights, titles, interests, remedies, powers or privileges intended to be created thereby;

9.1.8.	Uninsured Losses; Proceedings Against Assets.

The assets of the Borrower or the assets of any Subsidiary of the Borrower are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter or otherwise fully bonded or covered by insurance (subject to reasonable and customary deductible amounts);

9.1.9.	Notice of Lien or Assessment.

A notice of Lien or assessment in excess of $10,000,000.00 (which is not a Permitted Lien) or an Environmental Complaint in excess of $10,000,000.00 is filed of record with respect to all or any part of any of the Borrower's or any of its Subsidiaries' assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including the PBGC, or any taxes or debts owing at any time or times hereafter to any one of these becomes payable and the same is not paid within thirty (30) days after the same becomes payable;

9.1.10.	Insolvency.

The Borrower ceases to be Solvent or admits in writing to a creditor or Official Body its inability to pay its debts as they mature;

9.1.11.	Events Relating to Plans and Benefit Arrangements.

Any of the following occurs:  (a) any Reportable Event; (b) proceedings shall have been instituted or other action taken to terminate any Plan in a distress termination; (c) a trustee shall be appointed by the PBGC to administer or liquidate any Plan; (d) the PBGC shall give notice of its intent to institute proceedings to terminate any Plan or Plans or to appoint a trustee to administer or liquidate any Plan; and, in the case of the occurrence of (a), (b), (c) or (d) above, which could reasonably be expected to result in a Material Adverse Change; (e) the Borrower or any member of the ERISA Group shall fail to make any contributions when due to a Plan or a Multiemployer Plan; (f) the Borrower or any other member of the ERISA Group shall withdraw completely or partially from a Multiemployer Plan; (g) the Borrower or any other member of the ERISA Group shall withdraw (or shall be deemed under Section 4062(e) of ERISA to withdraw) from a Multiple Employer Plan; or (h) any applicable Law is adopted, changed or interpreted by any Official Body with respect to or otherwise affecting one or more Plans,  Multiple Employer Plans Multiemployer Plans or Benefit Arrangements and, with respect to any of the events specified in (e), (f), (g) or (h) such occurrence could reasonably be expected to result in a Material Adverse Change;

9.1.12.	Cessation of Business.

The Borrower or any Subsidiary of the Borrower ceases to conduct its business as contemplated, except as expressly permitted under Section 8.2.5 [Liquidations, Mergers, Etc.], Section 8.2.6 [Disposition of Assets or Subsidiaries] or Section 8.2.9 [Continuation of or Change of Business] or the Borrower or any Subsidiary of the Borrower is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business and such injunction, restraint or other preventive order is not dismissed within thirty (30) days after the entry thereof;

9.1.13.	Change of Control.

                                                      (a)           Any person or group of persons (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) 25% or more of the voting capital stock of the Parent (provided that, for purposes of calculating the acquisition of beneficial ownership, any transfer of voting stock of the Parent by any Person or group of Persons to a Permitted Transferee shall be deemed not to constitute a conveyance and acquisition of such stock), or (b) within a period of twelve (12) consecutive calendar months, individuals who were directors of the Parent  on the first day of such period shall cease to constitute a majority of the board of directors of the Parent unless the individuals who were elected or appointed directors during such twelve (12) month period were elected or appointed by a majority of the individuals who were directors of the Parent on the first day of such period or by their duly appointed or elected successors; or (c) the Parent shall cease to own 100% of the issued and outstanding equity interests of the Borrower;

9.1.14.	Involuntary Proceedings.

A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of the Borrower or any Subsidiary of the Borrower in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of the Borrower or any Subsidiary of the Borrower for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding; or

9.1.15.	Voluntary Proceedings.

The Borrower or any Subsidiary of the Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.

9.2 Consequences of Event of Default.

9.2.1.	Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under Sections 9.1.1 through 9.1.13 shall occur and be continuing, the Lenders and the Agent shall be under no further obligation to make Loans or issue Letters of Credit, as the case may be, and the Agent may, and upon the request of the Required Lenders shall, by written notice to the Borrower, take one or both of the following actions: (a) terminate the Commitments and thereupon the Commitments shall be terminated and of no further force and effect, or (b) declare the unpaid principal amount of the Notes and Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (c) require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest-bearing account with the Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Agent and the Lenders, and grants to the Agent and the Lenders a security interest in, all such cash as security for such Obligations.  Upon the curing of all existing Events of Default to the satisfaction of the Required Lenders, the Agent shall return such cash collateral to the Borrower; and

9.2.2.	Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under Sections 9.1.14 [Involuntary Proceedings] or 9.1.15 [Voluntary Proceedings] shall occur, the Commitments shall automatically terminate and be of no further force and effect, the Agent and the Lenders shall be under no further obligations to make Loans or issue Letters of Credit, as the case may be, and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

9.2.3.	Set-off.

If an Event of Default shall occur and be continuing, any Lender to whom any Obligation is owed by the Borrower hereunder or under any other Loan Document or any participant of such Lender which has agreed in writing to be bound by the provisions of Section 10.13 [Equalization of Lenders] and any branch, Subsidiary or Affiliate of such Lender or participant anywhere in the world shall have the right, in addition to all other rights and remedies available to it, without notice to the Borrower, to set-off against and apply to the then unpaid balance of all the Loans and all other Obligations of the Borrower hereunder or under any other Loan Document any debt owing to, and any other funds held in any manner for the account of, the Borrower by such Lender or participant or by such branch, Subsidiary or Affiliate, including all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by the Borrower for its own account (but not including funds held in custodian or trust accounts) with such Lender or participant or such branch, Subsidiary or Affiliate.  Such right shall exist whether or not any Lender or the Agent shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of the Borrower is or are matured or unmatured and regardless of the existence or adequacy of any Guaranty or any other security, right or remedy available to any Lender or the Agent; and

9.2.4.	Suits, Actions, Proceedings.

If an Event of Default shall occur and be continuing, and whether or not the Agent shall have accelerated the maturity of Loans pursuant to any of the foregoing provisions of this Section 9.2, the Agent or any Lender, if owed any amount with respect to the Loans, may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents; and

9.2.5.	Application of Proceeds; Collateral Sharing.

9.2.5.1 Application of Proceeds.

From and after the date on which the Agent has taken any action pursuant to this Section 9.2 and until all Obligations of the Borrower have been paid in full, any and all proceeds received by the Agent from the exercise of any remedy by the Agent, shall be applied as follows:

                                                      (a)           first, to reimburse the Agent and the Lenders for out-of-pocket costs, expenses and disbursements, including reasonable attorneys' and paralegals' fees and legal expenses, incurred by the Agent or the Lenders in connection with collection of any Obligations of the Borrower under any of the Loan Documents;

                                                      (b)           second, to the repayment of all Indebtedness then unpaid of the Borrower to the Lenders incurred under this Agreement or any of the other Loan Documents, whether of principal, interest, fees, expenses or otherwise, in such manner as the Agent may determine in its discretion; and

                                                      (c)           the balance, if any, as required by Law.

9.2.5.2 Collateral Sharing.

All Liens granted under each Loan Document (the "Collateral Documents") shall secure ratably and on a pari passu basis (a) the Obligations in favor of the Agent and the Lenders hereunder, and (b) the Obligations incurred by the Borrower in favor of any Lender and Lender's Affiliates which provides a Lender Provided Interest Rate Hedge (the "IRH Provider").  The Agent under the Collateral Documents shall be deemed to serve as the collateral agent (the "Collateral Agent") for the IRH Provider and the Lenders hereunder, provided that the Collateral Agent shall comply with the instructions and directions of the Agent (or the Lenders under this Agreement to the extent that this Agreement or any other Loan Documents empowers the Lenders to direct the Agent), as to all matters relating to the collateral, including the maintenance and disposition thereof.  No IRH Provider (except in its capacity as a Lender hereunder) shall be entitled or have the power to direct or instruct the Collateral Agent on any such matters or to control or direct in any manner the maintenance or disposition of the collateral.

9.2.6.	Other Rights and Remedies.

In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents, the Agent shall have all of the rights and remedies under applicable Law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by Law.  The Agent may, and upon the request of the Required Lenders shall, exercise all post-default rights granted to the Agent and the Lenders under the Loan Documents or applicable Law.

10.           THE AGENT

10.1 Appointment.

Each Lender hereby irrevocably appoints PNC Bank to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section are solely for the benefit of the Agent, the Lenders and the Issuing Lender hereunder, and neither the Borrower nor any other party to the Loan Documents shall have rights as a third party beneficiary of any of such provisions.

10.2 Delegation of Duties.

The Agent may perform any of its duties hereunder by or through agents or employees (provided such delegation does not constitute a relinquishment of its duties as the Agent) and, subject to Sections 10.5 [Reimbursement and Indemnification of the Agent by the Borrower] and Section 10.6 [Exculpatory Provisions; Limitation of Liability], shall be entitled to engage and pay for the advice or services of any attorneys, accountants or other experts concerning all matters pertaining to its duties hereunder and to rely upon any advice so obtained.  It is acknowledged and agreed that JPMorgan Chase Bank, N.A. has received the title of syndication agent under this Agreement, that each of U.S. Bank, National Association and Toronto Dominion (New York) LLC has received the title of documentation agent under this Agreement. Such designations are solely to give each of the foregoing Lenders its respective title, and each such designated Lender:  (a) has no duties, responsibilities, functions, obligations or liabilities implied or otherwise under the Loan Documents solely as a result of being so designated as a syndication agent or documentation agent, respectively, and (b) is not entitled to any fee solely as a result of being so designated as a syndication agent or documentation agent, respectively.

10.3 Nature of Duties; Independent Credit Investigation.

The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or otherwise exist.  The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement a fiduciary or trust relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement except as expressly set forth herein.  Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  Each Lender expressly acknowledges (a) that the Agent has not made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower shall be deemed to constitute any representation or warranty by the Agent to any Lender; (b) that it has made and will continue to make, without reliance upon the Agent, its own independent investigation of the financial condition and affairs and its own appraisal of the creditworthiness of the Borrower in connection with this Agreement and the making and continuance of the Loans hereunder; and (c) except as expressly provided herein, that the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of any Loan or at any time or times thereafter.

10.4 Actions in Discretion of Agent; Instructions From the Lenders.

The Agent agrees, upon the written request of the Required Lenders, to take or refrain from taking any action of the type specified as being within the Agent's rights, powers or discretion herein, provided that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable Law.  In the absence of a request by the Required Lenders, the Agent shall have authority, in its sole discretion, to take or not to take any such action, unless this Agreement specifically requires the consent of the Required Lenders or all of the Lenders.  Any action taken or failure to act pursuant to such instructions or discretion shall be binding on the Lenders, subject to Section 10.6 [Exculpatory Provisions, Etc.].  Subject to the provisions of Section 10.6, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders, or in the absence of such instructions, in the absolute discretion of the Agent.

10.5 Reimbursement and Indemnification of Agent by the Borrower.

The Borrower agrees to pay or reimburse the Agent and hold the Agent harmless against (a) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements, including fees and expenses of counsel (excluding, so long as no Event of Default or Potential Default is occurring, the allocated costs of staff counsel), appraisers and environmental consultants, incurred by the Agent (i) in connection with the negotiation, preparation, printing, execution, administration, syndication, interpretation and performance of this Agreement and the other Loan Documents, (ii) relating to any amendments, waivers or consents pursuant to the provisions hereof, requested by the Borrower or required by applicable law, (iii) in connection with the enforcement of this Agreement or any other Loan Document or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, (iv) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, and (v) in connection with any Environmental Complaint threatened or asserted against the Agent or the Lenders in any way relating to or arising out of this Agreement or any other Loan Documents (including, without limitation, the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings or in any workout or restructuring) and (b) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of (i) this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder, and (ii) any Environmental Complaint in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder, provided that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results solely from the Agent's gross negligence or willful misconduct as determined in a final, unappealable judgment of a court of competent jurisdiction, or if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrower shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower), or if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld.  In addition, the Borrower agrees to reimburse and pay all reasonable out-of-pocket expenses of the Agent's regular employees and agents engaged periodically to perform audits of the Borrower's books, records and business properties, subject in all cases to the limitation set forth in Section 8.1.6 [Visitation Rights].

10.6 Exculpatory Provisions; Limitation of Liability.

Neither the Agent nor any of its directors, officers, employees, agents, attorneys or Affiliates shall (a) be liable to any Lender for any action taken or omitted to be taken by it or them hereunder, or in connection herewith including pursuant to any Loan Document, unless caused by its or their own gross negligence or willful misconduct as determined in a final, unappealable judgment of a court of competent jurisdiction, (b) be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or the due execution of this Agreement or any other Loan Documents or for any recital, representation, warranty, document, certificate, report or statement herein or made or furnished under or in connection with this Agreement or any other Loan Documents, or (c) be under any obligation to any of the Lenders to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Borrower, or the financial condition of the Borrower or the existence or possible existence of any Event of Default or Potential Default.  Each Lender agrees that, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder or given to the Agent for the account of or with copies for the Lenders, the Agent and each of its directors, officers, employees, agents, attorneys or Affiliates shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Agent or any of its directors, officers, employees, agents, attorneys or Affiliates.

10.7 Reimbursement and Indemnification of Agent by Lenders.

Each Lender agrees to reimburse and indemnify, defend and save the Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do so) in proportion to its Ratable Share harmless from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, including attorneys' fees and disbursements (including the allocated costs of staff counsel), and costs of appraisers and environmental consultants, of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (a) if the same results from the Agent's gross negligence or willful misconduct as determined in a final, unappealable judgment of a court of competent jurisdiction, or (b) if such Lender was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (subject to reimbursement by the Borrower pursuant to Section 11.3 [Reimbursement and Indemnification of Lenders by the Borrower; Limitation on Damages ; Taxes] and except that such Lender shall remain liable to the extent such failure to give notice does not result in a loss to the Lender), or (c) if the same results from a compromise and settlement agreement entered into without the consent of such Lender, which shall not be unreasonably withheld.  In addition, each Lender agrees promptly upon demand to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do so) in proportion to its Ratable Share for all amounts due and payable by the Borrower to the Agent in connection with the Agent's periodic audit of the Borrower's books, records and business properties.

10.8 Reliance by Agent.

Except as otherwise expressly provided herein, the Agent shall be entitled to rely upon any writing, telex or teletype message, resolution, notice, consent, certificate, letter, statement, order or other document or conversation by telephone or otherwise believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon the advice and opinions of counsel and other professional advisers selected by the Agent.  The Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

10.9 Notice of Default.

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Potential Default or Event of Default and stating that such notice is a "notice of default."

10.10 Notices.

The Agent shall promptly send to each Lender a copy of all notices received from the Borrower pursuant to the provisions of this Agreement or the other Loan Documents promptly upon receipt thereof.  The Agent shall promptly notify the Borrower and the other Lenders of each change in the Base Rate and the effective date thereof.

10.11 Lenders in Their Individual Capacities; Agents in Its Individual Capacity.

With respect to its Commitment and the Loans made by it and any other rights and powers given to it as a Lender hereunder or under any of the other Loan Documents, the Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not the Agent, and the term "Lender" and "Lenders" shall, unless the context otherwise indicates, include the Agent in its individual capacity.  PNC Bank and its Affiliates and each of the Lenders and their respective Affiliates may, without liability to account, except as prohibited herein, make loans to, issue letters of credit for the account of, acquire equity interests in, accept deposits from, discount drafts for, act as trustee under indentures of, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with, the Borrower and its Affiliates, in the case of the Agent, as though it were not acting as Agent hereunder and in the case of each Lender, as though such Lender were not a Lender hereunder, in each case without notice to or consent of the other Lenders.  The Lenders acknowledge that, pursuant to such activities, the Agent or its Affiliates may (a) receive information regarding the Borrower or any of its Subsidiaries or Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Subsidiary or Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them, and (b) accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

10.12 Holders of Notes.

The Agent may deem and treat any payee of any Note as the owner thereof for all purposes hereof unless and until written notice of the assignment or transfer thereof shall have been filed with the Agent.  Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

10.13 Equalization of the Lenders.

The Lenders and the holders of any participations in any Commitments or Loans or other rights or obligations of a Lender hereunder agree among themselves that, with respect to all amounts received by any Lender or any such holder for application on any Obligation hereunder or under any such participation, whether received by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker's lien, by counterclaim or by any other non-pro rata source, equitable adjustment will be made in the manner stated in the following sentence so that, in effect, all such excess amounts will be shared ratably among the Lenders and such holders in proportion to their interests in payments on the Loans, except as otherwise provided in Sections 4.4.3 [Agent's and Lender's Rights], 5.4.2 [Replacement of a Lender] or 5.6 [Additional Compensation in Certain Circumstances].  The Lenders or any such holder receiving any such amount shall purchase for cash from each of the other Lenders an interest in such Lender's Loans in such amount as shall result in a ratable participation by the Lenders and each such holder in the aggregate unpaid amount of the Loans, provided that if all or any portion of such excess amount is thereafter recovered from the Lender or the holder making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by law (including court order) to be paid by the Lender or the holder making such purchase.

10.14  Resignation of the Agent.

The Agent may at any time give notice of its resignation as Agent to the Lenders, the Lender issuing Letters of Credit hereunder (the "Issuing Lender"), and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed.  If no such successor shall have been so appointed and by the Required Lenders and so approved by the Borrower (as applicable) within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section.  Upon the acceptance of a successor's appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Agent's resignation hereunder and under the other Loan Documents, the provisions of this Section 10.14 and Section 11.3 [Reimbursement and Indemnification of Lenders by the Borrower; Taxes] shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates, and their and their Affiliates' respective partners, directors, officers, employees, agents and advisors (for purposes hereof, "Related Parties") in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
If PNC Bank resigns as Agent under this Section, PNC Bank shall also resign as Issuing Lender.  Upon the appointment of a successor Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of PNC Bank as the retiring Issuing Lender and the Agent and PNC Bank shall be discharged from all of its respective duties and obligations as Issuing Lender and Agent under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC Bank, if any, outstanding at the time of such succession or make other arrangement satisfactory to PNC Bank to effectively assume the obligations of PNC Bank with respect to such Letters of Credit.

10.15 The Agent's Fee.

The Borrower shall pay to the Agent a nonrefundable fee (the "Agent's Fee") for the Agent's services hereunder under the terms of a letter (the "Agent’s Letter") between the Borrower and the Agent dated August 12, 2009.

10.16 Availability of Funds.

The Agent may assume that each Lender has made or will make the proceeds of a Loan available to the Agent unless the Agent shall have been notified by such Lender on or before the later of (a) the close of Business on the Business Day preceding the Borrowing Date with respect to such Loan or (b) two (2) hours before the time on which the Agent actually funds the proceeds of such Loan to the Borrower (whether using its own funds pursuant to this Section 10.16 or using proceeds deposited with the Agent by the Lenders and whether such funding occurs before or after the time on which Lenders are required to deposit the proceeds of such Loan with the Agent).  The Agent may, in reliance upon such assumption (but shall not be required to), make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Agent by such Lender, the Agent shall be entitled to recover such amount on demand from such Lender (or, if such Lender fails to pay such amount forthwith upon such demand from the Borrower) together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on the date the Agent recovers such amount, at a rate per annum equal to (i) the Federal Funds Effective Rate during the first three (3) days after such interest shall begin to accrue and (ii) the applicable interest rate in respect of such Loan after the end of such three-day period.

10.17 Calculations.

In the absence of gross negligence or willful misconduct as determined in a final, unappealable judgment of a court of competent jurisdiction, the Agent shall not be liable for any error in computing the amount payable to any Lender whether in respect of the Loans, fees or any other amounts due to the Lenders under this Agreement.  In the event an error in computing any amount payable to any Lender is made, the Agent, the Borrower and each affected Lender shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error, and any compensation therefor will be calculated at the Federal Funds Effective Rate.

10.18 Beneficiaries.

Except for Sections 10.5 [Reimbursement and Indemnification of Agent by the Borrower] and 10.15 [The Agent's Fee] and as otherwise expressly provided herein, the provisions of this Section 10 are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have any rights to rely on or enforce any of the provisions of this Section 10.  In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower.

10.19 No Reliance on the Agent's Customer Identification Program.

Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the "CIP Regulations"), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Borrower, any Subsidiary of the Borrower, the Affiliates or the agents of the Borrower or any Subsidiary of the Borrower, the Loan Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any record keeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other Laws.

11.           MISCELLANEOUS

11.1 Modifications, Amendments or Waivers.

With the written consent of the Required Lenders, the Agent, acting on behalf of all the Lenders, and the Borrower may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Borrower hereunder or thereunder, or may grant written waivers or consents to a departure from the due performance of the Obligations of the Borrower hereunder or thereunder.  Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Borrower; provided, that, no such agreement, waiver or consent may be made which will:

11.1.1.	Increase of Revolving Credit Commitments; Extension of Expiration Date.

Without the written consent of all Lenders:

(a)           increase the amount of the Revolving Credit Commitment of any Lender hereunder, (other than any increase in the amount of the Revolving Credit Commitments in accordance with Section 2.11 [Right to Increase Commitments], which increase shall not require the consent of any Lender, other than each Lender increasing its Revolving Credit Commitment),

(b)           extend the Expiration Date,

(c)           whether or not any Revolving Credit Loans are outstanding extend the time for payment of principal or interest of any Revolving Credit Loan (excluding the due date of any mandatory prepayment of a Revolving Credit Loan or any mandatory Revolving Credit Commitment reduction in connection with such a mandatory prepayment hereunder except for mandatory reductions of the Revolving Credit Commitments on the Expiration Date), the Commitment Fee, or any other fee payable to any Lender which has a Revolving Credit Commitment, or

(d)           reduce the principal amount of or the rate of interest borne by any Revolving Credit Loan or reduce the Commitment Fee or any other fee payable to any Lender which has a Revolving Credit Commitment, or otherwise affect the terms of payment of the principal of or interest of any Revolving Credit Loan, the Commitment Fee, or any other fee payable to any Lender which has a Revolving Credit Commitment;

11.1.2.	Release of Collateral or Guarantor.

Without the written consent of all Lenders (other than Defaulting Lenders), release any guarantor from its obligations under any guaranty agreement providing for a guaranty of the Obligations or any other security for any of the Borrower's Obligations; or

11.1.3.	Miscellaneous.

Without the written consent of all Lenders (other than Defaulting Lenders), amend Sections 5.2 [Pro Rata Treatment of Lenders], 9.2.5 [Application of Proceeds; Collateral Sharing], 10.6 [Exculpatory Provisions, Etc.] or 10.13 [Equalization of Lenders] or this Section 11.1, alter any provision regarding the pro rata treatment of the Lenders, change the definition of Required Lenders, or change any requirement providing for the Lenders or the Required Lenders to authorize the taking of any action hereunder; provided, that no agreement, waiver or consent which would modify the interests, rights or obligations of the Agent in its capacity as Agent or as the Issuing Lender shall be effective without the written consent of the Agent, and no agreement, waiver or consent which would modify the interests, rights or obligations of PNC Bank with respect to its Swing Loan Commitment shall be effective without the written consent of PNC Bank; and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 11.1.1 [Increase of Revolving Credit Commitments; Extension of Expiration Date] through 11.1.3 above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a "Non-Consenting Lender"), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.4.2 [Replacement of a Lender].

11.2 No Implied Waivers; Cumulative Remedies; Writing Required.

No course of dealing and no delay or failure of the Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege.  The rights and remedies of the Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.  Any waiver, permit, consent or approval of any kind or character on the part of any Lender of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

11.3 Reimbursement and Indemnification of Lenders by the Borrower; Limitation on Damages; Taxes.

The Borrower agrees upon demand to pay or reimburse to each Lender (other than the Agent, as to which the Borrower's Obligations are set forth in Section 10.5 [Reimbursement and Indemnification of Agent by the Borrower]) and to save such Lender harmless against (a) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements (including fees and expenses of counsel (including allocated costs of staff counsel) for each Lender except with respect to (A) and (B) below), incurred by such Lender (i) in connection with the administration and interpretation of this Agreement, and other instruments and documents to be delivered hereunder, (ii) relating to any amendments, waivers or consents pursuant to the provisions hereof requested by the Borrower or required by applicable law, (iii) in connection with the enforcement of this Agreement or any other Loan Document, or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, (iv) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, and (v) in connection with any Environmental Complaint threatened or asserted against such Lender in any way relating to or arising out of this Agreement or any other Loan Documents (including, without limitation, the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings or in any workout or restructuring), or (b) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Lender, in its capacity as such, in any way relating to or arising out of (i) this Agreement or any other Loan Documents or any action taken or omitted by such Lender hereunder or thereunder, and (ii) any Environmental Complaint in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by such Lender hereunder or thereunder, provided that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (A) if the same results from such Lender's gross negligence or willful misconduct as determined in a final, unappealable judgment of a court of competent jurisdiction, or (B) if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrower shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower), or (C) if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld.  The Lenders will attempt to minimize the fees and expenses of legal counsel for the Lenders which are subject to reimbursement by the Borrower hereunder by considering the usage of one law firm to represent the Lenders and the Agent if appropriate under the circumstances. No claim may be made by the Borrower, any Lender, the Agent or any of their respective Subsidiaries against the Agent, any Lender or any of their respective directors, officers, employees, agents, attorneys or Affiliates, or any of them, for any special, indirect or consequential damages or, to the fullest extent permitted by Law, for any punitive damages in respect of any claim or cause of action (whether based on contract, tort, statutory liability, or any other ground) based on, arising out of or related to any Loan Document or the transactions contemplated hereby or any act, omission or event occurring in connection therewith, including the negotiation, documentation, administration or collection of the Loans, and the Borrower (for itself and on behalf of each of its Subsidiaries), the Agent and each Lender hereby waives, releases and agrees never to sue upon any claim for any such damages, whether such claim now exists or hereafter arises and whether or not it is now known or suspected to exist in its favor.  The Borrower agrees unconditionally to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees unconditionally to save the Agent and the Lenders harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions.

11.4 Holidays.

Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.2 [Interest Periods] with respect to Interest Periods under the Euro-Rate Option) and such extension of time shall be included in computing interest and fees, except that the Revolving Credit Loans and Swing Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day.  Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

11.5 Funding by Branch, Subsidiary or Affiliate.

11.5.1.	Notional Funding.

Each Lender shall have the right from time to time, without notice to the Borrower, to deem any branch, Subsidiary or Affiliate (which for the purposes of this Section 11.5 shall mean any corporation or association which is directly or indirectly controlled by or is under direct or indirect common control with any corporation or association which directly or indirectly controls such Lender) of such Lender to have made, maintained or funded any Loan to which the Euro-Rate Option applies at any time, provided that immediately following (on the assumption that a payment were then due from the Borrower to such other office), and as a result of such change, the Borrower would not be under any greater financial obligation pursuant to Section 5.6 [Additional Compensation in Certain Circumstances] or Section 5.8 [Taxes] than it would have been in the absence of such change.  Notional funding offices may be selected by each Lender without regard to such Lender's actual methods of making, maintaining or funding the Loans or any sources of funding actually used by or available to such Lender.

11.5.2.	Actual Funding.

Each Lender shall have the right from time to time to make or maintain any Loan by arranging for a branch, Subsidiary or Affiliate of such Lender to make or maintain such Loan subject to the last sentence of this Section 11.5.2.  If any Lender causes a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Loans to the same extent as if such Loans were made or maintained by such Lender, but in no event shall any Lender's use of such a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder cause such Lender or such branch, Subsidiary or Affiliate to incur any cost or expenses payable by the Borrower hereunder or require the Borrower to pay any other compensation to any Lender (including any expenses incurred or payable pursuant to Section 5.6 [Additional Compensation in Certain Circumstances]) or Section 5.8 [Taxes] which would otherwise not be incurred.

11.6 Notices; Lending Offices.

Any notice, request, demand, direction or other communication (for purposes of this Section 11.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a restricted access site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 11.6) in accordance with this Section 11.6.  Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Schedule 1.1(B) hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 11.6.  Any Notice shall be effective:

(a)           In the case of hand-delivery, when delivered;

(b)           If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c)           In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or overnight courier delivery of a confirmatory notice (received at or before noon on such next Business Day);

(d)           In the case of a facsimile transmission, when sent to the applicable party's facsimile machine's telephone number if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e)           In the case of electronic transmission, when actually received;

(f)           In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such web site) by another means set forth in this Section 11.6; and

(g)           If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to the Borrower shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of its receipt of such Notice.

11.7 Severability.

The provisions of this Agreement are intended to be severable.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

11.8 Governing Law.

Each Letter of Credit and Section 2.9 [Letter of Credit Subfacility] shall be subject to the International Standby Practices 1998 ("ISP 98") and any subsequent official revision thereof, and to the extent not inconsistent therewith, the internal laws of the State of New Jersey without regard to its conflict of laws principles, and the balance of this Agreement shall be deemed to be a contract under the Laws of the State of New Jersey and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of the State of New Jersey without regard to its conflict of laws principles.

11.9 Prior Understanding.

This Agreement and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior confidentiality agreements and commitments.

11.10 Duration; Survival.

All representations and warranties of the Borrower contained herein or made in connection herewith shall survive the making of Loans and issuance of Letters of Credit and shall not be waived by the execution and delivery of this Agreement, any investigation by the Agent or the Lenders, the making of Loans, issuance of Letters of Credit, or payment in full of the Loans.  All covenants and agreements of the Borrower contained in Sections 8.1 [Affirmative Covenants], 8.2 [Negative Covenants] and 8.3 [Reporting Requirements] herein shall continue in full force and effect from and after the date hereof so long as the Borrower may borrow or request Letters of Credit hereunder and until termination of the Commitments and payment in full of the Loans and expiration or termination of all Letters of Credit.  All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in Section 5 [Payments] and Sections 10.5 [Reimbursement and Indemnification of the Agent by the Borrower], 10.7 [Reimbursement and Indemnification of the Agent by Lenders] and 11.3 [Reimbursement and Indemnification of the Lenders by the Borrower], shall survive payment in full of the Loans, expiration or termination of the Letters of Credit and termination of the Commitments.

11.11 Successors and Assigns; Joinder of a Lender.

                                                      (a)           This Agreement shall be binding upon and shall inure to the benefit of the Lenders, the Agent, the Borrower and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights and Obligations hereunder or any interest herein.  Each Lender may, at its own cost, make assignments of or sell participations in all or any part of its Commitments and the Loans made by it to one or more banks or other entities, subject to the consent of the Borrower and the Agent with respect to any assignee, such consent not to be unreasonably withheld, provided that (i) no consent of the Borrower shall be required (A) if an Event of Default exists and is continuing, or (B) in the case of an assignment by a Lender to an Affiliate of such Lender or an Approved Fund of such Lender, (ii) any assignment by a Lender to a Person other than an Affiliate of such Lender may not be made in amounts less than the lesser of $5,000,000.00 or the amount of the assigning Lender's Commitment and (iii) no such assignment or participation shall be permitted to the Borrower or to any of the Borrower's Affiliates or Subsidiaries.  In the case of an assignment, upon receipt by the Agent of the Assignment and Assumption Agreement, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it had been a signatory Lender hereunder, the Commitments shall be adjusted accordingly, and upon surrender of any Revolving Credit Note or subject to such assignment, the Borrower shall execute and deliver a new Revolving Credit Note to the assignee, if such assignee requests such a Note in an amount equal to the amount of the Revolving Credit Commitment assumed by it and a new Revolving Credit Note to the assigning Lender, if the assigning Lender requests such a Note, in an amount equal to the Revolving Credit Commitment retained by it hereunder.  Any Lender which assigns any or all of its Commitment or Loans to a Person other than an Affiliate of such Lender shall pay to the Agent a service fee in the amount of $3,500.00 for each assignment.  In the case of a participation, the participant shall only have the rights specified in Section 9.2.3 [Set-off] (the participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto and not to include any voting rights, all of such Lender's obligations under this Agreement or any other Loan Document shall remain unchanged, and all amounts payable by the Borrower hereunder or thereunder shall be determined as if such Lender had not sold such participation.

                                                      (b)           Any assignee or participant which is not incorporated under the Laws of the United States of America or a state thereof shall deliver to the Borrower and the Agent the form of certificate described in Section 11.18.1 [Tax Withholding] relating to federal income tax withholding.  Each Lender may furnish any publicly available information concerning the Borrower or its Subsidiaries and any other information concerning the Borrower or its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees or participants), provided that such assignees and participants agree to be bound by the provisions of Section 11.12 [Confidentiality].

                                                      (c)           Notwithstanding any other provision in this Agreement, any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement, its Note (if any) and the other Loan Documents to any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14 without notice to or consent of the Borrower or the Agent.  No such pledge or grant of a security interest shall release the transferor Lender of its obligations hereunder or under any other Loan Document.

(d)           A bank that is to become a party to this Agreement pursuant to Section 2.11 [Right to Increase Commitments] hereof or otherwise (each an "Additional Lender") shall execute and deliver to Agent a Lender Joinder to this Agreement in substantially the form attached hereto as Exhibit 1.1(B).  Upon execution and delivery of a Lender Joinder, such Additional Lender shall be a party hereto and a Lender under each of the Loan Documents for all purposes, except that such Additional Lender shall not participate in any Loans to which the Euro-Rate Option applies that are outstanding on the effective date of such Lender Joinder.  If the Borrower should renew after the effective date of such Lender Joinder the Euro-Rate Option with respect to Loans existing on such date, the Borrower shall be deemed to repay the applicable Loans on the renewal date and then reborrow a similar amount on such date so that the Additional Lender shall participate in such Loans after such renewal date.  Schedule 1.1(B) shall be amended and restated on the date of such Lender Joinder to revise the information contained therein as appropriate to reflect the information on the attachment to such Lender Joinder.  Simultaneously with the execution and delivery of such Lender Joinder, the Borrower shall execute a Revolving Credit Note, and deliver it to such Additional Lender together with originals of such other documents described in Section 7.1 [First Loans and Letters of Credit] hereof as such Additional Lender may reasonably require.

11.12 Confidentiality.

11.12.1.	General.

The Agent and the Lenders each agree to keep confidential all information obtained from the Borrower or its Subsidiaries which is nonpublic or otherwise confidential or proprietary in nature (including any information the Borrower specifically designates as confidential), except as provided below, and to use such information only in connection with their respective capacities under this Agreement and for the purposes contemplated hereby.  The Agent and the Lenders shall be permitted to disclose such information (a) to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such Persons to maintain the confidentiality, (b) to assignees and participants as contemplated by Section 11.11 [Successors and Assignors; Joinder of a Lender], and prospective assignees and participants, provided that prior to such disclosure, such parties agree in writing to be bound by this undertaking of confidentiality set forth in this Section 11.12, (c) to the extent requested by any bank regulatory authority or, with notice to the Borrower, as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement, (d) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available and is not reasonably known to be subject to confidentiality restrictions, or (e) if the Borrower shall have consented to such disclosure.

11.12.2.	Sharing Information With Affiliates of the Lenders.

The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or affiliate of any Lender receiving such information shall be bound by the provisions of Section 11.12.1 [General] as if it were a Lender hereunder.  Such authorization shall survive the repayment of the Loans and other Obligations and the termination of the Commitments.

11.13 Counterparts.

This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

11.14 The Agent's or the Lenders' Consent.

Whenever the Agent's or any Lender's consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, the Agent and each Lender shall be authorized to give or withhold such consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral, the payment of money or any other matter.

11.15 Exceptions.

The representations, warranties and covenants contained herein shall be independent of each other, and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable Law.

11.16 WAIVER OF JURY TRIAL.

THE BORROWER, THE AGENT AND THE LENDERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY COLLATERAL, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE AGENT OR THE BANKS RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THIS AGREEMENT OR THE LOAN DOCUMENTS, TO THE FULLEST EXTENT PERMITTED BY LAW.  THE BORROWER WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  THE BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE AGENT OR THE LENDERS, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT AGENT OR THE LENDERS WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE AGENT AND THE LENDERS TO ACCEPT THIS AGREEMENT AND THE LOAN DOCUMENTS AND MAKE THE LOANS.

11.17 JURISDICTION AND VENUE.

THE BORROWER HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF COURTS IN THE COUNTY OF MIDDLESEX IN THE STATE OF NEW JERSEY AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW JERSEY, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO THE BORROWER AT THE ADDRESSES PROVIDED FOR IN SECTION 11.6 [NOTICES; LENDING OFFICES] AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF.  NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF THE AGENT TO SERVE LEGAL PROCESS BY ANY OTHER MANNER PERMITTED BY LAW.  THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON FORUM NON CONVENIENS OR ANY LACK OF JURISDICTION OR VENUE THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT.

11.18 Certifications From Lenders and Participants.

11.18.1.	Tax Withholding.

Each Lender or assignee or participant of a Lender that is not incorporated under the laws of the United States of America or a state thereof (and, upon the written request of the Agent, each other Lender or assignee or participant or a Lender) agrees that it will deliver to each of the Borrower and the Agent two (2) duly completed, appropriate, valid Withholding Certificates (as defined under §1.1441-1(c)(16) of the Income Tax Regulations (the "Regulations")) certifying its status (i.e., United States or foreign person) and, if appropriate, making a claim of reduced, or exemption from, United States withholding tax on the basis of an income tax treaty or an exemption provided by the Internal Revenue Code.  Such delivery may be made by electronic transmission as described in §1.1441-1(e)(4)(iv) of the Regulations if the Agent establishes an electronic delivery system.  The term "Withholding Certificate" means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-81MY and the related statements and certifications as required under §1.1441-1(e)(3) of the Regulations; a statement described in §1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Internal Revenue Code or Regulations that certify or establish the status of a payee or beneficial owner as a United States or foreign person.  Each Lender, assignee or participant required to deliver to the Borrower and the Agent a valid Withholding Certificate pursuant to the preceding sentence shall deliver such valid Withholding Certificate as follows:  (a) each Lender which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate at least five (5) Business Days prior to the first date on which any interest or Fees are payable by the Borrower hereunder for the account of such Lender; (b) each assignee or participant shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless the Agent in its sole discretion shall permit such assignee or participant to deliver such Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by the Agent).  Each Lender, assignee or participant which so delivers a valid Withholding Certificate further undertakes to deliver to each of the Borrower and the Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent.  Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of, or exemption from, United States withholding taxes, the Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under §1.1441-7(b) of the Regulations.  Further, the Agent is indemnified under §1.1461-1(e) of the Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under §1441 of the Internal Revenue Code.

11.18.2.	USA Patriot Act.

Each Lender or assignee or participant of a Lender that is not incorporated under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign county, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a "shell" and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (i) within 10 days after the Closing Date, and (ii) as such other times as are required under the USA Patriot Act.

[SIGNATURE PAGES FOLLOW]

PRN 376736/8

[SIGNATURE PAGE 1 OF 9 TO THE NEW JERSEY NATURAL

GAS COMPANY CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

ATTEST:	NEW JERSEY NATURAL GAS COMPANY

By:
Name:                                                             Name:
Title:                                                                Title:

[SIGNATURE PAGE 2 OF 9 TO THE NEW JERSEY NATURAL
GAS COMPANY CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION,
individually and as Agent

By: /s/Edward M. Tessalone
Name: Edward M. Tessalone
Title: Senior Vice President

[SIGNATURE PAGE 3 OF 9 TO THE NEW JERSEY NATURAL
GAS COMPANY CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., as a Lender and as Syndication Agent

By:
Name:
Title:

[SIGNATURE PAGE 4 OF 9 TO THE NEW JERSEY NATURAL
GAS COMPANY CREDIT AGREEMENT]

TORONTO DOMINION (NEW YORK) LLC, as a Lender and as a Documentation Agent

By:     /s/Debbi L. Brito
Name: Debbi L. Brito
Title: Authorized Signatory

[SIGNATURE PAGE 5 OF 9 TO THE NEW JERSEY NATURAL
GAS COMPANY CREDIT AGREEMENT]

U.S. BANK NATIONAL ASSOCIATION, as a Lender and as a Documentation Agent

By:	/s/Eric Cosgrove
Name: Eric Cosgrove
Title: Vice President

[SIGNATURE PAGE 6 OF 9 TO THE NEW JERSEY NATURAL
GAS COMPANY CREDIT AGREEMENT]

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/James T. King
Name: James T. King
Title: Senior Vice President

 [SIGNATURE PAGE 7 OF 9 TO THE NEW JERSEY NATURAL
GAS COMPANY CREDIT AGREEMENT]

SOVEREIGN BANK, as a Lender

By:     /s/Dennis De Vito
Name: Dennis De Vito
Title: Vice President

[SIGNATURE PAGE 8 OF 9 TO THE NEW JERSEY NATURAL
GAS COMPANY CREDIT AGREEMENT]

THE NORTHERN TRUST COMPANY,
as a Lender

By:        /s/Andrew Holtz
Name: Andrew Holtz
Title:

 [SIGNATURE PAGE 9 OF 9 TO THE NEW JERSEY NATURAL
GAS COMPANY CREDIT AGREEMENT]

THE BANK OF NEW YORK MELLON,
as a Lender

By:      /s/Richard K. Fronapfel
Name: Richard K. Fronapfel
Title: Vice President

SCHEDULE 1.1(A)

Pricing Grid

Level	Debt Rating Standard & Poor's and Moody's	Commitment Fee	Base Rate Spread	Euro-Rate Spread	Letter of Credit Fee
I	A or above or A2 or above	0.35%	1.00%	2.00%	2.00%
II	A- or above but less than A or A3 or above but less than A2	0.40%	1.25%	2.25%	2.25%
III	BBB+ or above but less than A- or Baa1 or above but less than A3	0.45%	1.50%	2.50%	2.50%
IV	BBB or less or Baa2 or less or unrated	0.50%	2.00%	3.00%	3.00%

For purposes of determining the Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate:

(a)           With respect to the Debt Ratings of Moody's and Standard & Poor's or such other rating agency (or agencies) that may from time to time be determining Borrower's Debt Rating pursuant to the terms of the Credit Agreement to which this Schedule is attached (each, an "Applicable Rating Agency" and, collectively, the "Applicable Rating Agencies"): (i) if one or both of such Applicable Rating Agencies shall fail to have a Debt Rating in effect, then such Applicable Rating Agency which fails to have a Debt Rating in effect shall be deemed to have established a Debt Rating at Level IV; and (ii) if the Debt Rating established by one Applicable Rating Agency and the Debt Rating established by another Applicable Rating Agency differ, the pricing Level above shall be determined based upon the higher of the Debt Ratings established by the Applicable Rating Agencies, provided, however, if one of the Debt Ratings is two or more Levels lower than the other, the applicable pricing Level shall be determined at the Level next above that of the Level of the lower of the two Debt Ratings.

(b)           Any change in the Applicable Margin, the Applicable Commitment Fee Rate, or the Applicable Letter of Credit Fee Rate shall become effective on the date of any public announcement of the change in the Debt Rating requiring such an increase or decrease.

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 1 - Commitments/Addresses of Lenders

LENDER	AMOUNT OF COMMITMENT FOR REVOLVING CREDIT LOANS	PERCENTAGE
PNC BANK, NATIONAL ASSOCIATION Address for Notices: Two Tower Center Boulevard East Brunswick, NJ 08816 Attention: Edward M. Tessalone Telephone No. (732) 448-2886 Telecopier No. (732) 220-3503 E-mail: edward.tessalone@pnc.com Address of Lending Office: PNC Firstside Center, 3rd Floor 500 First Ave. Pittsburgh, PA 15219 Attention: Rini Davis Telephone No. (412) 762-7638 Telecopier No. (412) 762-8672 E-mail: rini.davis@pnc.com	$40,000,000.00	20.000000000%
JPMORGAN CHASE BANK, N.A. Address for Notices: 10 S. Dearborn St., Floor 9 Mail code: IL1-0090 Chicago, Illinois 60603 Attention: Jennifer Fitzgerald Telephone No. (312) 732-1754 Telecopier No. (312) 732-1762 E-mail: jennifer.e.fitzgerald@jpmorgan.com Address of Lending Office: 10 S. Dearborn St., Floor 9 Mail code: IL1-0090 Chicago, Illinois 60603 Attention: Non-Agent Servicing Team Telephone No. (312) 385-7072 Telecopier No. (312) 256-2608 E-mail: cls.chicago.non.agented.servicing@chase.com	$30,000,000.00	15.000000000%
TORONTO DOMINION (NEW YORK) LLC Address for Notices: TD Securities 77 King Street, West RTT, 18th Floor Toronto, Ontario M5K 1A2 Attention: Ruth Bengo Telephone No.: (416) 590-4350 Telecopier No.: (416) 590-4335 E-mail: ruth.bengo@tdsecurities.com Address of Lending Office: 31 West 52nd Street 22nd Floor New York, New York 10019 Attention: Telephone No.: Telecopier No.: E-mail:	$30,000,000.00	15.000000000%
U.S. BANK NATIONAL ASSOCIATION Address for Notices: U.S. Bank Tower 425 Walnut Street, 8th Floor ML CN-W-8 Cincinnati, OH 45202 Attention: Eric J. Cosgrove, VP, National Corporate Banking Telephone No. (513) 632-3033 Telecopier No. (513) 632-2068 E-mail: Eric.Cosgrove@USBank.com Address of Lending Office 425 Walnut Street, 8th Floor ML CN-OH-W8 Cincinnati, OH 45202 Attention: Eric J. Cosgrove, VP, National Corporate Banking Telephone No. (513) 632-3033 Telecopier No. (513) 632-2068 E-mail: Eric.Cosgrove@USBank.com	$30,000,000.00	15.000000000%
WACHOVIA BANK, NATIONAL ASSOCIATION Address for Notices: 32 E. Front Street, 4th Floor Trenton, NJ 08608 Attention: James T. King Telephone No. (609) 826-8538 Telecopier No. E-mail: james.t.king@wachovia.com Address of Lending Office: _____________________________ _____________________________ Attention: Specialized Loans Telephone No. (866) 647-7249 Telecopier No. (704) 715-0099 E-mail: james.t.king@wachovia.com	$25,000,000.00	12.500000000%
SOVEREIGN BANK Address for Notices: 619 Alexander Road Princeton, NJ 08540 Attention: Dennis DeVito Telephone No. (609) 243-6182 Telecopier No. (609) 243-7513 E-mail: ddevito@sovereignbank.com Address of Lending Office: ____________________________ _____________________________ Attention: Deb Santiago Telephone No.: (610) 378-6693 Telecopier No.: (610) 378-6715 E-mail: participations@sovereignbank.com	$20,000,000.00	10.000000000%
THE NORTHERN TRUST COMPANY Address for Notices: 50 South LaSalle Street MB-27 Chicago, IL 60603 Attention: Andrew Holtz Telephone No. (312) 444-4243 Telecopier No. (312) 444-4906 E-mail: adh11@ntrs.com Address of Lending Office: 50 S. LaSalle Street MB-27 Chicago, IL 60603 Attention: Sharon Jackson Telephone No.: (312) 630-1609 Telecopier No.: (312) 630-1566 E-mail: smj@ntrs.com	$15,000,000.00	7.500000000%

THE BANK OF NEW YORK MELLON Address for Notices: One Wall Street, 19th Floor New York, NY 10286 Attention: Richard K. Fronapfel Telephone No. (212) 635-7615 Telecopier No. (212) 635-8595 E-mail: richard.fronapfel@bnymellon.com Address of Lending Office: 6023 Airport Rd. Oriskany, NY 13424 Attention: Melissa Morgan Telephone No.: (315) 765-4390 Telecopier No.: (315) 765-4782 E-mail: melissa.m.morgan@bnymellon.com	$10,000,000.00	5.000000000%
Total	$200,000,000.00	100.000000000%

SCHEDULE 1.1(B)
COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 2 - Addresses for Notices to Administrative Agent, Borrower:

ADMINISTRATIVE AGENT:

Name:                      PNC BANK, NATIONAL ASSOCIATION
Address:	Two Tower Center Boulevard
East Brunswick, NJ 08816
Attention:	Edward M. Tessalone
Telephone No. (732) 448-2886
Telecopier No. (732) 220-3503
E-mail:	edward.tessalone@pnc.com

With a Copy to:

Name                      PNC BANK, NATIONAL ASSOCIATION
Address:                      PNC Firstside Center, 3rd Floor
500 First Ave.
Pittsburgh, PA 15219
Attention:                      Rini Davis
Telephone:                      (412) 762-7638
Telecopy:                      (412) 762-8672
E-mail:                      rini.davis@pnc.com

BORROWER:

Name:                      NEW JERSEY NATURAL GAS COMPANY
Address:                      1415 Wyckoff Road
Wall, NJ 07719
Attention:                      William Foley, Treasurer
Telephone:                      (732) 938-1224
Telecopy:                      (732) 938-3154
E-mail:                      wfoley@njresources.com

Schedule 1.1(P): New Jersey Natural Gas Company Permitted Liens
None.

Schedule 2.9.1: New Jersey Natural Gas Company Existing Letters of Credit
None

Schedule 6.1.2: New Jersey Natural Gas Company Subsidiaries
None

Schedule 6.1.12: New Jersey Natural Gas Company Consents and Approvals
Pursuant to N.J.S.A. 48:3-9, NJNG petitioned the New Jersey Board of Public Utilities for authorization to enter into the Agreement and NJNG received such authorization on December 1, 2009.

Schedule 6.1.23: New Jersey Natural Gas Company Hedging Contract Policies
Attached.

Revised:  May 12, 2009                                           Approved By:  NJNG Risk Management Committee

I.	Objectives of the Risk Management Committee’s Guidelines and Procedures

The Board of Directors of New Jersey Resources Corporation (“NJR”) has delegated responsibility for risk management with regard to wholesale gas trading, credit risk, and overall hedging activities of New Jersey Natural Gas (“NJNG” or the “Company”) to the Audit Committee of NJR’s Board of Directors (“Audit Committee”).  The Audit Committee has established and authorized the Risk Management Committee (“RMC”) to develop, implement, and enforce risk management procedures for NJNG, consistent with NJNG’s Risk Management Policy.

The following Guidelines and Procedures have been developed in order to fulfill the responsibilities delegated to the RMC by the Audit Committee. The RMC’s Guidelines and Procedures are intended to be a working document and will be updated on an ongoing basis to reflect the changing business environment encountered by NJNG.

II.	Operating Guidelines for the Risk Management Committee

The RMC is comprised of six senior management representatives as appointed by NJR's Chairman and Chief Executive Officer.  The RMC is comprised of:

•	Glenn Lockwood - Senior Vice President & CFO of NJR (RMC Chairperson)
•	Joseph Shields - Senior Vice President, Energy Services NJNG
•	Mark Sperduto - Vice President, Regulatory Affairs of NJNG
•	Mariellen Dugan – Senior Vice President & General Counsel of NJR
•	William Foley - Treasurer of NJR
•	William Scharfenberg – Senior Counsel

Additionally, NJR's Vice President of Internal Auditing and/or audit staff are invited to attend all meetings of the RMC as a non-voting but participating member.

The RMC will meet at least twice each month.  Any member of the RMC may request that a meeting be held.  A quorum (consisting of three members of the RMC) must be present to conduct an RMC meeting.  All official actions of the RMC will require the affirmative vote of three members of the RMC.  Meeting minutes will be prepared by the Manager, Mid-Office Controls, for each meeting.  All approved RMC meeting minutes will be forwarded to the Vice President of Internal Auditing, who is responsible for forwarding the approved RMC minutes and related materials to the Audit Committee regularly.

The Manager, Mid-Office Controls will be responsible for reviewing NJNG’s risk management reports on a daily or weekly basis, depending on the report.  These reports include mark-to-market of open positions, daily broker statement, pricing data, trader limit exception report, and counterparty deal compare report.  In addition to these reports, the Manager, Mid-Office Controls is also responsible for compiling the RMC reports listed in Section VIII, B, 1 - Risk Monitoring & Reporting, of these Guidelines.

NJNG’s Energy Services operating management has the first-line delegated authority to ensure that NJNG’s business risks are properly identified, measured, controlled, and reported, using approved methodologies as specified herein.

III.	Affiliate Transactions

NJNG transacts in the natural gas commodity, transportation and storage capacity markets (physical assets), and establishes a position within those markets to provide sufficient commodity and capacity necessary to meet its customers’ demand levels.  An affiliated company, NJR Energy Services (“NJRES”), also acquires physical assets and transacts in natural gas transportation and storage capacity markets.

On a daily basis, both companies (NJNG and NJRES) buy and sell physical assets within the same market place. In light of that, controls have been developed to oversee activities to ensure that each company’s strategies, techniques and transactions comply with applicable regulations and policies. On a monthly basis, the RMC is provided with an internal control addendum that includes reports designed to monitor potential affiliate transactions.  These reports were developed in accordance with the BPU audit report (dated 11/20/07); section I-5 “Affiliate Procurement Relationships”.

The NJR “Code of Conduct” (Exhibit III) also addresses affiliate transactions.

IV.	Overview of NJNG’s Business Activities

NJNG is a wholly owned subsidiary of NJR and is engaged in providing regulated natural gas energy services to customers located in central and northern New Jersey, as well as, providing other energy-related services throughout various geographic regions in which NJNG has gas transportation and/or storage capacity rights.  The following summarizes NJNG’s core business activities.

Basic Gas Supply Service (BGSS) - NJNG provides natural gas service to a specified core customer base in New Jersey. To be able to fulfill its obligation to serve this market, NJNG maintains a portfolio of supply, transportation and storage contracts. The costs associated with holding this portfolio are currently filed for recovery in rates through the BGSS factor that must be approved by the New Jersey Board of Public Utilities (“Board” or the “BPU”). Although the Company’s price risk within this portfolio is currently mitigated by the rates established through the BGSS process, NJNG is proactive in its portfolio management approach and is conscious of hedging its gas costs to attempt to keep prices and volatility as low as possible.

Prior to April 1 of each year, the Company will determine the estimated firm purchase requirements for at least the next two annual BGSS periods.  The volume targets will be updated based upon the annual budget forecast issued in May or June each year.  Along with this, a determination is made of the average rates necessary to recover the gas costs with a minimal impact on un-recovered gas costs, when compared to the currently approved BGSS rate.

The Company will then devise a strategy to hedge (but not necessarily fix) the gas purchase requirements.  The strategy will provide that at least 75% of the current winter volumes and 25% of the following year volumes be hedged by November 1 of the current year. The Company may, at its discretion, hedge additional volumes.  The percentage hedged will consist of storage gas, all fixed price contracts (future or physical) as well as all long (purchased) call positions divided by the estimated purchase requirements including fuel.

Off System Sales and Capacity Release Program - NJNG’s Off-System Sales and Capacity Release programs include optimizing the Company’s storage and pipeline capacity contracts to recover some of the fixed costs within its BGSS portfolio.

Off System Sales involves the bundled sales (i.e. the natural gas supply and transportation capacity) to various end-users and marketers.

The Capacity Release Program involves the posting of transportation capacity or storage capacity on the various electronic bulletin boards in compliance with Federal Energy Regulatory Commission (“FERC”) provider posting requirements for the sale of capacity to various end-users and marketers when the Company is not utilizing it (i.e. seasonal demands).

Both programs have an incentive mechanism, with the reported net revenue generated shared at eighty five percent (85%) to the customers through a credit to the BGSS balance and fifteen percent (15%) to the Company.

Storage Incentive Program
The Storage Incentive provides benefits to customers through added price stability and cost reductions.  The program establishes a benchmark cost for storage injections against which actual injection costs are measured.  The program yields cost savings by promoting innovative purchasing strategies that take advantage of the optionality inherent in storage operations and marketplace opportunities. The actual costs of storage injections include commodity costs, actual transportation costs and any gains and losses associated with trading of financial hedges within the program.  The difference between the Storage Incentive benchmark and actual costs, positive or negative, are currently shared eighty percent (80%) to customers and twenty percent (20%) to NJNG.  In addition to cost savings, the program promotes long-term price stability through hedging of storage injection volumes.

Financial Risk Management (FRM) Program
The program is designed to provide price stability and includes an incentive mechanism designed to encourage the use of financial options to hedge NJNG’s gas costs.  The current sharing percentages on FRM gains are eighty five percent (85%) to customers and fifteen percent (15%) to NJNG.

V. Business Risks

NJNG is subject to a number of ongoing business risks.  These risks and the RMC’s approved strategies to mitigate these risks are identified below.

A.
Market Risk - Market risk represents the potential loss that can be caused by unfavorable changes in market variables.  These variables include adverse changes in commodity prices and market liquidity and may occur as a result of positions taken by NJNG in the market or as a result of market forces outside the control of NJNG.  Market risk is currently mitigated through the BGSS process; in other words, reasonably incurred gas costs are reflected in the company’s rates.

1.
General Trading and Exchange Position Guidelines - The RMC has established the following guidelines, procedures and trading limits to mitigate NJNG’s exposure to risks of adverse changes in commodity and capacity market prices.  At its discretion, Management may establish more restrictive limits than those outlined herein.  In addition, the RMC may, in its discretion, or at the discretion of the Audit Committee, direct Management to reduce any exposure deemed not in the best interest of NJNG.  The following guidelines apply to all commodity and capacity transactions for NJNG’s trading operations.

a.	Market Exposure - Under the Company’s Off System Sales program, NJNG will make commitments to purchase or sell commodity, or sell capacity on a fixed price basis, financial basis or physical basis.

b.
Use of Financial Instruments - The use of approved financial instruments (see Exhibit I) will be used to hedge risks in the physical commodity market.  These derivative instruments can be used to hedge BGSS or system requirement supply, as well as, for the incentive programs such as Off-System Sales, Storage Incentive and FRM.  The use of financial instruments for speculative purposes is expressly prohibited.

c.
Approved Financial Instruments - Approved financial instruments and exchanges are listed on Exhibit I.  A listing of approved brokerage houses/financial counterparties with whom NJNG had ISDA contracts is available for all traders. Approved brokerage houses/financial counterparties will be required to send confirmations of all financial trades to the Manager, Mid-Office Control or Accounting Manager, NJRES.  Also, if specifically requested, a copy of the confirmation must be sent to the Vice President, Internal Audit.

d.
Managing Liquidity Risk - Market liquidity may limit NJNG’s ability to execute transactions rapidly at a reasonable price.  The lack of market liquidity may make it difficult for NJNG to unwind or offset a particular position at or near a previous market price if there is inadequate market depth or a disruption in the market.  Because of this risk, the liquidity of certain types of instruments may make them unsuitable in achieving NJNG’s business objectives.  Therefore, the RMC is to consider this risk when approving the suitability of specific financial instruments for use by NJNG

2.
Financial Risk Management (FRM) Program Guidelines - NJNG was granted approval by the New Jersey Board of Public Utilities for the FRM program, which involves utilizing natural gas options to hedge the commodity price risk within the BGSS supply portfolio. The FRM program also includes an incentive mechanism on certain transactions, whereby margins are split eighty five percent (85%) to the customer through a credit to the BGSS balance and fifteen percent (15%) to the Company. The program is described in greater detail below.

a.
Benchmark - The pricing benchmark for the FRM Program is the Global Insight Natural Gas Monthly Forecast for the Henry Hub. This report is published by the end of every month and is used to update the FRM benchmark on a quarterly (Dec, Mar, Jun & Sep) basis.  A copy of the Global Insight Forecast report is provided to the RMC.  All executed trades within the FRM program are measured against the quarterly benchmark that is in effect at the time of the trade transaction date.

b.
Portfolio Volumes - The program has volume limitations relating to the total monthly BGSS market-based purchases.  A report of the volumes is updated annually on June 1, as part of the annual BGSS filing.   The report lists the volumes that may be hedged in relation to pricing against the approved benchmarks.

[Missing Graphic Reference]

c.	Approved Financial Instruments – Permitted FRM transactions are limited to options. Naked options, futures contracts and swaps are not permitted.

d.
Program Dollar Limitation - The cost associated with the program is capped. The current cap which may be changed with approval of the BPU is $6.4 million; the current cap was approved by the BPU in the October 3, 2008 Order approving the Stipulation in the base rate case.  The $6.4 million includes the premium costs of the options purchased for the program, NJNG’s 15 percent share, credits from option close, and broker fees/commissions.

Calculations for the above individual FRM components are as follows:
•	Option premium costs – determined based on the premium rate obtained at deal inception multiplied by the number of option contracts purchased, multiplied by 10,000 (1 contract = 10,000 dths).
•
NJNG sharing dollars at 15% – calculated as DRI Benchmark minus Strike Price minus the premium paid, multiplied by the number of option contracts purchased times 10,000 dths less fees at purchase, with 15% credited to NJNG; these sharing dollars are determined at the time the option is purchased, since both prices are known at deal inception.

•
Credit from option close – calculated as Market price (penultimate) minus DRI Benchmark; these amounts are not determined until option settlement date when the penultimate price becomes available.  Additionally, only resulting gains (and not losses) are applied as a credit to the program dollars.

•	Broker fees/commissions – flat individual rate per contract.

e.	Authorized Financial Brokerage Accounts - The RMC has approved two financial brokerage accounts (see Exhibit I).

f.
Below the Benchmark Sharing - The profit on trades executed below the program benchmark is calculated as the benchmark minus the strike price minus the premium and the transaction costs (e.g., broker commissions). Eighty five percent (85%) of the calculated profit is allocated to the customers as a credit to the BGSS balance, while fifteen percent (15%) is allocated to the Company.

g.
Above the Benchmark Sharing – RMC approval is required for entering into options above the benchmark.  Sharing on trades above the established benchmark is subject to the market price of the option minus the transaction costs. Eighty five percent (85%) of the calculated profit is allocated to the BGSS balance, while fifteen percent (15%) is allocated to the Company. If the option expires without value in the market, the premium paid for that option is shared eighty five percent (85%) of the cost to the BGSS, fifteen percent (15%) to the Company.

h.
Reporting - Internally, an update of the FRM Program activity is presented at every RMC meeting. External reports are prepared monthly for the BPU on a confidential basis subject to a protective order between NJNG, the Department of the Public Advocate, Division of Rate Counsel and the BPU.

3.
Gas Purchasing and Off-System Sales Trading Guidelines - In addition to purchasing the physical commodity and capacity necessary to meet NJNG’s retail sales commitments, NJNG’s traders purchase and sell natural gas and capacity as part of OSS and capacity release incentive programs..  The following guidelines apply to NJNG’s  gas supply operations:

Prior to making any off system sale or capacity release, the NJNG trader must analyze the availability of any excess deliverability in the portfolio.

a.
   For daily and within the month transactions: the trader reviews the daily send out estimate report that is distributed by Gas Control twice a day and compares it to the daily deliverability available in the portfolio.  If the transaction is greater than the number of days on the daily send out but still less than 1 month, the trader requests a balance of month forecast projection from the Manager, Supply Planning and compares each days’ estimate to the deliverability of the portfolio.

b.
 For transactions for the prompt month or greater, but not over a peak winter month (January or February):  the trader requests a projected gas usage by month from the Manager, Supply Planning which shows by month the current system requirement estimates based on 10-year averages and current long term weather forecast and compares that to the estimated portfolio deliverability, inclusive of projected planned storage injections and/or withdrawals.

c.
 For transactions that might include a peak winter month, then in addition to the above analysis, the trader must obtain a peak day analysis that shows potential peak day requirements and the required 5% reserve volume.

After the determination of any excess deliverability is made, the trader can transact within the following approval limits.

Trading Approvals - Traders are authorized to make capacity and commodity trades using the following volumetric limits:

Deal Term	Dths/day
Daily	50,000
II. Monthly	30,000
Seasonal	20,000

Seasonal deal term is defined as Apr-Oct (Summer) period or Nov-Mar (Winter) period. The Vice President or Senior Vice President of Energy Services, NJNG, must approve any trades that exceed a seasonal period.

Capacity Release

The following table summarizes the approvals required for capacity release transactions:

Approval	Dths/day	Term *	Demand $
Traders	50,000	</= Seasonal	< $0.2 MM
V.P. NJNG		> Seasonal	< $1.0 MM
SVP ES			< $5.0 MM
CFO/ Treasurer/ VP NJRSC/ COO			> $5.0 MM
CEO			> $ 15.0 MM
Board of Directors			> $20.0 MM
* refers to upcoming season only

Exhibit IV – Contract & Credit Policy for Wholesale Transactions provides additional information regarding the above approvals.

a.
General Trading Guidelines - Authorized NJNG traders are subject to compliance within the established monthly and daily trading strategies (i.e., monthly and daily “set-up” sheets) as approved by the Vice President or Senior Vice President, NJNG Energy Services.  Any seasonal trades executed must be in compliance with the winter seasonal trading strategy approved by the Vice President or Senior Vice President, NJNG Energy Services.

b.
Transaction Documentation - All transactions must be documented by a contract executed by both parties.  Physical transactions are commonly documented by a GISB (Gas Industries Standards Board) or NAESB (North American Energy Standards Board) base contract for sale and purchase of natural gas.  Financial transactions are commonly documented by an ISDA (International Standards and Derivatives Association) contract.  More detail concerning contracts can be found in the Credit and Contract Procedures manual (see Exhibit IV).

In addition, traders will document all hedges, with note to file, by explaining why the hedge is being established and reference the applicable program (e.g., Storage Incentive).

d.
Risk Management - Documentation for all transactions will be in the GMS (Gas Management System) or Zai*Net systems.  The financial trader will coordinate with the physical traders to determine the risk management strategy for each transaction or group of transactions with the intent that all price exposure is to be hedged with a financial instrument at the time of the physical transaction or the optional trigger price is executed.

4.	Storage Incentive Program
The Company has established a target range of 20 - 23 bcf of gas available through storage as of October 31 each year.  Of that quantity, 20 bcf will be included in the Storage Incentive Program.  The Storage Incentive Program purchase guideline is as follows:

# of Contracts	Contract Month
286	April
286	May
285	June
286	July
286	August
285	September
286	October
2,000	Totals

The 20 Bcf will be evenly distributed within the Apr-Oct month period to equal approximately 285 – 286 contracts per month.  The Storage Incentive program does not specify a starting date to begin hedging.  NJNG has the ability to increase the volume for any new incremental storage capacity that is added to the portfolio.

NJNG’s policy is to not hedge beyond the years that the Storage Incentive program is approved by the BPU.

Note:  the fuel component/hedge is done at the then-applicable rate.

B.
Credit Risk - Credit risk is the risk of loss as a result of nonperformance by NJNG’s counterparties pursuant to the terms of their contractual obligations.  The loss is the cost of replacing the contract with a new one with identical or similar terms (replacement value) or the amount of gas delivered but not paid for.

NJNG’s exchange-traded purchases and sales of natural gas financial contracts do not contribute to credit risk since each transaction is supported by the NYMEX Exchange. Any over-the-counter financial transaction would be subject to the individual counterparty credit risk.

The Senior Manager, Energy Services is responsible for the credit risk management function and will have clear independence and authority separate from the trading function. The Senior Manager’s responsibilities include first-line evaluation of new counterparties, monitoring and reporting credit exposure, reviewing the creditworthiness of counter parties, monitoring the concentrations of credit risk and reviewing and monitoring risk reduction arrangements.  All credit limit increases require approval from several RMC members, and at least the Senior Vice President, Energy Services NJNG, and the Vice President & Controller, or Treasurer of NJR.  These responsibilities are further defined in NJR’s Credit and Contract Policies and Procedures.

C.
Operational Risk - Operational risk is the exposure to loss due to human error or fraud, or from a system of internal controls that fails to adequately record, monitor and account for transactions or positions.  In addition to the daily and monthly reporting obligations described in Section VII, NJNG has implemented the following personnel and system controls to mitigate operational risks.

1.	Personnel - The following procedures have been established to safeguard against personnel risks:

a.	All personnel who are authorized to contract on behalf of NJNG must be approved by the RMC. Approved traders with authorized products to trade are listed in Exhibit II.

All trades that are conducted via telephone will be made with recording devices to ensure that conversations are captured for evidentiary purposes, in the event of deal discrepancies. Only specific transaction related information will be recorded.  Voice data containing this information will be kept consistent with FERC policy.

Trades that are performed via instant messaging, or on telephones located outside the office (including cellular phones), will be confirmed via a recorded telephone line or the instant message will be retained.

b.	Personnel involved in risk measurement, validation, and monitoring will have clear independence and autonomy from the trading function.

c.	All employees will be required to sign NJR’s Code of Conduct policy annually.

d.
All traders and Transportation & Exchange (T&E) personnel are required to sign an annual compliance statement indicating that they have read, understood, and will comply with the RMC’s Guidelines and Procedures.

e.
No person will be able to trade for themselves or others using approved financial instruments during their affiliation with NJNG.  Financial instruments that are approved for use in NJNG’s risk management operations are listed in Exhibit I.

2.	Information System Controls - To minimize operational risk, information systems controls will be established and implemented with the following design feature requirements:

a.	Information systems will be developed and implemented to adequately document, record and measure all of NJNG’s business transactions and forward commitments.

b.	Data access will be controlled and security procedures will be implemented to properly control data access and update capabilities.

c.	Contingency plans will be established with detailed procedures for backup (timely, adequate, off-site rotation to secure location, etc.) of mission-critical applications.

D.
Legal Risk - Legal risk is the risk of loss when a contract cannot be enforced or a counterparty fails to fulfill its contractual obligations.  This includes risks arising from insufficient documentation, insufficient authority of a counterparty, uncertain legality, and unenforceability due to bankruptcy or insolvency.

To minimize the risks of failure of NJNG’s counterparties to perform their contractual obligations, NJR’s legal counsel must approve all contracts as per the Contract and Credit Guidelines (see Exhibit IV).

E.
Tax Risk - Tax risk is the financial risk arising from possible misinterpretations or changes in the federal or state tax laws.  To minimize this risk, NJR’s tax department monitors federal and state tax laws affecting NJNG’s business operations.  In addition, Management is required to notify NJR’s tax department prior to conducting business in a new tax jurisdiction (i.e., country, federal, state or city).

VI.	Required Notifications

Changes in Management’s business strategies, changes in the business environment that materially impact NJNG’s risk profile and any violation of the RMC’s guidelines and procedures are required to be immediately reported to the RMC.  If a violation involves the failure of the RMC to comply with its oversight responsibilities, the violation must also be immediately reported to the Audit Committee.  Required notifications to the RMC and the Audit Committee include, but are not limited to, the following events:

A.	Required Notifications by Management to the RMC - The RMC is to be immediately notified when any of the following occur or are expected to occur:

1.	There is any incident of trader misconduct or a trader has exceeded his or her trading limit, without consent from an approving party.

2.	NJNG’s FRM Program dollar limitation exceeds the approved limit of $6,400,000.

3.	There is a material credit failure or nonperformance by counterparty or clearing broker.

4.	There is a change in any risk management methodology or a material change in any measurement process.

5.	Significant market changes have occurred or are reasonably expected to occur that would adversely affect NJNG’s risk management strategy.

6.	There is a change in Management’s fundamental strategy with respect to any of NJNG’s business activities.

7.	Trading occurs on an exchange or of a new product or instrument that is not listed in Exhibit I;

8.	A loss has occurred that would materially impact the financial position or results of NJNG or NJR.

B.	Required Notification by the RMC to the Audit Committee - The Audit Committee is to be notified by the RMC when any of the following occur.

1.	There is any incident of trader misconduct or a trader has exceeded his or her trading limit, without consent from an approving party.

2.	NJNG’s FRM Program dollar limitation exceeds the approved limit of $6,400,000.

3.	There is a material credit failure or nonperformance by counterparty or clearing broker.

4.	A loss has occurred that would materially impact the financial position or results of NJNG or NJR.

C.
Notification Procedures - Should any of the above matters arise such that notification must be made to the Audit Committee, a written statement of the matter is to be prepared by the employee making the observation.  A copy of the written statement is to be provided to:

•	Larry Downes, President & Chief Executive Officer, NJNG
•	Glenn Lockwood, Senior Vice President & CFO of NJR (RMC Chairperson)
•	Joseph Shields - Senior Vice President, Energy Services NJNG
•	Kathy Ellis – Executive Vice President & Chief Operating Officer, NJNG
•	Mariellen Dugan – Sr. Vice President & General Counsel
•	George Smith - Vice President of Internal Audit

The Chairperson of the RMC is to notify the RMC and the Audit Committee if required by the above procedures.

VII.	Disciplinary Actions for Violations of the RMC’s Risk Management Guidelines

The available disciplinary actions for violations are established by NJNG’s RMC from time-to-time and are documented herein.  Violations not specifically identified below will be handled at the discretion of the RMC on a case-by-case basis.  All disciplinary actions, whether specifically identified below or handled at the discretion of the RMC, will be applied on a consistent and non-discriminatory basis. The following disciplinary actions apply to violations of the RMC’s guidelines and procedures:

A.
Trader Limit Violations and Trader Misconduct - If a trader exceeds his or her authorized trading limits without notice, either as the direct result of a particular trade (“active” excess) or from an adverse market move due to improper hedging (“passive” excess), or if the trader otherwise violates the guidelines contained herein, the trader will be issued a written warning by the Senior Vice President, NJNG Energy Services documenting the violation.  Any trader, who subsequently violates a limit, regardless of notice, within twelve months of any previous violation, will be subject to immediate disciplinary action, up to and including dismissal from employment.  The RMC must be notified immediately of any trader limit violation consistent with the notification procedures contained herein.

Irrespective of the guidelines described above, the RMC retains the right to take any disciplinary action it deems appropriate under the circumstances, whether more or less severe than the disciplinary actions specified in this Section.

VIII.	Risk Monitoring and Reporting Responsibilities

The following guidelines have been established in order to provide the RMC and Management with timely and meaningful information to assess the risk exposure of NJNG and to ensure that NJNG’s business activities are in compliance with the RMC’s guidelines and procedures.

A.
Independent Monitoring - Management is to ensure that there is adequate segregation of duties between the functions of the front, middle, and back offices.  Personnel involved in risk measurement, validation, monitoring and reporting are to have the appropriate competencies in understanding the monitored activity and clear independence and autonomy from the trading function.

NJR Internal Audit shall perform periodic non-scheduled audits at the discretion of the Vice President of Internal Audit.  The results of these audits will be provided to the RMC and the Audit Committee after Management has had the opportunity to review the findings and respond appropriately.

B.
Management’s Responsibility to Report to the RMC - Management will provide periodic reports to the RMC. The RMC designates the Manager, Mid-Office Control with the first-line responsibility for monitoring and reporting on NJNG’s adherence to the established procedures and trading limits.

1.	Required Reporting from Management to the RMC - The following reports will be produced for each RMC meeting by assigned personnel and are to be reviewed by the Manager, Mid-Office Control.

RMC Report
NJNG BGSS
NJNG Hedging Summary
NJNG Storage Incentive Summary
NJNG Forward Market Equity
NJNG FRM Program
NJNG FRM Supplemental
NJNG/NJREC Coastal Swap
Credit Information Change Report
Available Credit Report
Credit Exposure
Ratings changes

The following additional reports addressing internal controls are included as an addendum to the first RMC meeting of each month:

Affiliate-trade reporting
Un-used capacity report (annually)
Option premiums
Trader limit report
Top 10 counterparties ($’s and Dth’s)
Top 10 trades ($’s and Dth’s)

C.
RMC’s Responsibility to Report to the Audit Committee - The Chairperson of the RMC will provide a verbal report at each meeting of the Audit Committee summarizing any of NJNG’s activities that affect its risk management profile or risk exposure.  Additionally, minutes of all RMC meetings will be provided to the Audit Committee regularly.

III.	EXHIBIT I

APPROVED FINANCIAL INSTRUMENTS, BROKERAGE HOUSES, FINANCIAL COUNTERPARTIES AND EXCHANGES

Approved Financial Instruments:
Natural gas futures contracts
Natural gas options contracts
Natural gas basis swaps
Natural gas commodity swaps

Approved Exchanges:
New York Mercantile Exchange
Intercontinental Exchange

Approved Futures Commission Merchants:
Citigroup Global Markets, Inc. (formerly Salomon Smith Barney)
Newedge Financial (formerly Calyon Financial)

Approved Counterparties:
Refer to GMS (Contract Summary)

Schedule 6.1.24: New Jersey Natural Gas Company Permitted Related Business Opportunities
None.

Schedule 8.2.1: New Jersey Natural Gas Company Existing Indebtedness
($000)	Rate	Maturity Date	Principal Amount

First Mortgage Bonds

Series AA	Var.	8/1/30	25,000
Series BB	Var.	8/1/30	16,000
Series CC	6.88%	10/1/10	20,000
Series DD	Var.	9/1/27	13,500
Series EE	Var.	1/1/28	9,545
Series FF	Var.	1/1/28	15,000
Series GG	Var.	4/1/33	18,000
Series HH	5.00%	12/1/38	12,000
Series II	4.50%	8/1/23	10,300
Series JJ	4.60%	8/1/24	10,500
Series KK	4.90%	10/1/40	15,000
Series LL	5.60%	5/15/18	125,000

Sub-total First Mortgage Bonds			289,845

Other

Capital Lease Obligation – Bldg			24,384
Capital Lease Obligation – Meters			29,634
Capital Lease Obligation – Equipment			725
Commercial Paper			23,000
Unsecured Senior Notes (Private Placement)	4.77%	3/15/14	60,000

TOTAL			$427,588

EXHIBIT 1.1(A)

FORM OF
ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption Agreement (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee").  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and Obligations of the Assignor under the respective facilities identified below (including without limitation any Letters of Credit, guarantees, and Swing Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the "Assigned Interest").  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.           Assignor:                      ______________________________

2.           Assignee:                      ______________________________

[and is an Affiliate of [identify Lender1]

3.           Borrower(s):                      New Jersey Natural Gas Company

4.           Agent:                                PNC Bank, National Association, as the administrativeagent under the Credit Agreement

5.           Credit Agreement:                                Credit Agreement dated as of December ____,                                                                           2009 among New Jersey Natural Gas Company, the Lenders partiesthereto, each syndication agent, each documentation agent and eachother titled Lender that may be identified therein, and PNC Bank,National Association, as administrative agent for the Lenders

6.           Assigned Interest:

Facility Assigned2	Aggregate Amount of Commitment for all Lenders*	Amount of Commitment Assigned*	Percentage Assigned of Commitment3
	$	$	%
	$	$	%
	$	$	%

7.           Trade Date:                      ______________]4

Effective Date:   _____________ ___, 20___ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]5

[SIGNATURE PAGE FOLLOWS]

1 Select if applicable.

2 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. "Revolving Credit Commitment", etc.)

* Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

3 Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.

4 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

5 Assignor shall pay a fee of $3,500 to the Administrative Agent in connection with the Assignment and Assumption.

[SIGNATURE PAGE - ASSIGNMENT AND ASSUMPTION]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

PNC BANK, NATIONAL ASSOCIATION,
as Agent

By_____________________________________
  Title:

Consented to:

NEW JERSEY NATURAL GAS COMPANY,
as Borrower

By_____________________________________
  Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS
FOR ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.           Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.3 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) if Assignee is not incorporated under the Laws of the United States of America or a state thereof, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments.  From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New Jersey.

EXHIBIT 1.1(B)

FORM OF
LENDER JOINDER AND ASSUMPTION AGREEMENT

Reference is made to the Credit Agreement, dated as of December ____, 2009 (as amended, supplemented, restated or modified from time to time, the "Credit Agreement"), by and among New Jersey Natural Gas Company, a New Jersey corporation ("Borrower"), the Lenders now or hereafter party thereto, each syndication agent, each documentation agent and each other titled Lender that may be identified therein, and PNC Bank, National Association, in its capacity as administrative agent for the Lenders (the "Agent").

Agreement

Unless otherwise defined herein, terms defined in the Credit Agreement (defined above) are used herein with the same meanings.

______________________________________________________________ (the "New Lender"), intending to be legally bound hereby, joins and becomes a "Lender" and an "Additional Lender" under the Credit Agreement and each of the other Loan Documents as of this ______ day of ______________, 20____ (the "Effective Date") and, pursuant to Section 11.11(d) of the Credit Agreement, the New Lender hereby agrees as follows:

1.           As of the Effective Date and to the extent of the Revolving Credit Commitment of the New Lender set forth on Schedule I hereto:  (i) the New Lender hereby agrees that it is and shall be deemed to be, and it hereby assumes the obligations of, a "Lender" and an "Additional Lender" under the Credit Agreement and each of the other Loan Documents; and the New Lender shall be entitled to the benefits, rights, privileges and remedies of a Lender and an Additional Lender under the Credit Agreement and each of the other Loan Documents.

2.           The New Lender acknowledges and agrees that the Agent, each other agent under the Credit Agreement and each Lender makes no representation or warranty and assumes no responsibility with respect to (i)  any statements, warranties or representations made in or in connection with the Credit Agreement or any of the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant thereto or (ii) the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under the Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant thereto.

3.           The New Lender (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements (if any) referred to in Sections 8.3.1 and 8.3.2 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Lender Joinder and Assumption Agreement; (ii) agrees that it will, independently and without reliance upon the Agent, any other agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Agent to take such actions on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof; (iv) agrees that it will become a party to and be bound by the Credit Agreement on the Effective Date as if it were an original Lender thereunder and will have the rights and obligations of a Lender thereunder and will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (v) specifies as its address for notices the office set forth beneath its name on the signature pages hereof.

4.           Following the execution of this Lender Joinder and Assumption Agreement, it will be delivered to the Borrower and the Agent for acceptance and for recording by the Agent.

5.           Upon such acceptance and recording, as of the Effective Date, (i) the New Lender shall be a party to the Credit Agreement and, to the extent provided in this Lender Joinder and Assumption Agreement, have the rights and obligations of a Lender thereunder and under the Loan Documents, and (ii) the Revolving Credit Commitment of the New Lender shall be as set forth in Schedule I hereto.

6.           Upon such acceptance and recording from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Revolving Credit Notes in respect and to the extent of the interest of the New Lender assumed hereby (including, without limitation, all payments of principal, interest, Facility Fees and other fees, costs and expenses with respect thereto) to the New Lender.

7.           To the extent that any Revolving Credit Loans are outstanding as of the Effective Date, the New Lender shall make Revolving Credit Loans to Borrower on the Effective Date (and to the extent that any such Loans are subject to the Euro-Rate Option, only if Borrower shall timely provide a Loan Request after the Effective Date in accordance with Sections 2.4, 4.1 and 4.2 of the Credit Agreement to renew such Loan(s) in accordance with Section 11.11(d) of the Credit Agreement) in an amount such that its share of all Revolving Credit Loans outstanding (after giving effect to the Revolving Credit Loans of the New Lender and assuming that no Lender failed to make Revolving Credit Loans) are in the same proportion as the Revolving Credit Commitment of the New Lender bears to the Revolving Credit Commitments of all the Lenders (after giving effect to the Revolving Credit Commitment of the New Lender).  The Interest Period for each such initial Revolving Credit Loan made by the New Lender shall equal the remaining Interest Period of each respective Revolving Credit Loan then outstanding (except and to the extent such no such Loan Request as aforesaid has been provided by Borrower with respect to outstanding Loans subject to the Euro-Rate Option).

8.           This Lender Joinder and Assumption Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

9.           This Lender Joinder and Assumption Agreement may be signed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument; and delivery of executed signature pages hereof by telecopy transmission from one party to another shall constitute effective and binding execution and delivery of this Lender Joinder and Assumption Agreement by such party.

[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE - LENDER JOINDER AND ASSUMPTION AGREEMENT]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the New Lender has duly executed this Lender Joinder and Assumption Agreement and delivered the same to the Agent and the Borrower as of the Effective Date.

NEW LENDER

__________________________________________

By:
Name:
Title:

Notice Address:

Telephone No.:
Telecopier No.:
Email:
Attention:

CONSENTED TO:

PNC BANK, NATIONAL ASSOCIATION, as Agent

By:
Name:
Title:

ACKNOWLEDGMENT AND AGREEMENT OF BORROWER

In consideration of the foregoing Lender Joinder and Assumption Agreement: (A) Borrower hereby agrees to execute and deliver to the New Lender a Revolving Credit Note in respect of the Revolving Credit Commitment of the New Lender, and (B) Borrower hereby (i) acknowledges and consents to the foregoing Lender Joinder and Assumption Agreement and agrees that the New Lender shall be a Lender and an Additional Lender under the Credit Agreement and the other Loan Documents and shall have the rights, privileges, remedies and obligations of a Lender and an Additional Lender under the Credit Agreement and under the other Loan Documents in respect and to the extent of the Revolving Credit Commitment of the New Lender set forth on Schedule I hereto, which information shall be reflected on an amended and restated Schedule 1.1(B) to the Credit Agreement, and (ii) makes, affirms and ratifies in favor of the New Lender the Credit Agreement and the other Loan Documents.

BORROWER

NEW JERSEY NATURAL GAS COMPANY

By: (SEAL)
Name:
Title:

SCHEDULE I
TO LENDER JOINDER AND ASSUMPTION AGREEMENT

Amount of Revolving Credit Commitment of New Lender	Amount of Revolving Credit Loans of New Lender	New Lender's Revolving Credit Ratable Share of Revolving Credit Commitments
$_________	$_________	__________%

EXHIBIT 1.1(R)

FORM OF
REVOLVING CREDIT NOTE

$_____________                                                                                                Princeton, New Jersey
______________, 2009

FOR VALUE RECEIVED, the undersigned, NEW JERSEY NATURAL GAS COMPANY, a New Jersey corporation (herein called the "Borrower"), hereby promises to pay to the order of ___________________________________ (the "Lender"), the lesser of (i) the principal sum of __________________________________ Dollars (U.S. $___________), or (ii) the aggregate unpaid principal balance of all Revolving Credit Loans made by the Lender to the Borrower pursuant to the Credit Agreement, dated as of the date hereof, among the Borrower, the Lenders now or hereafter party thereto, each syndication agent, each documentation agent and each other titled Lender that may be identified therein, and PNC Bank, National Association, as administrative agent (hereinafter referred to in such capacity as the “Agent”) (as amended, restated, modified, or supplemented from time to time, the "Credit Agreement"), payable on such dates as set forth in the Credit Agreement, with the entire outstanding balance due and payable by 11:00 a.m. (Pittsburgh time) on the Expiration Date, together with interest on the unpaid principal balance hereof from time to time outstanding from the date hereof at the rate or rates per annum specified by the Borrower pursuant to, or as otherwise provided in, the Credit Agreement.

Interest on the unpaid principal balance hereof from time to time outstanding from the date hereof will be payable on the dates and at the times provided for in the Credit Agreement.  Upon the occurrence and during the continuation of an Event of Default, the Borrower shall pay interest on the entire principal amount of the then outstanding Revolving Credit Loans evidenced by this Revolving Credit Note and all other obligations due and payable to the Lender pursuant to the Credit Agreement and the other Loan Documents at a rate per annum as set forth in Section 4.3 of the Credit Agreement.  Such interest rate will accrue before and after any judgment has been entered.

Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim, or other deduction of any nature at the office of the Agent located at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707, unless otherwise directed in writing by the holder hereof, in lawful money of the United States of America in immediately available funds.

This Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement and other Loan Documents, including the representations, warranties, covenants and conditions contained or granted therein.  The Credit Agreement among other things contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayment, in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified.  The Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Credit Agreement.

This Note shall bind the Borrower and its successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and assigns.  All references herein to the "Borrower" and the "Lender" shall be deemed to apply to the Borrower and the Lender, respectively, and their respective successors and assigns as permitted under the Credit Agreement.

This Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed by and construed and enforced in accordance with the internal laws of the State of New Jersey without giving effect to its conflicts of law principles.

All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE 1 OF 1 TO REVOLVING CREDIT NOTE]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned has executed this Note by its duly authorized officer with the intention that it constitute a sealed instrument.

NEW JERSEY NATURAL GAS COMPANY, a New Jersey corporation

By:
Name:
Title:

(Seal)

EXHIBIT 1.1(S)

FORM OF
SWING LOAN NOTE

$20,000,000.00                                                                                                Princeton, New Jersey
_________________, 2009

FOR VALUE RECEIVED, the undersigned, NEW JERSEY NATURAL GAS COMPANY, a New Jersey corporation (herein called the "Borrower"), hereby promises to pay to the order of PNC BANK, NATIONAL ASSOCIATION (the "Lender"), the lesser of (i) the principal sum of Twenty Million Dollars (U.S. $20,000,000.00), or (ii) the aggregate unpaid principal balance of all Swing Loans made by the Lender to the Borrower pursuant to the Credit Agreement, dated as of the date hereof, among the Borrower, the Lenders now or hereafter party thereto, each syndication agent, each documentation agent, each other titled Lender that may be identified therein, and PNC Bank, National Association, as administrative agent (hereinafter referred to in such capacity as the "Agent") (as amended, restated, modified, or supplemented from time to time, the "Credit Agreement"), payable on such dates as set forth in the Credit Agreement, with the entire outstanding balance due and payable by 11:00 a.m. (Pittsburgh time) on the Expiration Date, together with interest on the unpaid principal balance hereof from time to time outstanding from the date hereof at the rate or rates per annum specified by the Borrower pursuant to, or as otherwise provided in, the Credit Agreement.

Interest on the unpaid principal balance hereof from time to time outstanding from the date hereof will be payable on the dates and at the times provided for in the Credit Agreement.  Upon the occurrence and during the continuation of an Event of Default, the Borrower shall pay interest on the entire principal amount of the then outstanding Swing Loans evidenced by this Swing Loan Note and all other obligations due and payable to the Lender pursuant to the Credit Agreement and the other Loan Documents at a rate per annum as set forth in Section 4.3 of the Credit Agreement.  Such interest rate will accrue before and after any judgment has been entered.

Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim, or other deduction of any nature at the office of the Lender located at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707, unless otherwise directed in writing by the holder hereof, in lawful money of the United States of America in immediately available funds.

This Note is the Swing Loan Note referred to in, and is entitled to the benefits of, the Credit Agreement and other Loan Documents, including the representations, warranties, covenants and conditions contained or granted therein.  The Credit Agreement among other things contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayment, in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified.  The Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Credit Agreement.

This Note shall bind the Borrower and its successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and assigns.  All references herein to the "Borrower" and the "Lender" shall be deemed to apply to the Borrower and the Lender, respectively, and their respective successors and assigns as permitted under the Credit Agreement.

This Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed by and construed and enforced in accordance with the internal laws of the State of New Jersey without giving effect to its conflicts of law principles.

All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE 1 OF 1 TO SWING LOAN NOTE]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned has executed this Note by its duly authorized officer with the intention that it constitute a sealed instrument.

NEW JERSEY NATURAL GAS COMPANY, a New Jersey corporation

By:
Name:
Title:

(Seal)

EXHIBIT 2.4

FORM OF
LOAN REQUEST

TO:                      PNC Bank, National Association, as Agent
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania  15222
Telephone No.:  (412) 762-7638
Telecopier No.:  (412) 762-8672
Attention:  Rini Davis

FROM:                      New Jersey Natural Gas Company (the "Borrower")

RE:
Credit Agreement (as it may be amended, restated, modified or supplemented, the "Agreement") dated as of December ____, 2009 by and among the Borrower, the Lenders party thereto, each syndication agent, each documentation agent and each other titled Lender that may be identified therein, and PNC Bank, National Association, as administrative agent for the Lenders (the "Agent")

Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them by the Agreement.

A.	Pursuant to Section 2.4 of the Agreement, the undersigned Borrower irrevocably requests [check one line under 1(a) below and fill in blank space next to the line as appropriate]:

1(a)           _____           A new Revolving Credit Loan
OR
_____	Renewal of the Euro-Rate Option applicable to an outstanding Revolving Credit Loan originally made on ____________, ____
OR
_____	Conversion of the Base Rate Option applicable to an outstanding Revolving Credit Loan originally made on _____________, _____ to a Loan to which the Euro-Rate Option applies,
OR
_____	Conversion of the Euro-Rate Option applicable to an outstanding Revolving Credit Loan originally made on ____________, ____ to a Loan to which the Base Rate Option applies.

SUCH NEW, RENEWED OR CONVERTED LOAN SHALL BEAR INTEREST:

[Check one line under 1(b) below and fill in blank spaces in line next to line]:

1(b)(i) _____
Under the Base Rate Option.  Such Loan shall have a Borrowing Date of __________, ___ (which date shall be (i) the proposed Borrowing Date, upon receipt by the Agent by 10:00 a.m. of this Loan Request for making a new Revolving Credit Loan to which the Base Rate Option applies, or (ii) the last day of the preceding Interest Period if a Loan to which the Euro-Rate Option applies is being converted to a Loan to which the Base Rate Option applies).

OR

(ii) _____
Under the Euro-Rate Option.  Such Loan shall have a Borrowing Date of _____________ (which date shall be (i) three (3) Business Days after the Business Day of receipt by the Agent by 10:00 a.m. of this Loan Request for making a new Revolving Credit Loan to which the Euro-Rate Option applies, renewing a Loan to which the Euro-Rate Option applies, or converting a Loan to which the Base Rate Option applies to a Loan to which the Euro-Rate Option applies.

2.           Such Loan is in the principal amount of U.S. $_____________ or the principal amount to be renewed or converted is U.S. $_____________ [for Revolving Credit Loans under Section 2.4 not to be less than $3,000,000 and in increments of $1,000,000 for each Borrowing Tranche to which the Euro-Rate Option applies and not less than the lesser of $1,000,000 and in integral multiples of $100,000 or the maximum amount available for each Borrowing Tranche to which the Base Rate Option applies].

3.           [Complete blank below if the Borrower is selecting the Euro-Rate Option]:  Such Loan shall have an Interest Period of [one, two, three or six] Months. ________________.

B.
As of the date hereof and the date of making of the above-requested Loan (and after giving effect thereto), the Borrower has performed and complied with all covenants and conditions of the Agreement and the other Loan Documents; all of the representations and warranties of the Borrower in the Agreement and in the other Loan Documents are true and correct (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties were true and correct on and as of the specific dates or times referred to therein); no Event of Default or Potential Default has occurred and is continuing or shall exist; and the making of such Loan shall not contravene any Law applicable to the Borrower.

C.           The undersigned hereby irrevocably requests  [check one line under paragraph 1 below and fill in blank space next to the line as appropriate]:

1.           ______ Funds to be deposited into PNC bank account per our current standing instructions. Complete amount of deposit if not full loan advance amount: $ _________.

______ Funds to be wired per the following wire instructions:

$____________________ Amount of Wire Transfer

Bank Name:

ABA:

Account Number:

Account Name:

Reference:

______ Funds to be wired per the attached Funds Flow (multiple wire transfers)

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE 1 OF 1 TO LOAN REQUEST]

The undersigned certifies to the Agent as to the accuracy of the foregoing.

NEW JERSEY NATURAL GAS COMPANY, a New Jersey corporation

Date: ______________, 20__                                                                By: (SEAL)
Name:
Title:

EXHIBIT 2.5

FORM OF SWING LOAN REQUEST

TO:                      PNC Bank, National Association, as Agent
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania  15222
Telephone No.:  (412) 762-7638
Telecopier No.:  (412) 762-8672
Attention:  Rini Davis

FROM:                      New Jersey Natural Gas Company (the "Borrower")

RE:
Credit Agreement (as it may be amended, restated, modified or supplemented, the "Agreement") dated as of December ____, 2009 by and among the Borrower, the Lenders party thereto, each syndication agent, each documentation agent and each other titled Lender that may be identified therein, and PNC Bank, National Association, as administrative agent for the Lenders (the "Agent")

Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them by the Agreement.

Pursuant to Section 2.5 of the Agreement, the undersigned hereby makes the following Swing Loan Request:

1.           Aggregate Principal Amount of Swing Loans:  [amount shall be in integral multiples of $100,000 and not less than $250,000]U.S. $_________

2.           Proposed Borrowing Date:  [this Swing Loan Request must be received by the Swing Lender by 12:00 noon Pittsburgh time on the proposed Borrowing Date]______________

3.           As of the date hereof and the date of making of the Swing Loan requested hereby: the representations and warranties of the Borrower contained in Section 6 of the Agreement and in the other Loan Documents are and will be true (except representations and warranties that expressly relate solely to an earlier date or time, which representations and warranties were true on and as of the specific dates or times referred to therein); the Borrower has performed and complied with all covenants and conditions of the Agreement; no Event of Default or Potential Default has occurred and is continuing or shall exist; and the making of the Swing Loan requested hereby shall not contravene any Law applicable to the Borrower or any of the Lenders.

4.           The undersigned hereby irrevocably requests  [check one line under (a) below and fill in blank space next to the line as appropriate]:

(a)           ______ Funds to be deposited into PNC bank account per our current standing instructions. Complete amount of deposit if not full loan advance amount: $ _________.

______ Funds to be wired per the following wire instructions:

$____________________ Amount of Wire Transfer

Bank Name:

ABA:

Account Number:

Account Name:

Reference:

______ Funds to be wired per the attached Funds Flow (multiple wire transfers)

[SIGNATURE PAGE 1 OF 1 TO SWING LOAN REQUEST]

The undersigned hereby certifies the accuracy of the foregoing.

NEW JERSEY NATURAL GAS COMPANY, a New Jersey corporation

Date: ______________, 20___                                                                By: (SEAL)
Name:
Title:

--

EXHIBIT 5.5

FORM OF
COMMITMENT REDUCTION NOTICE

TO:                      PNC Bank, National Association, Agent
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707
Telephone No.:  (412) 762-7638
Telecopier No.:  (412) 762-8672
Attention:  Rini Davis

FROM:                      New Jersey Natural Gas Company (the "Borrower")

RE:
Credit Agreement (as amended, restated, supplemented or modified from time to time, the "Agreement"), dated as of December ____, 2009 by and among the Borrower, the Lenders party thereto, each syndication agent, each documentation agent and each other titled Lender that may be identified therein, and PNC Bank, National Association, as administrative agent for the Lenders (the "Agent")

Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them by the Agreement.

Pursuant to Section 5.5 of the Agreement, the Borrower irrevocably gives notice that:

The Revolving Credit Commitments are reduced as of ____________, 20__ (insert date at least five (5) Business Days after the Business Day on which the Agent receives the Commitment Reduction Notice) by $____________ (insert amount equal to but not less than $5,000,000 or an integral multiple thereof).  The aggregate amount of Revolving Credit Commitments outstanding after giving effect to the reduction of the Revolving Credit Commitments is $__________.  The aggregate outstanding principal amount of all Revolving Facility Usage as of ______________ (insert date of commitment reduction) shall be $__________ (not to exceed the reduced aggregate amount of the Revolving Credit Commitments).

[SIGNATURE PAGE FOLLOWS]

--

[SIGNATURE PAGE 1 OF 1 TO COMMITMENT REDUCTION NOTICE]

NEW JERSEY NATURAL GAS COMPANY, a New Jersey corporation

Date:________________                                                                By:
Name:
Title:

[December __, 2009]

PNC Bank, National Association, as Administrative Agent
One PNC Plaza
249 Fifth Avenue
Pittsburgh, PA 15222

and each of the financial institutions listed
on Schedule A hereto (the “Lenders”)

Re:           New Jersey Natural Gas Company

Ladies and Gentlemen:

We are special counsel to New Jersey Natural Gas Company, a New Jersey corporation (the “Borrower”). We have represented the Borrower in connection with its negotiation, execution and delivery of that certain Credit Agreement, dated as of the date hereof (the “Credit Agreement”), among the Borrower, the Lenders party thereto, the Syndication Agents and Documentation Agents named therein and party thereto, and PNC Bank, National Association, in its capacity as Administrative Agent under the Credit Agreement (in such capacity, the “Agent”), and in connection with the Transactions (as defined below) contemplated thereby.

This Opinion Letter is provided to the Agent and the Lenders at the request of the Borrower in satisfaction of the closing condition set forth in Section 7.1.3(a) of the Credit Agreement.  It is intended solely for the information of the Agent and the Lenders in connection with the Credit Agreement and the Transactions, and may not be relied upon by any other person (except as provided in the next sentence) or for any other purpose.  No part of this Opinion Letter may be incorporated, quoted or otherwise referred to in any other document or communication or filed with or otherwise furnished to any governmental authority or other person without our prior written consent, except that the Agent and each Lender may furnish a copy of this Opinion Letter: (a) in connection with any proceedings relating to the Loan Documents (as defined below) or the enforcement thereof; (b) to accountants and counsel for the Agent or such Lender; (c) to bank or other governmental regulatory examiners; (d) pursuant to judicial process or government order or requirement; and (e) to permitted prospective and actual assignees of, and participants in the interests of, the Agent or such Lender under the Loan Documents (who may rely upon this Opinion Letter as though it had been addressed and delivered to them as of the date of this Opinion Letter).  In all cases, reliance upon this Opinion Letter is conditioned upon acceptance of the assumptions, qualifications and other limitations that are set forth herein (the "Qualifications").

In connection with this Opinion Letter, we have examined originals or copies of the Credit Agreement and related instruments and agreements identified as “Loan Documents” on Schedule B hereto, in each case as executed and delivered in connection with the closing of the Transactions on the date hereof (the “Closing”).

We also have examined copies of: (a) the certificate of incorporation of the Borrower, as certified in the certificate of the Secretary of the Borrower delivered to the Agent in connection with the Closing (the “Secretary’s Certificate”) as being currently in effect; (b) the by-laws of the Borrower, as certified in the Secretary’s Certificate as being currently in effect, (c) the certificate respecting the good standing of the Borrower (the “Good Standing Certificate”), and (d) resolutions adopted by the board of directors of the Borrower, relating to the Loan Documents and the Transactions, and, in each case, as certified in the Secretary’s Certificate as having been duly adopted and being currently in effect (Items (a) through (d) above are referred to collectively as the “Organizational Documents”).  We also have examined originals or copies of: (x) each of the instruments and agreements identified as “Specified Other Agreements” on Schedule C hereto; (y) any Material Orders (as defined below); and (z) a certificate as to certain factual matters from Richard Reich, Esq., Senior Corporate Counsel of NJR Service Corporation, the parent of the Borrower.

In addition, we have made such other investigations of applicable New Jersey State and United States statutes and regulations, as we deemed necessary under customary practice to enable us to render this Opinion Letter.

In conducting our examination, we have assumed the genuineness of all signatures, the legal capacity of all individual signatories, the authenticity, completeness and accuracy of all documents submitted to us as originals, and the completeness, accuracy and conformity to authentic originals of all documents submitted to us as copies (whether or not certified).  Each of the governmental certificates, publicly filed or recorded items and searches of public record (if any) examined by us were obtained by an independent firm not under our control or supervision, and we have assumed that they are sufficient and would disclose no additional relevant or conflicting facts if updated through the date of this Opinion Letter.  In addition, we have assumed and without independent investigation have relied upon the factual accuracy of the representations, warranties, certifications and other information contained in the items we examined and upon the assumptions we have made in this Opinion Letter.  Except as expressly set forth in this Opinion Letter, we have not conducted or commissioned any search, review, investigation, examination or inquiry of any books, records, files, financial statements or tax returns of any person, any internal file, court file, public record or any other information source, or undertaken any other independent search, review, investigation, examination or inquiry to determine or confirm the existence or absence of any facts relevant to the opinions expressed herein.  The Loan Documents, Organizational Documents, Specified Other Agreements and Material Orders are the only items of their respective types reviewed by us in connection with or covered by us in this Opinion Letter.

Where reference is made in this Opinion Letter to matters within our knowledge, or to facts and circumstances known to us or understood by us, such reference means the actual knowledge of those attorneys within our firm who have given substantive attention to the Loan Documents.  By actual knowledge, we mean the conscious awareness of information about fact of any such lawyer without undertaking any investigation to determine the existence or absence of any facts, either within our firm or otherwise.  Please be advised that the Borrower also may be represented by other attorneys, and that we have represented them only in connection with the Transactions and certain other specific matters.

For the purposes of this Opinion Letter: (a) “Material Adverse Change” means any “Material Adverse Change” (as defined in the Credit Agreement), taking into account our understanding of the business, real and personal property, financial condition, results of operations and prospects of the Borrower taken as a whole; (b) “Material Order” means any written court or administrative order, writ, judgment or decree known to us to name the Borrower and to be in effect on the date hereof, and the violation of which or noncompliance with which by the Borrower would, in our judgment, reasonably be expected to result in a Material Adverse Change; and (c) “Transactions” means the establishment of the credit facility under the Credit Agreement in favor of the Borrower in accordance with the Credit Agreement and other Loan Documents, and the advance of the Loans contemplated thereunder, all to be effected at the Closing.

We express no opinion respecting the Credit Agreement or any other Loan Document, or any right, power, privilege, remedy or interest intended or purported to be created thereunder, insofar as: (a) any of the rights, powers, privileges, remedies and interests of a person thereunder may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization or other laws affecting any rights, powers, privileges, remedies and interests of creditors generally (including, without limitation, post-petition interest), (ii) rules or principles (of equity, public policy or otherwise) affecting the enforcement of obligations generally, whether considered at law, in equity or otherwise, including (without limitation) those pertaining to materiality, good faith, fair dealing, diligence, reasonableness, unconscionability, impossibility of performance, suretyship rights or defenses (of a co-borrower, guarantor or otherwise), waiver, laches, estoppel or judicial deference, or (iii) the exercise of the discretionary powers of any court or other authority before which may be brought any proceeding seeking equitable or other remedies, including (without limitation) specific performance, injunctive relief and indemnification; (b) the rights, powers, privileges, remedies and interests of any person under any Loan Document or applicable law may be exercised or otherwise enforced in bad faith, in a commercially unreasonable manner or for immaterial breaches; and (c) any term or provision of any Loan Document conflicts or is inconsistent with any other term or provision of that or any other Loan Document.

We express no opinion whatsoever respecting any Loan Document, or any right, power, privilege, remedy or interest intended or purported to be created thereunder, insofar as any term or provision of any Loan Document purportedly grants, or otherwise authorizes or permits, a person to exercise or otherwise enforce or pursue specific rights, powers, privileges and remedies in a manner impermissible under or otherwise inconsistent with applicable law or public policy from time to time in effect; provided, however, that without the provisions referenced above in this paragraph  (and assuming that a court would sever any such terms and provisions from such respective Loan Documents) the Agent and the Lenders nevertheless have legally adequate rights and remedies under the Loan Documents and applicable law for pursuit of a claim for principal and interest owed by the Borrower under the Loan Documents, in each case subject to clauses (a), (b) and (c) in the preceding paragraph, above, and the other Qualifications of this Opinion Letter.

We express no opinion whatsoever as to any of the following in any Loan Document: (i) any agreement to agree, any penalty, any power of attorney, any severability or future reformation, or any "savings", "time is of the essence" or similar provision; (ii) any exculpation or indemnification for bad faith, negligence, misconduct or breach of contract or applicable law or for any matter to the extent impermissible under applicable law or public policy; (iii) any waivers or limits respecting jury trial, required notices, required procedures, legal rights and remedies, or service of process; (iv) any table of contents or section or other headings where the substantive effect thereof has not been effectively waived in the applicable Loan Document; (v) matters of conspicuousness of any provision; or (vi) any provision of any Loan Document purporting to deem any notice as effective after a period of time irrespective of its actual receipt or to include the period between the giving or deemed receipt of notice and the time of its actual receipt in any calculation respecting any prior notice, cure or similar period required under any Loan Document.

We express no opinion with respect to: title to or use of any property; the applicable laws of any county, town, municipality or other local or special political subdivision; or the creation, legality, validity, binding effect, enforceability, perfection or priority of any security interest or other lien or encumbrance, or as to the absence of any security interests or other liens or encumbrances.  We also express no opinion regarding any consent to jurisdiction or venue.  Furthermore, we express no opinion as to matters pertaining to any Anti-Terrorism Laws (as defined in the Credit Agreement), as to the Federal Power Act or any other federal or state statutory, regulatory or other legal requirement related to natural gas or other energy production, transport, storage or commerce, or related to the ownership or operation of any person directly or indirectly engaged in any of the foregoing; or as to any applicable law respecting: zoning, land use, wetlands or the like; hazardous substances or the environment; health or safety; food, alcohol, drugs or other regulated items; criminal activities; criminal or civil forfeiture; national or state emergency; employment or labor; pension or benefit plans; antitrust or unfair competition; racketeering; fiduciary duties; taxes or levies; or securities, futures, commodities and the like (including, without limitation, any blue sky or similar law), including as to margin stock.  We express no opinion as to any filings or notices (whether as assumed by us or otherwise), or as to the effect of textual bolding.  We have also assumed that the Loans and Reimbursement Obligations, and related obligations, are principal obligations of the Borrower.  In addition, we express no opinion insofar as any Loan Document may purport to govern or otherwise apply to any affiliate of the Borrower.  We advise you that the Borrower does not have authority to effect any revolving credit commitment increase permitted under Section 2.11 of the Credit Agreement absent further appropriate corporate authorization therefor.  In any event, we express no opinion as to any matter assumed by us, any factual information provided to us or any other matter, in each case except as expressly set forth in this Opinion Letter.

Our express assumptions and qualifications are not in limitation of others that customarily apply (expressly or impliedly) to legal opinion letters, including that: (a) each party to a Loan Document (other than Borrower) or other document we examined: (i) is duly organized, validly existing and in good standing in its jurisdiction of organization and is qualified to do business and licensed in each other jurisdiction necessary to its performance or enforcement thereunder, (ii) has full power, authority and capacity and has been duly authorized and empowered to execute, deliver and perform its obligations under each such document, (iii) has satisfied all legal, governance and contractual requirements applicable to it to the extent necessary to make each such document enforceable by or against it, and (iv) is properly identified with its true, complete and correct legal name and organizational jurisdiction therein; (b) each Loan Document has been duly executed and delivered by each party thereto (other than the Borrower) and, other than as to the Borrower, is the legal, valid and binding obligation of each such party, enforceable as written against each such party in accordance with its terms and provisions; (c) each of the Specified Other Agreements, Material Orders and other documents we examined would be enforced as written; (d) each certificate, report or other document issued by any governmental official, office or agency concerning any person, real or personal property, or status is, and all public records (including their proper indexing and filing) are, accurate, complete, authentic and current; (e) there has not been any mutual mistake of fact, misunderstanding, duress, undue influence or fraud or other criminal activity, and any requirement of good faith, fair dealing and conscionability has been met; (f) the Loan Documents contain all of the provisions intended by the parties and the entire agreement of the parties thereto with respect to the subject matter thereof, and there are no written or oral agreements or understandings among the parties, and there is no usage of trade or course of dealing among the parties, that in any case could define, conflict with, supplement or qualify any term or provision of any Loan Document; (g) no person will in the future take any action (including a decision not to act) that: (1) is prohibited under any Loan Document, Organizational Document, Specified Other Agreement, Material Order or applicable law, or (2) may be permitted, but not required, under any Loan Document if such action would result in any violation of applicable law or constitute any violation or default under any other Loan Document, Organizational Document, Specified Other Agreement or Material Order; (h) the proceeds of the Loans at the Closing have been disbursed in accordance with the Loan Documents; (i) all conditions precedent to the effectiveness of the Loan Documents have been duly satisfied or waived; and (j) any and all fees, taxes (including, without limitation, documentary, intangible, stamp and recording taxes) and charges imposed in connection with the Loan Documents have been paid in full to the authorities or other parties entitled to payment thereof.

Our opinions are limited to the date hereof.  We do not undertake to advise you of any facts or circumstances occurring or coming to our attention subsequent to the Closing.  Whenever any opinion in this Opinion Letter refers to or includes the performance of any obligation or the issuance of any instrument or certificate after the Closing, it is based on our assumption that: (i) all relevant facts and circumstances will be the same at such future time as we believe them to be at the Closing (except as noted in the next clause); (ii) each party will have taken all future or further actions necessary or appropriate thereto; (iii) no relevant filings, approvals, permits or similar items will have expired or otherwise adversely changed; and (iv) no changes will have occurred in any of the Loan Documents, Organizational Documents, Specified Other Agreements, Material Orders, other relevant documents, applicable law, trade usage or course of dealings.

Finally, for purposes of this Opinion Letter we express no opinion as to the applicable laws of any jurisdiction other than the laws of the State of New Jersey and the federal laws of the United States.  Please note that we have based our opinions in numbered paragraph 1 below solely on our review of the Good Standing Certificate.  Also please be aware that, consistent with the opinion practices of the New Jersey bar, our opinions contained in this Opinion Letter are expressions of our professional judgment regarding the legal matters addressed and are not guarantees or warranties that a court or other authority will reach any particular result.

Based upon and subject to the foregoing, we are of the opinion that:

1.           The Borrower is validly existing and in good standing under the laws of the State of New Jersey.

2.           The Borrower: (a) has the corporate power and authority to execute and deliver the Loan Documents, and to consummate the Transactions and (b) has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party, and has duly executed and delivered each Loan Document to which it is a party.

3.           Each Loan Document constitutes the legal, valid and binding obligation of the Borrower and is enforceable against the Borrower in accordance with its terms.

4.           The execution and delivery by the Borrower of the Loan Documents, the performance (in accordance with the terms thereof) by the Borrower of its obligations thereunder, and the consummation of the Transactions: (a) do not violate any provision of the Organizational Documents; (b) do not contravene any applicable provision of any New Jersey State or United States statute, rule or regulation that we have, in the exercise of customary professional diligence, recognized as applicable to the Borrower in connection with the Transactions; (c) do not violate any Material Order; and (d) do not conflict with or result in any breach of or constitute a default under, or result in the creation of any security interest or other lien upon any of the real or personal property of the Borrower pursuant to the terms of, any Specified Other Agreement.

6.           To our knowledge, except as set forth in the SEC Filings or otherwise disclosed in the Loan Documents, there are no actions, suits or proceedings pending or threatened against the Borrower or any of its real or personal property that in our judgment reasonably would be expected to result in a Material Adverse Change.

7.           The Borrower is not an “investment company” or is a company “controlled” by an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Very truly yours,

TROUTMAN SANDERS LLP

SCHEDULE A TO OPINION LETTER

Lenders

SCHEDULE B TO OPINION LETTER

List of Loan Documents

The following instruments and agreements collectively constitute the “Loan Documents” for purposes of this Opinion Letter:

1.	Credit Agreement;

2.	Swing Loan Note, dated as of the date hereof, issued by the Borrower to the order of PNC Bank, National Association in the principal amount of $[________];

3.
Revolving Credit Notes, each dated as of the date hereof, issued by the Borrower to the order of each of the following Lenders in the respective principal amounts set forth opposite each such Bank’s name:

a.	PNC Bank, National Association-$
b.
c.
d..

SCHEDULE C TO OPINION LETTER

List of Specified Other Agreements

The following instruments and agreements collectively constitute the “Specified Other Agreements” for purposes of this Opinion Letter:

1.
Note Purchase Agreement, dated as of May 15, 2008, among the Borrower and the purchasers party thereto, relating to the Borrower’s issuance and sale of an aggregate principal amount of $125,000,000 of its 5.60% senior notes due May 15, 2008

2.
Indenture of Mortgage and Deed of Trust, dated April 1, 1952, as supplemented and amended by the thirty-one supplemental indentures identified therein, between New Jersey Natural Gas Company to BNY Midwest Trust Company, (As Successor Trustee to Harris Trust And Savings Bank), as Trustee (the “Mortgage and Deed of Trust”)

3.	Thirty-Second Supplemental Indenture dated as of May 1, 2008 between New Jersey Natural Gas Company and BNY Midwest Trust Company, as Trustee to Mortgage and Deed of Trust

[Richard Reich Letterhead]

December __, 2009

PNC Bank, National Association, as Administrative Agent
One PNC Plaza
249 Fifth Avenue
Pittsburgh, PA 15222

and each of the financial institutions listed
on Schedule A hereto (the “Lenders”)

Re:           Revolving Credit Facility i/f/o New Jersey Natural Gas Company

Ladies and Gentlemen:

I am counsel to New Jersey Natural Gas Company, a New Jersey corporation (the “Borrower”).  I have represented the Borrower in connection with its negotiation, execution and delivery of that certain Credit Agreement, dated as of the date hereof (the “Credit Agreement”), among the Borrower, the Lenders, the Syndication Agents and Documentation Agents named therein and party thereto, and PNC Bank, National Association, in its capacity as Administrative Agent under the Credit Agreement (in such capacity, the “Agent”), and in connection with the transactions contemplated thereby.

This opinion letter is provided to the Agent and the Lenders at the request of the Borrower in satisfaction of the closing condition set forth in Section 7.1.3(b) of the Credit Agreement.  It is intended solely for the information of the Agent and the Lenders in connection with the Credit Agreement and transactions contemplated thereby, and may not be relied upon by any other person (except as provided in the next sentence) or for any other purpose.  No part of this opinion letter may be incorporated, quoted or otherwise referred to in any other document or communication or filed with or otherwise furnished to any governmental authority or other person without my prior written consent, except that my prior written consent is not needed to furnish a copy of this opinion letter: (a) in connection with any proceedings relating to the Loan Documents (as defined below) or the enforcement thereof; (b) to accountants and counsel for the Agent or any Lender; (c) to bank or other governmental regulatory examiners; (d) pursuant to judicial process or government order or requirement; and (e) to permitted prospective and actual assignees of, and participants in the interests of, the Agent or such Lender under the Loan Documents (who may rely upon this Opinion Letter as though it had been addressed and delivered to them as of the date of this Opinion Letter).  In all cases, reliance upon this opinion letter is conditioned upon acceptance of the assumptions, qualifications and other limitations that are set forth herein.

For purposes of the opinions expressed herein, I have examined originals or copies of the Credit Agreement and related instruments and agreements identified as “Loan Documents” on Schedule B hereto, in each case as executed and delivered at the closing of the transactions contemplated by the Credit Agreement on the date hereof (the “Closing”).
I also have examined copies of: (a) a certificate respecting the good standing of the Borrower I recently received from the State of New Jersey; (b) the certificate of incorporation of the Borrower, as certified in the certificate of the Secretary of the Borrower delivered to the Agent in connection with the Closing (the, “Secretary’s Certificate”) as being currently in effect; (c) the by-laws of the Borrower, as certified in the Secretary’s Certificate as being currently in effect; and (d) resolutions adopted by the board of directors of the Borrower, relating to the Loan Documents and the transactions contemplated thereby, and relating to the Loan Documents and the transactions contemplated thereby, as certified in the Secretary’s Certificate as having been duly adopted and being currently in effect.  (Items (a) through (d) above are referred to collectively as the “Organizational Documents”).  In addition, I have made such other investigations of applicable New York State and United States statutes and regulations as I deemed necessary under customary practice to enable me to render this opinion letter.  As noted below, I also have reviewed the New Jersey Business Corporation Act (“NJBCA”), as posted on a website maintained by that jurisdiction at .  I am not licensed to practice law in the State of New Jersey.  I am, however, licensed to practice law as an in-house counsel in the State of New Jersey and as such, am familiar with those laws, rules and regulations of the State of New Jersey as I deemed relevant to enable me to render this opinion letter.
I express no opinion with respect to: title to or use of any property; the applicable laws of any county, town, municipality or other local or special political subdivision; or the creation, legality, validity, binding effect, enforceability, perfection or priority of any security interest or other lien or encumbrance, or as to the absence of any security interests or other liens or encumbrances.  Furthermore, I express no opinion as to matters pertaining to any Anti-Terrorism Laws (as defined in the Credit Agreement), as to the Federal Power Act or any other federal or state statutory, regulatory or other legal requirement related to natural gas or other energy production, transport, storage or commerce, or related to the ownership or operation of any person directly or indirectly engaged in any of the foregoing; or as to any applicable law respecting: zoning, land use, wetlands or the like; hazardous substances or the environment; health or safety; food, alcohol, drugs or other regulated items; criminal activities; criminal or civil forfeiture; national or state emergency; employment or labor; pension or benefit plans; antitrust or unfair competition; racketeering; fiduciary duties; taxes or levies; or securities, futures, commodities and the like (including, without limitation, any blue sky or similar law), including as to margin stock (except as noted in paragraph no. 6 below).  In any event, I express no opinion as to any matter assumed by me, any factual information provided to me or any other matter, in each case except as expressly set forth in this opinion letter.
My express assumptions and qualifications are not in limitation of others that customarily apply (expressly or impliedly) to legal opinion letters, including that each of the Loan Documents and other items I examined would be enforced as written.

In conducting my examinations, I have assumed the genuineness of all signatures (other than that of the Borrower at the Closing), the legal capacity of all individual signatories, the accuracy of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as copies (whether or not certified).  In addition, I have assumed and without independent investigation have relied upon the factual accuracy of the representations, warranties and other information contained in the items I examined (except where, based upon facts and circumstances actually known to me, such reliance would be unwarranted) and upon the assumptions I have made in this opinion letter.  Except as expressly set forth in this opinion letter, I have not conducted or commissioned any search of the books, records, files, financial statements or tax returns of any person, searched any internal file, court file, public record or other information source, reviewed any agreement or other instrument or undertaken any other independent investigation, examination or inquiry to determine or confirm the existence or absence of any facts relevant to the opinions expressed herein.
Where reference is made in this opinion letter to matters within my knowledge, or to facts and circumstances known to me or understood by me, such reference means my actual knowledge.  By actual knowledge, I mean my conscious awareness of information about either fact or law (depending upon usage) without undertaking any investigation to determine the existence or absence of any facts.
For the purposes of this opinion letter, “Material Adverse Change” means any “Material Adverse Change” (as defined in the Credit Agreement), taking into account my understanding of the business, real and personal property, financial condition, results of operations and prospects of the Borrower.

My opinions are limited to the date hereof.  I do not undertake to advise you of any facts or circumstances occurring or coming to my attention subsequent to the date hereof.
Finally, for purposes of this opinion letter I express no opinion as to the applicable laws of any jurisdiction other than the laws of the State of New York, the federal laws of the United States, and, as described in the next sentence, the laws of the State of New Jersey.  I am not admitted to practice in the State of New Jersey and do not hold myself out as expert in New Jersey law; and, accordingly, I base my opinions in paragraphs 1-2 below on my review of the NJBCA, and I base my opinions in paragraphs 4 and 5 below solely on my actual knowledge of applicable New Jersey law.
Based on the foregoing, and subject to the qualifications stated herein, I am of the opinion that:
1.           The Borrower is a corporation incorporated, validly existing and in good standing under the laws of the State of New Jersey.
2.           The Borrower has the corporate power and authority to execute and deliver the Loan Documents, and to consummate the transactions contemplated thereby.  The Borrower has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents, and has duly executed and delivered each Loan Document.
3.           The execution and delivery by the Borrower of the Loan Documents, the performance (in accordance with the terms thereof) by the Borrower of its obligations thereunder, and the consummation of the transactions contemplated thereby: (a) do not conflict with or result in any breach of or constitute a default under any agreement, judgment, injunction, order, decree or other instrument binding upon or affecting the Borrower, except insofar as any such conflict, breach or default would not reasonably be expected to result in a Material Adverse Change; and (b) do not result in the creation of any security interest or other lien upon any of the real or personal property of the Borrower pursuant to the terms of any agreement or other instrument binding upon the Borrower.  For purposes of the preceding sentence, however, I exclude any Organizational Document, as well as any instrument or agreement that is one of the “Specified Other Agreements” referred to in the legal opinion letter of even date herewith addressed to you of Troutman Sanders LLP.

4.           No material registration with, material consent of, material approval of, or other material action by, any federal or New Jersey state governmental authority or regulatory body is required by law to be obtained by the Borrower in connection with the execution and delivery of the Loan Documents, or in connection with the extension of credit by the Lenders to the Borrower under the Loan Documents, other than the approval of the New Jersey Board of Public Utilities (the “BPU”) which was issued by its order dated December 1, 2009 (a copy of which is annexed hereto), which order is final and non-appealable and remains in full force and effect as of the date hereof.
5.           To my knowledge, the Borrower: (a) is not in default with respect to any order, writ, injunction or decree of any court or any federal, state, municipal or other governmental authority (including, without limitation, the BPU); and (b) is in compliance with all federal and New Jersey state laws, rules and regulations applicable to them; in each case except where such default or noncompliance would not reasonably be expected to result in a Material Adverse Change.

6.           To my knowledge, the Borrower is not engaged in the business of purchasing or selling margin stock (within the meaning of Regulation U promulgated by the Board of Governors of the Federal Reserve System) or extending credit to others for the purposes of purchasing or carrying any such margin stock.  To my knowledge, no part of the proceeds of the Loans (as defined in the Credit Agreement) will be used by the Borrower to purchase or carry any such margin stock or for any other purpose which would violate or be inconsistent with said Regulation U.

7.           In as much as the Securities and Exchange Commission has not declared the Borrower to be a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, I am of the opinion that the Borrower is not a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Very truly yours,

Richard Reich, Senior Corporate Counsel
of NJR Service Corporation

SCHEDULE A TO OPINION LETTER

List of Lenders

The following financial institutions collectively constitute the “Lenders” for purposes of this opinion letter:

1.	PNC Bank, National Association
2.	JPMorgan Bank, N.A.
3.	Toronto Dominion (New York) LLC
4.	U.S. Bank, National Association
5.	Wachovia Bank, National Association
6.	Sovereign Bank
7.	The Northern Trust Company
8.	The Bank of New York Mellon

SCHEDULE B TO OPINION LETTER

List of Loan Documents

The following instruments and agreements collectively constitute the “Loan Documents” for purposes of this Opinion Letter:

1.	Credit Agreement
2.	Swing Loan Note, dated as of the date hereof, issued by the Borrower to the order of PNC Bank, National Association in the principal amount of $20,000,000
3.
Revolving Credit Notes, each dated as of the date hereof, issued by the Borrower to the order of each of the following Lenders in the respective principal amounts set forth opposite each such Lender’s name:

a.	PNC Bank, National Association $40,000,000
b.	JPMorgan Bank, N.A. $30,000,000
c.	Toronto Dominion (New York) LLC $30,000,000
d.	U.S. Bank, National Association $30,000,000
e.	Wachovia Bank, National Association $25,000,000
f.	Sovereign Bank $20,000,000
g.	The Northern Trust Company $15,000,000
h.	The Bank of New York Mellon $10,000,000

EXHIBIT 8.2.5

FORM OF
ACQUISITION COMPLIANCE CERTIFICATE

____________________, 20___

PNC Bank, National Association, as Agent

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania  15222-2707

and each Lender party to the Credit Agreement (defined below)

Ladies and Gentlemen:

I refer to the Credit Agreement dated as of December ____, 2009 (as amended, supplemented, restated or modified from time to time, the "Credit Agreement") among New Jersey Natural Gas Company (the "Borrower"), the Lenders party thereto, each syndication agent, each documentation agent and each other titled Lender that may be identified therein, and PNC Bank, National Association in its capacity as administrative agent for the Lenders (the "Agent").  Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings.  References herein to Sections of the Credit Agreement are qualified, in their entirety, by the applicable provision of the Section of the Credit Agreement so referred to and together with all related provisions and definitions referred to in such Section or incorporated therein.

I, ______________________, [Chief Executive Officer/President/Chief Financial Officer] of the Borrower, do hereby certify on behalf of the Borrower as of the [fiscal quarter/fiscal year ended _________________, 20__] as follows:

In connection with Section 8.2.5 of the Credit Agreement and with respect to a proposed Permitted Acquisition by the Borrower (the "Acquiring Company") of __________ [assets/stock] [by purchase/by merger and insert description of the transaction] (the "Acquisition") of ____________________________ [insert name of entity whose assets are/stock is being acquired] (the "Target").

The proposed date of the Acquisition is _________________ (the "Acquisition Date") [at least 5 Business Days after the date of this certificate].

The "Report Date" herein shall be the date of the most recent fiscal quarter ended prior to the proposed Acquisition of the Target.

The total Consideration to be paid including (i) cash paid by the Borrower, directly or indirectly, to the Target, (ii) the Indebtedness, fixed or contingent, incurred or assumed the Borrower, whether in favor of Target or otherwise, (iii) any Guaranty given or incurred by the Borrower in connection with the Acquisition and (iv) any other consideration given or obligation incurred by the Borrower in connection with the Acquisition is $__________.

The Target is engaged in ____________________ [describe business being acquired].

The Borrower is, and after giving effect to the proposed Permitted Acquisition shall be, in compliance with Sections 8.2.12 and 8.2.13 of the Credit Agreement, as more fully set forth on Appendix A attached hereto.

The Borrower, in order to consummate the proposed Permitted Acquisition, has incurred or will incur $__________ of Indebtedness permitted by Section 8.2.1(__).

Immediately prior to and after giving effect to the proposed Acquisition:  (i) the representations and warranties of Borrower contained in Section 6 of the Credit Agreement and in the other Loan Documents are true on and correct with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly related solely to an earlier date or time), (ii) the Borrower has performed and complied with all covenants and conditions of the Credit Agreement and the other Loan Documents, and (iii) no event has occurred and is continuing which constitutes an Event of Default or Potential Event of Default.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this _____ day of ____________, 20___.

By:
Name:
Title:	[Chief Executive Officer/President/Chief Financial Officer]

APPENDIX A

Credit Agreement	Consolidated for Borrower and its Subsidiaries	Target	Consolidated Pro Forma6
(1)Maximum Leverage Ratio (Section 8.2.12).  The ratio of (A) Consolidated Total Indebtedness to (B) Consolidated Total Capitalization as of the Report Date is:
         which is not more than the maximum permitted ratio of 0.65 to 1.0
	_____ to 1.00	_____ to 1.00	_____ to 1.00
(A)Consolidated Total Indebtedness, as of the Report Date, is computed as follows:
(i)borrowed moneys
(ii)other transactions similar to borrowed money transactions
(iii)note purchase or acceptance credit facilities
(iv)reimbursement obligations (contingent or otherwise)
(v)Hedging Transactions
(vi)Guarantees of Hedging Transactions and of borrowed money transactions
(vii)Hybrid Securities described in clause (i) of the definition of "Hybrid Security" in the Credit Agreement
(viii)mandatory repayment obligations with respect to Hybrid Securities described in clause (ii) of the definition of "Hybrid Security" in the Credit Agreement
(ix)sum of items (i) through (viii) equals Consolidated Total Indebtedness
	$__________ $__________ $__________ $__________ $__________ $__________ $__________ $__________ $__________	$__________ $__________ $__________ $__________ $__________ $__________ $__________ $__________ $__________	$__________ $__________ $__________ $__________ $__________ $__________ $__________ $__________ $__________
(B)Consolidated Total Capitalization, as of the Report Date, is computed as follows:
(i)Consolidated Total Indebtedness (see item (1)(A)(ix) above)
(ii)Common Shareholders' Equity
(iii)Preferred Shareholders' Equity
(iv)sum of items (i) through (iii) equals Consolidated Total Capitalization
	$__________ $__________ $__________ $__________	$__________ $__________ $__________ $__________	$__________ $__________ $__________ $__________
(2)Minimum Interest Coverage Ratio (Section 8.2.13).  The ratio of (A) Consolidated Income from Operations to (B) Consolidated Interest Expense calculated as of the end of each fiscal quarter for the four (4) fiscal quarters then ended as of the Report Date is:
which is not less than the minimum permitted ratio of 2.50 to 1.00 as of the Report Date.
	_____ to 1.00	_____ to 1.00	_____ to 1.00
(A)Consolidated Income from Operations for the applicable period is computed as follows:
(i)net income (excluding extraordinary items of gain or loss and excluding any gain or loss of any Person accounted for on the equity method except to the extent of cash distributions received during the applicable period with respect to any gain of any Person accounted for on the equity method)
	$__________	$__________	$__________
1. See note 1 on prior page.
(ii)depreciation
(iii)amortization
(iv)other similar noncash charges to net income [explain in detail nature of non cash charge]
(v)interest expense
(vi)income tax expense
(vii)sum of items (i) through (vi)
(viii)noncash credits to net income
(ix)item (vii) reduced by item (viii) equals Consolidated Income from Operations
	$__________ $__________ $__________ $__________ $__________ $__________ $__________ $__________	$__________ $__________ $__________ $__________ $__________ $__________ $__________ $__________	$__________ $__________ $__________ $__________ $__________ $__________ $__________ $__________
(B)Consolidated Interest Expense for the applicable period is:	$__________	$__________	$__________

1.           See note 1 on prior page.

EXHIBIT 8.3.3

FORM OF
COMPLIANCE CERTIFICATE

____________________, 20___

PNC Bank, National Association, as Agent

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania  15222-2707

and each Lender party to the Credit Agreement (defined below)

Ladies and Gentlemen:

I refer to the Credit Agreement dated as of December ____, 2009 (as amended, supplemented, restated or modified from time to time, the "Credit Agreement") among New Jersey Natural Gas Company (the "Borrower"), the Lenders party thereto, each syndication agent, each documentation agent and each other titled Lender that may be identified therein, and PNC Bank, National Association in its capacity as administrative agent for the Lenders (the "Agent").  Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings.  References herein to Sections of the Credit Agreement are qualified, in their entirety, by the applicable provision of the Section of the Credit Agreement so referred to and together with all related provisions and definitions referred to in such Section or incorporated therein.

I, ______________________, [Chief Executive Officer/President/Chief Financial Officer] of the Borrower, do hereby certify on behalf of the Borrower as of the [fiscal quarter/fiscal year ended _________________, 20__] (the "Report Date"), as follows:

[Missing Graphic Reference]

6 All calculations are on a pro-forma basis, based upon the financial statements of the Borrower as of the Report Date, after giving effect to the proposed Permitted Acquisition (i.e., if a financial covenant is measured for the immediately preceding four fiscal quarters as of the Report Date, the financial results of the Target as well as the Borrower and its Subsidiaries will be included in that four fiscal quarter period calculation;  provided, however, that income earned or expenses incurred by the Target prior to the date of the proposed Permitted Acquisition shall be excluded) and include in such calculations Indebtedness or other liabilities assumed or incurred in connection with such Permitted Acquisition.